SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

ICAGEN, INC.
(Name of Registrant as Specified in Its Charter) Commission File Number: 000-54748

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☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies: N/A

	(2)	Aggregate number of securities to which transaction applies: N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
the filing fee was determined by multiplying one fiftieth by one percent by $15,000,000 (the base purchase price)

	(4)	Proposed maximum aggregate value of transaction: $15 million

	(5)	Total fee paid: $3,000

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:
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Icagen, Inc.

4222 Emperor Blvd., Suite 350
Durham, North Carolina 27703

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of Icagen, Inc.:

On February 11, 2020, Icagen, Inc., a Delaware corporation (“Icagen”, the “Corporation”, “we”, “our”, or “us”) and its wholly-owned subsidiaries Icagen Corp., XRPro Sciences, Inc. and Caldera Discovery, Inc. entered into an Asset Purchase Agreement dated as of February 11, 2020 (the “APA”) with Adjacent Acquisition Co., LLC (“Buyer”), a subsidiary of Ligand Pharmaceuticals, Incorporated, a Delaware corporation (“Ligand”), for the sale to Buyer of all of the Corporation’s assets that are located in its Durham, North Carolina facility. Those assets include, but are not limited to, the Corporation’s research and development operations focused on ion channels and transporters, High Throughput Screening and lead optimization technology, assay development and x-ray fluorescence-based assays (the “Asset Sale”). These assets represent a significant portion of the assets of the Corporation. The proceeds of the sale will be primarily used to pay the Corporation’s loans owed to Perceptive Credit Holdings II, LP (the “Creditor”), which loans are currently in default but subject to forbearance until March 15, 2020, provided that no new default occurs before such date.

The affirmative vote of the holders of a majority of our voting power as well as the approval of the holders of at least seventy-five percent (75%) of the outstanding shares of our Series C Convertible Redeemable Preferred Stock , $0.001 par value per share (“Series C Preferred Stock”) is required to approve the APA. On February 19, 2020, the Corporation obtained the approval of the APA by written consent (“Written Consent”) of several stockholders that together are the record holders of shares of the Corporation’s common stock, $0.001 par value per share (“Common Stock”) and shares of the Corporation’s Series C Preferred Stock representing approximately 68.4% of the voting power of the Corporation (“Majority Shareholders”) as of February 14, 2020 and the approval of 100% of the holders of the Series C Preferred Stock. The APA was previously approved by the Corporation’s Board of Directors on February 10, 2020, who advised the stockholders that the sale of the assets set forth therein was in the best interests of the Corporation and advisable. The Asset Sale cannot be effectuated until 20 days after the mailing of this Information Statement. A copy of the APA is attached to this Information Statement as Exhibit A.

The accompanying information statement is for information purposes only. Please read it carefully. THE CORPORATION IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED TO NOT SEND A PROXY. Because the written consent of the holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking for a proxy: please do not send us one.

The Information Statement serves as notice of the foregoing action pursuant to the Written Consent in accordance with Section 228 of the Delaware General Corporation Law. The close of business on February 14, 2020 is the record date (the “Record Date”) for the determination of the holders of our Common Stock and Series C Preferred Stock entitled to vote and to receive the Information Statement. As of February 14, 2020, we had 50,000,000 shares of our Common Stock authorized and 6,393,107 shares of our Common Stock outstanding and entitled to vote and 3,442,573 shares of our Series C Preferred Stock outstanding and entitled to vote. Each share of our Common Stock entitles the holder thereof to one vote on matters submitted for approval to the holders of our Common Stock. Each share of our Series C Preferred Stock entitles the holder thereof to three votes for each share of Common Stock into which the Series C Preferred Stock is convertible on matters submitted for approval to our stockholders.

You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the approval of the Asset Sale or the APA. No meeting of our stockholders will be held or proxies requested for these matters since they have already been consented to by the Majority Stockholders, acting by written consent in lieu of a meeting, in their capacity as the holders of a majority of the issued and outstanding shares of the Corporation’s Common Stock and Series C Preferred Stock voting as a single class.

Only holders of our voting securities at the close of business on February 14, 2020 will be given a copy of the Information Statement. The date on which this Information Statement will be sent to stockholders will be on or about February [●], 2020.

By Order of the Board of Directors.

Very truly yours,

ICAGEN, INC.

By:	/s/ Timothy Tyson
	Name:	Timothy Tyson
	Title:	Non-executive Chairman of the Board
Dated: February, 2020

Icagen, Inc.

4222 Emperor Blvd., Suite 350
Durham, North Carolina 27703
Telephone: (919) 941- 5206

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN CONSENTED TO BY THE HOLDERS OF A MAJORITY OF THE SHARES OF THE CORPORATION’S VOTING STOCK.

THE CORPORATION IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE CORPORATION A PROXY.

GENERAL

This Information Statement is being furnished by Icagen, Inc. (the “Corporation” “, “we”, “our”, or “us”) to its stockholders of record as of February 14, 2020 (the “Record Date”) regarding the approval by the stockholders holding a majority of the voting power of our voting stock as well as the approval of the holders of at least seventy five percent of our Series C Preferred Stock (the “Requisite Holders”) of the sale of all of the assets (the “Assets”) located in our Durham, North Carolina facility (the “North Carolina Facility”) pursuant to the Asset Purchase Agreement, dated as of February 11, 2020 (“APA”), that is described in more detail in this Information Statement. Certain capitalized terms have been defined in the Notice of Stockholder Action by Written Consent attached hereto and incorporated herein by reference and other capitalized are defined below.

This Information Statement is being sent to you for your information to comply with the requirements of Regulation 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and is in lieu of a special meeting of the stockholders of the Corporation. Pursuant to the unanimous vote of the directors at a meeting of the board of directors of the Corporation (the “Board”) on February 10, 2020, the Board approved the Asset Sale and the entering into and consummation of the APA. The stockholders of the Corporation who beneficially own as of February 14, 2020, in the aggregate, shares of Series C Preferred Stock and Common Stock of the Corporation, representing approximately 68.4% of the voting power of the Corporation as well as the holders of all of our Series C Preferred Stock as of the date of this Information Statement gave their written consent to the Asset Sale described in this Information Statement. If the Asset Sale was not adopted by written consent of the Majority Stockholders as well as the Requisite Holders, it would have been required to be considered by the Corporation’s stockholders at a special stockholders’ meeting convened for the specific purpose of approving the Asset Sale.

The elimination of the need for a special or annual meeting of the stockholders to ratify or approve the Asset Sale is authorized by Section 228 of the Delaware General Corporation Law (“DGCL”) and Section 1.10 of the Corporation’s Amended and Restated Bylaws which provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent that sets forth the action so taken is signed by stockholders holding at least the minimum number of votes that would be required to take such action at a meeting of stockholders at which all shares entitled to vote were present and voted. Such consent shall have the same force and effect as a majority vote of the stockholders at a meeting of the stockholders. To eliminate the costs and management time involved in holding a special meeting and in order to effect the Asset Sale as early as possible in order to accomplish the purposes of the Corporation as hereafter described, the Corporation’s Board of Directors met and voted to approve, and the Majority Shareholders approved by written consent, the Asset Sale.

The Corporation is distributing this Information Statement to its stockholders to satisfy any notice requirements it may have under the DGCL and the Exchange Act. The Corporation is required to give prompt written notice of the taking of an action by written consent and is doing so by distributing this Information Statement. No additional action will be undertaken by the Corporation with respect to the receipt of the written consents.

No dissenters’ rights of appraisal under the DGCL or under the Corporation’s Second Amended and Restated Certificate of Incorporation are afforded to the Corporation’s stockholders as a result of the approval of the Asset Sale and the Corporation will not independently provide the Corporation’s stockholders with dissenters’ rights.

This Information Statement is dated as of and is first being sent to our stockholders of record on or about February 21, 2020.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

Why am I receiving this Information Statement?

This Information Statement describes the transactions relating to the sale of substantially all of the assets (the “Asset Sale”) related to our North Carolina Facility to Adjacent Acquisition Co., LLC., a subsidiary of Ligand Pharmaceuticals, Inc. (Nasdaq: LGND) who will assume substantially all of the liabilities of that facility and the operations conducted at the North Carolina Facility, and the approval of the APA by the holders of a majority of the voting power of our outstanding shares of Common Stock and Series C Preferred Stock, as well as the holders of all of our outstanding Series C Preferred Stock. The Corporation’s Board of Directors is providing this Information Statement to you pursuant to Section 14(c) of Exchange Act solely to inform you of, and provide you with, information about the Asset Sale before it is consummated.

Who is entitled to receive this Information Statement?

Holders of record as of the close of business on February 14, 2020 are entitled to receive this Information Statement, which describes the actions that have been approved by: (i) the unanimous vote of our Board of Directors, recommending that the APA and Asset Sale be approved by our stockholders as being in the best interests of the Corporation and our stockholders, and (ii) the written consent of holders of a majority of the voting power of our outstanding shares of Common Stock and Series C Preferred Stock, as well as the holders of all of our outstanding Series C Preferred Stock.

Am I being asked to vote on the APA?

No. We are not asking you to vote for approval of the Asset Sale or to provide your written consent to the APA, because your vote or written consent is not required for approval. The APA has already been approved by the written consent of holders representing a majority of the voting power of the Corporation’s outstanding voting securities as well as the holders of all of our outstanding Series C Preferred Stock.

Will there be a special meeting of stockholders to consider and approve the APA and Asset Sale?

No. We will not hold a special meeting of stockholders to consider and approve the APA or Asset Sale.

Does the Corporation expect to distribute any of the proceeds from the APA to Stockholders?

The Corporation will use approximately $8.3 million of the proceeds from the base consideration of the Asset Sale to repay the indebtedness of the Corporation to the Creditor, and the remaining proceeds will be used to pay the related transaction costs, payables in arrears as well as for working capital purposes. The total debt owed to the Creditor by the Corporation and its subsidiary Icagen-T, Inc. at the date hereof is approximately $19.8 million, and after paying off such debt and the transaction costs, Icagen-T, Inc. will still owe the Creditor approximately $11.5 million that is secured by a lien on all of the assets of Icagen-T, Inc., the Corporation and its other subsidiaries, and is guaranteed by the Corporation and its other subsidiaries. It is anticipated that the proceeds from the sale of Icagen-T, Inc.’s facility in Tucson, Arizona (the “Tucson Facility”) will be sufficient to satisfy the debt that Icagen-T, Inc. will owe the Creditor after the Asset Sale as well as to satisfy the Corporation’s subordinated debt in the amount of approximately $0.94 million, and a portion the Series C Preferred Stock liquidation preference estimated to be $19.4 million. However, it is possible that payments that may be received with respect to any earn out consideration received by the Corporation following the Asset Sale, if any, could be available for distribution to the Corporation’s Common Stockholders. There can be no assurance that the Corporation will receive any value from the earn out and, therefore, it is possible that our Common Stockholders will not receive any distribution, making the Common Stock worthless.

How was the consideration for the APA determined?

The consideration for the Asset Sale was determined by arm’s length negotiations between the Corporation and Ligand. Following extensive negotiations between the parties, Buyer agreed to pay $15 million in cash as a base purchase price, subject to closing adjustments, plus to assume certain of our liabilities as of the closing date of the APA. In addition, Buyer agreed to pay future earn out consideration to the Corporation of up to $25 million if the Buyer or its affiliates receive revenue from certain licenses, collaborations, partnerships, and similar transactions after the closing (which activity will be under the sole control of the). Ligand guaranteed the obligations of Buyer, a newly formed entity.

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Is the closing of Asset Sale subject to the satisfaction of any conditions?

Yes. Before the Asset Sale may be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this Information Statement in the section entitled “The Asset Purchase Agreement—Conditions to Closing.” If these conditions are not satisfied or waived, then the Asset Sale will not be consummated even though it has been approved by the Board and by written consent of a majority of the holders of our voting securities.

When do you expect the Asset Sale to be consummated?

We intend to close the Asset Sale on the third business day following the satisfaction or waiver of the closing conditions or such other date as the parties may mutually determine, but not earlier than 20 days after the date this Information Statement and notice are first mailed to the holders of our Series C Preferred Stock and Common Stock.

Will the Corporation continue operations after the Asset Sale?

Yes. After closing the Asset Sale, the Corporation, through its wholly-owned subsidiary Icagen-T, Inc., will continue to own and operate its Tucson Facility. However, it is a condition to Icagen-T, Inc.’s credit agreement with the Creditor that it have hired a real estate broker and have obtained the consent of Sanofi US, Inc.(“Sanofi”) to sell the Tucson Facility by July 16, 2020 and to have sold the Tucson Facility by August 15, 2020.

What should I do now?

No action by you is required.

Who can help answer my questions?

If you would like additional copies of this Information Statement, without charge, or if you have questions about the Asset Sale or APA, then you should contact us as follows:

Icagen, Inc.

4222 Emperor Blvd., Suite 350
Durham, North Carolina 27703

Telephone: (919) 941- 5206

Mark Korb, Corporate Secretary

OUR BOARD OF DIRECTORS AND THE STOCKHOLDERS HOLDING A MAJORITY OF THE CORPORATION’S VOTING POWER AND THE HOLDERS OF ALL OF OUR OUTSTANDING SERIES C PREFERRED STOCK HAVE APPROVED THE ASSET SALE.

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INTRODUCTION

Summary Information. The following is a summary highlighting important information regarding the subject transaction, but does not contain all the information that is important to you. To understand fully the terms of the Asset Sale and the APA, we encourage you to carefully read this Information Statement, its Exhibits and the documents referred to or incorporated by reference in this Information Statement in their entirety. For a more complete description of the terms of the APA and the details of the transaction with Ligand, please see “The Terms of Asset Purchase Agreement” in this Information Statement and the APA itself, a copy of which is included as Exhibit A to this Information Statement. You may obtain the information incorporated by reference in this Information Statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information.” Note also that the terms of any agreement or document described herein are qualified in their entirety by reference to the agreement or document itself and such description does not purport to represent the entire terms and conditions of such agreements and documents. You are urged to read such agreements and documents carefully in order to obtain a full understanding of such matters.

Reasons We Used Stockholder Consent As Opposed To Solicitation Of Stockholder Approval Via Proxy Statement And Special Meeting. Pursuant to Section 271 of the DGCL, approval of the sale of all or substantially all of the assets of the Corporation requires the vote of a majority of its outstanding Common Stock. Stockholder approval could have been obtained by us in one of two ways: (i) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such purpose, or (ii) by a written consent of the holders of a majority of our voting securities. Our Board of Directors, as well as the Majority Stockholders and Requisite Holders have approved the APA and the Asset Sale through written consents executed on February 19, 2020. Although a vote of our stockholders may not be required in connection with the sale of assets by a subsidiary, the sale of the such assets could be viewed as a sale of a substantial portion of our assets. On February 19, 2020, the Majority Stockholders and Requisite Holders delivered their written consent approving the Asset Sale. Thus, required stockholder approval for the Asset Sale was obtained.

Given that we have already secured the affirmative consent of the holders of a majority of our voting securities to the APA and Asset Sale, we determined that it would be a more efficient use of limited corporate resources to forego the dissemination of a proxy statement and subsequent vote in favor of the actions at a stockholders’ meeting called for such a purpose, and rather proceed through the written consent of the holders of a majority of our voting securities, as well as the holders of all of our outstanding Series C Preferred Stock. Spending the additional corporate time, money and other resources required by the proxy and meeting approach would have been potentially wasteful and, consequently, detrimental to completing the consummation of the Asset Sale in a manner that is timely and efficient for the Corporation and our stockholders.

TERMS OF THE ASSET PURCHASE AGREEMENT

The Asset Sale. On February 11, 2020, Icagen, Inc. a Delaware corporation, and its wholly-owned subsidiaries Icagen Corp., XRPro Sciences, Inc., and Caldera Discovery, Inc. (collectively, the “Sellers”) entered into the APA dated as of February 11, 2020 with Adjacent Acquisition Co., LLC.(the “Buyer, a subsidiary of Ligand Pharmaceuticals, Incorporated, a Delaware corporation (“Ligand”), for the sale to Buyer of all of the Seller’s assets that are located in its Durham, North Carolina Facility. Those assets include, but are not limited to, our research and development operations focused on ion channels and transporters, High Throughput Screening and lead optimization technology, assay development and x-ray fluorescence-based assays (the “Asset Sale”). These assets represent a significant portion of the assets of the Corporation. The proceeds of the sale will be used to pay the Corporation’s loans owed to the Creditor, which loans are currently in default but are subject to forbearance until March 15, 2020, conditioned upon no new default occurring before such time, and to pay transaction costs, payables in arrears and for working capital purposes.

The Parties To The Asset Sale. The “Sellers” are Icagen, Inc. a Delaware corporation, and its wholly-owned subsidiaries Icagen Corp., XRPro Sciences, Inc., and Caldera Discovery, Inc. (the “Subsidiaries”).

The “Buyer” is an indirect wholly-owned subsidiary of Ligand Pharmaceuticals, Incorporated (Nasdaq: LGND). Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines through drug discovery, early-stage drug development, product reformulation and partnering with other pharmaceutical companies. The executive offices of Ligand are located at 3911 Sorrento Valley Boulevard, Suite 110, San Diego CA 92121. Ligand is not affiliated with the Corporation.

The Assets To Be Sold. The Sellers are selling substantially all of the assets of its facility located in Durham, North Carolina, including all existing collaborations and partnerships, inventory, leased real estate, intangible assets and the trademark name “Icagen” (the “North Carolina Facility”). It is anticipated that Buyer will make an offer to hire all of our employees that work at such location. The Corporation’s North Carolina Facility has over 20 years’ experience performing drug discovery within Pfizer, Inc. (“Pfizer”), advancing molecules through pre-clinical development with numerous molecules entering clinical development. Since July 2015, the Sellers have maintained a leading biology expertise focused on ion channels which are important targets in neuroscience. The North Carolina Facility also houses the XRpro® technology. The XRPro technology is an x-ray fluorescence technology that delivers transporter screening to detect and quantitatively analyze the x-ray signature of elements with an atomic number greater than 12. More specifically, the capabilities at the North Carolina Facility include a focus on ion channels and transporters, High Throughput Screening (“HTS”) and lead optimization, ion channels, assay development and x-ray fluorescence-based assays.

Voting and Support Agreements. All of the officers and directors of the Corporation and one stockholder deemed to be an affiliate of the Corporation are a party to a voting and support agreement, which, among other things, each stockholder agreed, in their capacity as a stockholder, to vote all of their shares of the Corporation in favor of the adoption of the APA and approval of the Asset Sale and against approval of any proposal made in opposition to, or in competition with, the APA or the consummation of the Asset Sale. The Form of Voting and Support Agreement was filed with the Securities and Exchange Commission (“SEC”) as Exhibit 10.2 to the Corporation’s Form 10-Q for the quarter ended September 30, 2019 as filed with the SEC on February 19, 2020 (“Form 10-Q”).

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The Purchase Price.

●	The Base Price: Buyer will pay to the Corporation a base consideration of $15.0 million subject to a working capital adjustment (“base consideration”) and less: (x) the indemnity escrow of $1.25 million to be held in a bank (“Indemnity Escrow”), and (y) approximately $8.3 million to be paid directly to the Creditor whose loans to the Corporation are currently in default by the Corporation. In addition, Ligand will assume certain liabilities of the Corporation, including but not limited to, certain contracts, including those related to the assets being transferred, net negative working capital and the accrued but unpaid time off for employees of the North Carolina Facility that are hired by Ligand. After the payment to the Creditor, Icagen-T, Inc. will continue to owe the Creditor the principal balance plus accrued interest and fees of approximately $10.8 million (which debt is guaranteed by the Sellers) that the Corporation anticipates repaying in full after the sale of the Tucson Facility. See “Operations of the Corporation After The Sale.”

●	Earn Out Consideration: The APA provides for the payment of future consideration to the Corporation of up to $25 million (the “Earn Out Consideration”) upon Buyer or its affiliates receipt of certain third party revenue as more fully described below. The Corporation cannot assure its stockholders that the Corporation will receive the full amount of the Earn Out Consideration or any amount thereunder in the future due to the fact, among other things, that the Corporation will have no control over how the assets being sold to the Buyer will be operated by Buyer after the closing of the APA.

Use of Proceeds. It is anticipated that the base consideration from the APA will be used primarily to repay the Corporation’s debt to the Creditor that is currently in default and subject to forbearance, pay transaction costs and trade payables and for other working capital purposes.

Other Material Terms of the APA. The Corporation has: (i) made certain usual and customary representations and warranties in the APA, with noted exceptions, to Buyer in connection with the Asset Sale, including providing Buyer, subject to a confidentiality agreement, with non-public information regarding the financial condition, results of operations, cash flows and projections relating to the business of the North Carolina Facility, (ii) agreed not to market the noted assets to another party, and to terminate certain affiliate agreements; (iii) released Buyer for any claims that the Corporation may have against Buyer relating to the assets sold that arise prior to the closing date; (iv) agreed to change the corporate name of Icagen, Inc. and any Subsidiary with a similar name after the closing; (v) agreed not to compete with Buyer for the later of (x) five years after the last payment to the Corporation of Earn Out Consideration if Earn Out Consideration has been paid to the Corporation prior to the five year anniversary of the closing, or (y) the fifth anniversary of the closing date (except directors and officers of the Corporation are subject only to a one year restriction); (vi) agreed not to solicit or employ any of its employees who are hired by Ligand or any of its former customers, vendors licensees, licensors or suppliers; (vii) agreed not to disclose any proprietary information of the North Carolina Facility and (viii) agreed to provide transition services to Buyer in the form of support for research out of its Tucson Facility.

The Corporation’s representations and warranties will survive for one year after the closing date, although certain representations and warranties will survive until December 31, 2027 and its covenants will survive until they are fully performed. The Corporation has agreed to indemnify Ligand for any material breach thereof, which indemnity will be limited as follows: (i) no single loss under $15,000 will be claimable; (ii) no breaches will be indemnified until the total amount of all damages (as defined in the APA) exceeds $150,000 plus 1% of the payments made under the Earn Out (the “Basket Amount”). Once the total amount of such damages exceeds the Basket Amount, then Buyer and its indemnified parties will be entitled to be indemnified and held harmless against and compensated and reimbursed for the entire amount of such damages, and not merely the portion of such damages exceeding the Basket Amount. The indemnity will be enforced against the Indemnity Escrow with any deficiency claimable against the Corporation up to the limit of the total base consideration and the amounts paid as Earn Out Consideration net of any insurance recoveries. Any escrow not paid to Buyer at the end of the escrow period will be paid to the Corporation by the bank holding such funds.

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The APA may be terminated: (i) by the parties by mutual agreement; (ii) by the Corporation or Buyer if it has not closed the Asset Sale by April 10, 2020, subject to extension in certain circumstances; (ii) by the Corporation if there is a breach of the APA by the Buyer prior to the closing; (iii) by Buyer if there is a breach of the APA by the Corporation or there has occurred a material adverse event to the Corporation prior to the closing; (iv) by the Corporation or Buyer if there is a governmental order or other action restraining or prohibiting the closing; (v) by the Corporation or Buyer if the Corporation’s stockholders fail to approve the APA; or (vi) by the Corporation, if the Corporation adopts an offer that is superior to Buyer’s as set out in the APA and sells the assets to another buyer. If the Corporation had failed to obtain stockholder approval at a time when an offer by another buyer has been publicly disclosed and had sold the assets to another buyer, it would have been obligated to pay Buyer a termination fee of $1 million and if the Corporation had failed to obtain stockholder approval it would have been obligated to pay Buyer a termination fee of $500,000, neither of which will be applicable since stockholder approval has been obtained.

Conditions to Closing the Assets Sale. The obligations of Buyer to close the APA are subject to certain conditions that must be satisfied or waived by Buyer on or before the closing date, including but not limited to: (i) the representations and warranties of the Corporation and its subsidiaries set forth in the APA must be true and correct in all material respects; (ii) the Corporation and the subsidiaries must have performed all of their covenants in the APA in all material respects; (iii) all liens on the Assets to be sold to Buyer must have been released; (iv) no law is in existence, and there are no legal proceedings, that would make the closing of the Agreement illegal or would prohibit the closing; and (iv) at least 90% of the employees of the North Carolina Facility have accepted offers of employment from Buyer.

The obligation of the Corporation and the subsidiaries to close the APA are subject to certain conditions that must be satisfied or waived by the Corporation on or before the closing date, including but not limited to: (i) the representations and warranties of Buyer set forth in the APA must be true and correct in all material respects; (ii) Buyer must have performed all of its covenants in the APA in all material respects; and (iii) no law is in existence, and there are no legal proceedings, that would make the closing of the Agreement illegal or would prohibit the closing.

Earn Out Consideration. The APA provides that Sellers shall be entitled to receive 15% of any Third Party Revenue received on or before December 31, 2027 by Buyer or its affiliates and 1% of any Direct Revenue (net sales as defined in the APA) received on or before December 31, 2027 by Buyer or its affiliates up to a maximum combined cumulative aggregate earn out payment of $25 million. Third Party Revenue is defined as cash amounts and cash fair market value of non-cash consideration received by Buyer or its affiliates as upfront fees, milestone payments, royalties and sales of certain assets for out-licenses of, collaborations, partnerships, co-development or other similar transactions (herein “Transactions”) in respect of Sellers’ intellectual property that it sells to Buyer or products developed therefrom, certain programs and molecules that it sells to Buyer, or for which the Seller employees hired by Buyer perform more than a de minimis amount of services.

Closing of the Asset Sale. The closing of the Asset Sale is to occur on the date that is 20 days after the mailing of this Information Statement to stockholders.

Operations of the Corporation After the Asset Sale.

After the closing of the APA, the Corporation intends to officially change its corporate name.

After the closing of the APA, the Corporation will continue its operations at its Tucson Facility, but intends to promptly retain a commercial real estate broker for the sale of the Tucson Facility by July 16, 2020, which it is required to sell by August 15, 2020 in accordance with the terms of the Icagen-T Credit Agreement described below under “The Perceptive Senior Secured Loans and other Outstanding Obligations.”. At the Tucson Facility, which we acquired in July 2016, we have leading biology expertise and platform capabilities in Rare Diseases, in silico and computational applications and integrated drug discovery. The Tucson Facility provides capacity in cell models, human biomarkers, and primary human cell and stem cell-based assays. In addition, the Tucson Facility provides compound management services, HTS and Hit identification, in vitro pharmacology, medicinal chemistry, computational chemistry and Absorption, Distribution, Metabolism and Excretion. The facility also features high volume biology with a flexible robotic infrastructure capable of performing high throughput screening in ultra-high 1536 format, enhancing our depth of expertise running programs in a highly specialized, efficient and cost-effective manner. This enables Icagen to offer a broad range of integrated drug discovery services in a growing market.

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Although we believe that there is substantial value in the Tucson Facility, especially if it is sold to a strategic buyer who will continue to engage in work similar to that being performed there, based on appraisals of its value reviewed by the Board, even if the Tucson Facility is sold for a high valuation, it is unlikely that there will be sufficient funds remaining after the payment to the Creditor of all amounts owed under its loan to the Corporation and its loan to Icagen-T, Inc., all other debt of the Corporation and the Series C Preferred Stockholders of their liquidation preference, which is triggered by these asset sales, for any amounts to be distributed to the holders of the Common Stock. The Corporation cannot assure you that the Tucson Facility will be sold at its highest market value, at a price that is favorable to the Corporation or at all.

The Perceptive Senior Secured Loans and Other Outstanding Obligations

The Perceptive Senior Secured Loans

On August 31, 2018, the Sellers entered into a Credit Agreement and Guaranty (the “Icagen Credit Agreement”) with the banks and other financial institutions from time to time party thereto, as lenders (collectively, the “Icagen Lenders”) and the Creditor acting as administrative agent for the Icagen Lenders (in such capacity, the “Administrative Agent”). In addition, on August 31, 2018, Icagen-T, Inc., a wholly-owned subsidiary of Icagen, Inc., as a borrower (“Icagen-T”), and the Sellers entered into a Credit Agreement and Guaranty (the “Icagen-T Credit Agreement” and together with the Icagen Credit Agreement, the “Credit Agreements”) with the banks and other financial institutions from time to time party thereto, as lenders, and the Creditor, as administrative agent for the lenders (in such capacity, the “Icagen-T Administrative Agent”).

The Icagen Credit Agreement provides for a $7.25 million term loan (the “Icagen Term Loan”), which was drawn in full on August 31, 2018. The Icagen-T Credit Agreement initially provided for a $8.0 million term loan (the “Initial Icagen-T Term Loan”), which was drawn in full on August 31, 2018. Separate additional advances of $3.0 million (“Additional Advances”) were also made under the terms of the Icagen-T Credit Agreement, increasing the principal amount advanced under the Icagen-T Credit Agreement to $11.0 million.

Commencing on August 31, 2020, on the last day of each calendar month, the Icagen Term Loan and the Icagen-T Term Loan (together the “Term Loans”) amortize in an amount equal to 1.0% of the aggregate principal amount of the Term Loans borrowed on the Closing Date. Amounts borrowed under the Credit Agreements bear interest at a rate per annum equal to the sum of the greater of: (i) the London Interbank Offered Rate (LIBOR) for one month periods, and (ii) two and one-quarter percent (2.25%), plus an applicable margin rate of 9.75% per annum (the “Interest Rate”). Interest is payable on a monthly basis.

The Term Loans mature on August 31, 2022 (the “Maturity Date”) unless accelerated pursuant to an event of default, as described below. All amounts outstanding under the Term Loans will be due and payable upon the earlier of the Maturity Date or the acceleration of the loans and commitments upon an event of default.

The Additional Advances mature on June 30, 2020, unless accelerated pursuant to an event of default, as described below, bear Payment-In-Kind (“PIK”) interest at 15% per annum, compounded monthly, have an exit fee of 5% of the Additional Advances received ($150,000) and have separate covenants, which will no longer be applicable upon repayment of the Additional Advances.

The repayment of the Term Loans and the Corporation’s and Icagen-T’s other obligations under the Icagen Credit Agreement or Icagen-T Credit Agreement, as applicable, are guaranteed by each of the Corporation’s subsidiaries (excluding Icagen-T with respect to the Icagen Credit Agreement). Pursuant to the terms and conditions of the Security Agreement, dated August 31, 2018, among the Sellers and the Creditor (the “Icagen Security Agreement”), the Sellers’ obligations under the Icagen Credit Agreement are secured by: (i) a first priority lien on all of the existing and after acquired tangible and intangible assets, including intellectual property, of the Sellers, and (ii) a pledge of 100% of the Corporation’s equity interests in subsidiaries other than Icagen-T.

In addition, pursuant to the terms and conditions of the Security Agreement, dated August 31, 2018, among Icagen-T, the Sellers and the Creditor (the “Icagen-T Security Agreement”), Icagen-T’s obligations under the Icagen-T Credit Agreement are secured by: (i) a first priority lien on all of the existing and after acquired tangible and intangible assets, including intellectual property, of Icagen-T and the Sellers other than real estate for which they have a second priority lien, and (ii) a pledge of 100% of the Corporation’s equity interests in its subsidiaries.

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The Credit Agreements contain customary representations, warranties and covenants, including covenants by each of the Corporation and Icagen-T limiting additional indebtedness, liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks, transactions with affiliates and fundamental changes and acquisitions. The Credit Agreements also contain covenants requiring that the Corporation and its subsidiaries maintain cash and cash equivalents held in one or more accounts subject to the first priority perfected security interests of the lenders under the Credit Agreements of not less than: (a) $1 million following the Closing Date until March 31, 2019, and (b) $1.5 million at all times thereafter. In addition, the Credit Agreements provide for specified quarterly minimum consolidated net revenue covenants of the Corporation and its subsidiaries for the trailing twelve-month period ended on each such calculation date during the term of the Credit Agreements.

The Credit Agreements provide for events of default customary for credit facilities of this type, including but not limited to non-payment of principal and interest, defaults on other debt, misrepresentations, breach of covenants, representations and warranties, change of control, insolvency, bankruptcy and the occurrence of a material adverse effect on the Corporation and its subsidiaries. After the occurrence of an event of default and for so long as it continues, all outstanding obligations under the Credit Agreements shall accrue interest at the Interest Rate plus 4% per annum. Upon an event of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Credit Agreements will become immediately due and payable. Upon the occurrence and continuation of any other event of default, lenders holding a majority of the outstanding loans and commitments may accelerate payment of all obligations and terminate the Creditor’s commitments under the Credit Agreements. The Credit Agreements were filed with the Securities and Exchange Commission (“SEC”) as Exhibits 10.1 and 10.2, respectively, and the Security Agreements were filed as Exhibits 10.3 and 10.4, respectively, to the Corporation’s Current Report on Form 8-K on September 6, 2018.

The Loan Default. The Sellers are not in compliance with the financial covenants set forth in Section 10.01 and Section 10.02 of the Credit Agreements and the affirmative covenants set forth in Sections 8.01(a) and (d) and Section 8.24 of the Credit Agreements, resulting in Events of Default under Sections 11.01(d) and (e) thereof.

Forbearance Agreement and First Amendment. Because the Corporation and its wholly-owned subsidiaries were in default, on August 27, 2019, a Forbearance Agreement and First Amendment to the Icagen Credit Agreements and a Forbearance Agreement and First Amendment to the Icagen-T Credit Agreement were entered into with the Creditor (collectively, the “First Forbearance Agreements”) in order to temporarily stop the Creditor from taking legal action to exercise its rights and remedies on the Term Loans until December 31, 2019. Pursuant to the terms of the Forbearance Agreement and First Amendment to the Icagen-T Credit Agreement, an Additional Advance of $2 million was made, increasing the total principal amount owing to the Creditor under the Icagen-T Credit Agreement to $10.0 million. Such Additional Advance matures on June 30, 2020, bears PIK interest at the rate of 15% per annum, compounded monthly and an exit fee of 5% ($100,000) is owed on prepayment or maturity of the advance. The Corporation also issued to the Creditor a warrant to purchase 599,991 shares of the Corporation’s Common Stock, par value $0.001 per share and 599,991 shares of Series C Preferred Stock. Copies of the First Forbearance Agreements and warrant are attached as Exhibits 4.1, 4.2 and 4.7, respectively, to the Form 10-Q.

Forbearance Agreement and Second Amendment. Because the Corporation and its wholly-owned subsidiaries continued to be in default, on January 13, 2020, the Corporation and its wholly-owned subsidiaries, entered into, a Forbearance Agreement and Second Amendment to the Icagen Credit Agreement and a Forbearance Agreement and Second Amendment to the Icagen-T Credit Agreement with the Creditor (collectively, the “Second Forbearance Agreements”) in order to temporarily stop the Creditor from taking legal action to exercise its rights and remedies on the Term Loans. Pursuant to the terms of the Forbearance Agreement and Second Amendment to the Icagen-T Credit Agreement, an Additional Advance of $1 million was made, increasing the aggregate Additional Advances made under the Icagen-T Credit Agreement to $3 million and increasing the total amount owing the Creditor under the Icagen-T Credit Agreement to $11 million. Such Additional Advance matures on June 30, 2020, bears PIK interest at the rate of 15% per annum, compounded monthly and an exit fee of 5% ($50,000) is owed on prepayment or maturity of the advance. The Corporation also issued to the Creditor 1,900,000 shares of Series C Preferred Stock. Copies of the Second Forbearance Agreements are attached as Exhibits 4.3 and 4.4, respectively, to the Corporation’s Form 10-Q. The Creditor had agreed, under the Second Forbearance Agreements, to cease any collection procedures under the loan agreements until the earlier of January 31, 2020 or the occurrence of any one or more of the following events: (a) any Default or Event of Default under the Credit Agreements, in each case other than the existing defaults; (b) any failure by a loan party for any reason to comply with any term, condition, or provision contained in the Second Forbearance Agreements; (c) any representation made by a loan party in the Second Forbearance Agreements or pursuant to them that proves to be incorrect or misleading in any material respect when made; or (d) any Material Adverse Effect (as defined in the Credit Agreements) shall occur. If any one of the above events occurs, that will be deemed a default under the Credit Agreements and the Creditor will again be permitted to take legal action to exercise its rights and remedies under the Credit Agreements.

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Material Covenants Contained in the Second Forbearance Agreements. The Corporation agreed to take the following actions under the Second Forbearance Agreements (some of which were amended as set forth below), the failure to do so would constitute an Event of Default under the Term Loans:

●	Sell the Assets on or before February 15, 2020. In the event that the Loan Parties fail to achieve a sale of the North Carolina Business on or before February 15, 2020, then the Company shall issue an additional 600,000 Series C Preferred Stock to the Administrative Agent;

●	Retain a real estate broker on or before March 15, 2020 to sell the Tucson Facility that is owned by Icagen-T, Inc.;

●	Sell the Tucson Facility on or before February 28, 2020 provided, that upon a sale of the North Carolina Business, the deadline for causing such disposition and sale shall be extended until July 15, 2020; and

●	Upon receipt of funds from the sale of the Assets, make mandatory prepayments of the Term Loans in the aggregate amount of the lesser of: (i) the entire outstanding obligations owed to the Creditor which includes the Term Loan to Icagen-T, Inc. that the Corporation has guaranteed, and (ii) the net proceeds received from the sale of the Assets

Forbearance Agreement and Third Amendment. On February 12, 2020, a Forbearance Agreement and Third Amendment to the Icagen Credit Agreement and a Forbearance Agreement and Third Amendment to the Icagen-T Credit Agreement was entered into with the Creditor (collectively, the “Third Forbearance Agreements”) in order to temporarily stop the Creditor from taking legal action to exercise its rights and remedies under the Credit Agreements. Copies of the Third Forbearance Agreements are attached as Exhibits 4.5 and 4.6, respectively, to the Corporation’s Form 10-Q. The Creditor has agreed under the Third Forbearance Agreements to cease any collection procedures under the loan agreements until the earlier of March 15, 2020 with respect to the Icagen Term Loan and October 15, 2020 with respect to the Icagen-T Term Loan, or the occurrence of any one or more of the following events: (a) any Default or Event of Default under the Credit Agreements, in each case other than the existing defaults; (b) any failure by a loan party for any reason to comply with any term, condition, or provision contained in the Third Forbearance Agreements; (c) any representation made by a loan party in the Third Forbearance Agreements or pursuant to them that proves to be incorrect or misleading in any material respect when made; or (d) any Material Adverse Effect (as defined in the Credit Agreements) shall occur. If any one of the above events occurs, that will be deemed an Event of Default under the Credit Agreements and the Creditor will again be permitted to take legal action to exercise its rights and remedies under the Credit Agreements.

Material Covenants Contained in the Third Forbearance Agreements. The Corporation agreed to take the following actions under the Third Forbearance Agreements, the failure to do so will constitute an Event of Default under the Term Loans:

●

Sell the Assets on or before March 15, 2020. In the event that the Loan Parties fail to achieve a sale of the North Carolina Facility on or before March 15, 2020, then the Company shall issue an additional 600,000 shares of Series C Preferred Stock to the Administrative Agent;

●	Retain a real estate broker to sell the Tucson Facility that is owned by Icagen-T, Inc. on or before July 16, 2020; and

●	Upon receipt of funds from the sale of the Assets, including funds received in connection with any earn outs, make mandatory prepayments of the Term Loans in the aggregate amount of the lesser of: (i) the entire outstanding obligations owed to the Creditor which includes the Term Loan to Icagen-T, Inc. that the Corporation has guaranteed, and (ii) the net proceeds received from the sale of the Assets; provided, however, that $5.45 million may be retained for working capital purposes after payment in full of amounts owed to the Creditor under the Icagen Credit Agreement.

In addition, under the Third Forbearance Agreement to the Icagen-T Credit Agreement, Icagen-T has agreed to sell the Tucson Facility on or before August 15, 2020 for proceeds of greater than $20 million.

Other Outstanding Notes

The Term Loans from the Creditor are not the only loans owed by the Corporation, others of which may also be in default. The Corporation owes approximately $940,000 to subordinated note holders. Those loans include the loans from Mr. Timothy Tyson, the non-executive Chairman of the Board of the Sellers which is currently in default in the approximate amount of $344,000. The note issued to Mr. Tyson bears interest at a rate of 10% per annum and was due on the earlier of: (x) the date that is twelve (12) months after its issue date or (y) the Corporation’s receipt of the proceeds of funding from its next collaboration/partnership. The 10% note has not been repaid when due and the maturity date thereof has been extended until January 31, 2021 and the interest rate was increased to 15%. See “- Interests of the Corporation, its Directors and Officers in the Asset Sale,” below). The foregoing descriptions of the terms of the Note issued to Mr. Tyson does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, a copy of which is filed as Exhibit 4.1 to the Current Report on Form 8-K as filed with the SEC on August 15, 2018. In addition, on August 26, 2019, Mr. Michael Taglich, a director of the Corporation and his brother, Robert Taglich, were each issued a notes by the Corporation, which together were in the aggregate principal amount of $500,000. The notes issued to Messrs. Taglich each bears PIK interest at a rate of 15% per annum and matures on February 28, 2023 (See “- Interests of the Corporation, its Directors and Officers in the Asset Sale,” below). The foregoing descriptions of the terms of the notes issued to Messrs. Taglich does not purport to be complete and is qualified in its entirety by reference to the full text of the note, a copy of which is filed as Exhibit 4.1 to the Current Report on Form 8-K as filed with the SEC on August 30, 2019. In addition, Mr. Tyson’s loan repayment is subordinated to repayment of the Creditor if there is an event of default under the Term Loans. and each of Messrs. Taglich has agreed with the Creditor to subordinate the repayment of their notes to the prior repayment of the loans subject to the Forbearance Agreements.

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The Series C Preferred Stock

The Corporation has designated 4,742,857 shares of its preferred stock as Series C Preferred Stock, of which 3,442,573 shares are currently outstanding. Each holder of Series C Preferred Stock has the right to cast the number of votes equal to three times the number of shares into which the Series C Preferred Stock is convertible and has the right to elect one director on the Corporation’s Board of Directors. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not without the written consent or affirmative vote of at least seventy-five percent (75%) of the outstanding shares of Series C Preferred Stock effect any sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions of all or substantially all the assets of the Corporation. In the event of the Corporation’s liquidation, dissolution or winding-up, holders of the Series C Preferred Stock are entitled to a preference on liquidation equal to $5.25 per share of Series C Preferred Stock plus all accrued and unpaid dividends. Upon the occurrence of a Cash Liquidity Event (as defined below), the holders of the Series C Preferred Stock can require the Corporation to redeem their shares of Series C Preferred Stock for a price per share equal to $5.25, subject to adjustments. In addition, the Corporation has the right to redeem the shares of Series C Preferred at any time for a price per share equal to $5.25 subject to adjustments. A “Cash Liquidity Event” is defined as the closing of any sale, lease or licensing transaction relating to a single asset or multiple assets other than in the Corporation’s ordinary course of business, including, but not limited to a sale of a building, sale of biological assets or other upfront payments, resulting in aggregate gross proceeds received by the Corporation at closing or closings in a transaction or transactions during any twelve (12) month period in excess of $40 million. Thus, the Asset Sale together with the sale of the Tucson Facility may be considered to be a Cash Liquidity Event. The foregoing descriptions of the terms of the Certificate of Designation of Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, a copy of which is filed as Exhibit 3.1 to the Current Report on Form 8-K as filed with the SEC on April 9, 2018.

Interests of the Corporation and its Directors and Officers in the Asset Sale.

Except as set forth below, no directors or executive officers of the Corporation have interests relating to the Asset Sale that may differ from the interests of the holders of our Common Stock or Series C Preferred Stock. (See also “Beneficial Owners of Our Capital Stock.”)

●	Mr. Timothy Tyson is the non-executive Chairman of the Board of the Corporation and the Subsidiaries. Mr. Tyson holds a 10% bridge note in the principal amount of $300,000. The 10% note has not been repaid when due and the maturity date thereof has been extended until January 31, 2021 and the interest rate has been increased to 15%. Mr. Tyson is the beneficial owner of 164,284 shares of the issued and outstanding Common Stock, 685,704 shares (19.9%) of the Series C Preferred Stock, warrants to purchase 820,704 shares of Common Stock and options to purchase 223,500 shares of Common Stock, of which options to purchase 223,292 shares of Common Stock are vested or vest within the next 60 days, representing a beneficial ownership of 23.3% of the Common Stock.

As such, Mr. Tyson has the ability to influence the manner and order in which the Corporation repays its debts and the payments under the Series C Preferred Stock and thus may be in a position to favor the repayment of his 10% Note and payments under the Series C Preferred Stock to the detriment of the holders of the Common Stock. The foregoing descriptions of the terms of 10% note, the Certificate of Designation of Series C Preferred Stock, the warrants issued in connection with the Series C Preferred Stock, and the 10% note and the Warrants issued in connection with the 10% note does not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Designations, the warrants issued in connection with the Series C Preferred Stock, the 10% note and the warrants issued in connection with the 10% note, copies of which are filed as Exhibit 3.1 and 4.1 to the Current Report on Form 8-K as filed with the SEC on April 9, 2018 and Exhibits 4.1 and 4.2 to the Current Report on Form 8-K as filed with the SEC on August 15, 2018.

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●	Michael Taglich is a member of the Board. Michael Taglich holds a 15% subordinated promissory note in the aggregate amount of $250,000. Mr. Taglich is the beneficial owner of 453,314 shares of the issued and outstanding Common Stock, 114,285 shares (3.3%) of the Series C Preferred Stock, warrants to purchase 340,461 shares of Common Stock (including the warrants issued in connection with the subordinated notes, the Series C Preferred Stock and other warrants earned as broker fees) and options to purchase 57,500 shares of Common Stock, of which options to purchase 57,292 shares of Common Stock are vested or vest within the next 60 days, representing a beneficial ownership of 14.0% of the Common Stock.

As such, Mr. Taglich has the ability to influence the manner and order in which the Corporation repays its debts and the payments under the Series C Preferred Stock and thus may be in a position to favor the repayment of his 15% note and payments under the Series C Preferred Stock to the detriment of the holders of the Common Stock. The foregoing descriptions of the terms of the Series C Preferred Stock and the warrants issued to Mr. Taglich in connection with the Series C Preferred Stock, the subordinated notes and the Warrants issued in connection with the subordinated notes does not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Designations, the warrants issued to Mr. Taglich in connection with the Series C Preferred Stock, the subordinated note and warrants issued to Mr. Taglich in connection with the subordinated notes, copies of which are filed as Exhibits 3.1 and 4.1, respectively to the Current Report on Form 8-K as filed with the SEC on April 9, 2018 and Exhibits 4.1 and 4.2, respectively, to the Corporation’s Form 8-K as filed with the SEC on August 30, 2019.

●	Robert Taglich is the brother of Michael Taglich, a member of the Board. Robert Taglich holds a 15% subordinated promissory note in the aggregate amount of $250,000. Mr. Taglich is the beneficial owner of 315,609 shares of the issued and outstanding Common Stock, the holder of 114,284 shares (3.3%) of the Series C Preferred Stock and warrants to purchase 301,544 shares of Common Stock (including the warrants issued in connection with the subordinated notes, the Series C Preferred Stock and other warrants earned as broker fees), representing a beneficial ownership of 10.7% of the Common Stock.

As such, Mr. Taglich has the ability to influence the manner and order in which the Corporation repays its debts and the payments under the Series C Preferred Stock and thus may be in a position to favor the repayment of his 15% note and payments under the Series C Preferred Stock to the detriment of the holders of the Common Stock. The foregoing descriptions of the terms of the Series C Preferred Stock and the warrants issued to Mr. Taglich in connection with the Series C Preferred Stock, the subordinated note and the warrants issued to Mr. Taglich in connection with the subordinated notes does not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Designations, the warrants issued in connection with the Series C Preferred Stock, the subordinated notes and warrants issued in connection with the subordinated notes, copies of which are filed as Exhibits 3.1 and 4.1, respectively to the Current Report on Form 8-K as filed with the SEC on April 9, 2018 and Exhibits 4.1 and 4.2, respectively, to the Corporation’s Form 8-K as filed with the SEC on August 30, 2019.

●	Clive Kabatznik is a member of the Board. Mr. Kabatznik is the beneficial owner of 25,000 shares of the issued and outstanding Common Stock, 28,571 shares (0.8%) of the Series C Preferred Stock, warrants to purchase 58,571 shares of Common Stock and options to purchase 85,000 shares of Common Stock, of which options to purchase 84,792 shares of Common Stock are vested or vest within the next 60 days, representing a beneficial ownership of 3.0% of the Common Stock. The foregoing descriptions of the terms of the Series C Preferred Stock and the warrants issued in connection with the Series C Preferred Stock, does not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Designations and the warrants issued in connection with the Series C Preferred Stock, copies of each of which are filed as Exhibits 3.1 and 4.1, respectively to the Current Report on Form 8-K as filed with the SEC on April 9, 2018.

●	Richard Cunningham is the President and Chief Executive Officer of the Company. Mr. Cunningham is the beneficial owner of 21,428 shares of the issued and outstanding Common Stock and options to purchase 959,616 shares of Common Stock, of which options to purchase 650,831 shares of Common Stock are vested or vest within the next 60 days, representing a beneficial ownership of 9.5% of the Common Stock.

●	Douglas Krafte is the Chief Scientific Officer of the Company. Mr. Krafte is the beneficial owner of options to purchase 295,267 shares of Common Stock, of which options to purchase 226,100 shares of Common Stock are vested or vest within the next 60 days, representing a beneficial ownership of 3.4% of the Common Stock.

●	Mark Korb is the Chief Financial Officer of the Company. Mr. Korb is the beneficial owner of 25,000 shares of the issued and outstanding Common Stock and options to purchase 137,500 shares of Common Stock, of which all are vested, representing a beneficial ownership of 2.5% of the Common Stock.

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BACKGROUND OF THE ASSET SALE

On August 31, 2018, the Corporation entered into a Credit Agreement and Guaranty with the Creditor and received advances from the Creditor in the aggregate principal amount of $7.25 million from the Icagen Term Loan and issued to the Creditor a warrant to purchase 723,550 shares of our Common Stock (the “Purchaser Warrants”), and Icagen-T received advances from the Creditor in the aggregate principal amount of $8 million from the Icagen-T Term Loan. (the “Icagen Term Loan and the Icagen-T Term Loan referred to collectively as the “Term Loans”). The Term Loans are secured by a security interest in all of the Corporation’s and its subsidiaries existing and future assets, subject to existing security interests and exceptions (except that Icagen-T has not secured or guaranteed the Icagen Term Loan). Payment of the Icagen-T Term Loan is guaranteed by the Corporation and its subsidiaries.

In January 2019, after several meetings with bankers and potential collaborators at the JP Morgan Healthcare conference, the Board began exploring the full range of strategic and financial alternatives available to it in light of its need for capital, focusing on the capital markets and a potential public offering.

In February 2019, the Board met with representatives from three investment banks, Bank A, Bank B and Bank C, with each presenting to the Board capital raising alternatives. Banks A and B were focused on the public markets while Bank C was focused on private placements with family offices and high net worth individuals. The representative from Bank A made it clear that it would not be able to raise capital for the Corporation unless Creditor participated in the financing or converted some of its debt into the financing. When approached, Creditor was not interested in this alternative.

On February 20, 2019, the Corporation entered into an engagement agreement with Bank B to act as the lead book-running manager and lead managing underwriter with respect to a proposed public offering of securities.

On April 22, 2019, the Corporation’s management distributed a registration statement on Form S-1 to Bank B. During the week of April 23, 2019 diligence was conducted by Bank B in preparation of the public offering.

On May 1, 2019, a representative of Bank B approached the Board stating that his bank was not in favor of the Corporation engaging at that time in a public offering of the Corporation’s Common Stock (due to, in part, a large number of healthcare companies engaging in public offerings at that time), that the Corporation only had two collaborations with major pharmaceutical companies, and because there was a lack of large, well known investor base for insider participation for a public offering.

On May 9, 2019, the Board met with a representative of Bank C who provided an analysis of the type of private placement financing that his bank could arrange for the Corporation.

On June 1, 2019, the Corporation terminated the engagement with Bank B.

On May 24, 2019, the Corporation entered into an engagement letter with Bank C for it to act as the Corporation’s exclusive financial advisor in connection with a strategic transaction such as a merger, sale of more than 50% of the Corporation’s equity or a sale of substantially all of the assets of the Corporation and /or financing transaction (e.g., the issuance of additional debt or equity securities).

On August 5, 2019, the Board met again with a representative of Bank C and the representative provided an update regarding the results of their efforts to obtain financing for the Corporation as well as strategic opportunities, discussing the 25 potential strategic participants that they had approached, those that entered into non-disclosure agreements and one entity that had requested information regarding potentially the business of the Corporation.

On August 13, 2019 the Board met again to discuss terms of a sale of the business and informed Bank C of the minimum price and terms it would accept.

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On August 27, 2019, the Corporation and the applicable subsidiaries, in order to avoid a default under its Term Loans and Master Services Agreement with Sanofi US Inc. (“Sanofi”) and the Deed of Trust to Sanofi for the Tucson facility, entered into the First Forbearance Agreements pursuant to which the Creditor loaned Icagen-T an additional $2 million, increasing the principal amount owed by Icagen-T to $10 million. The Creditor agreed not to take action to exercise its rights and remedies on the Term Loans until December 31, 2019 and the Corporation issued to the Creditor an additional 599,991 shares of Series C Preferred Stock. The Corporation agreed to add additional covenants to the Credit Agreements that included: (i) a sale of the North Carolina Facility on or before February 15, 2020, (ii) the sale of the Tucson Facility on or before February 28, 2020, (iii) that the Corporation raise $2 million from the sale of Series C Preferred Stock prior to November 30, 2019 and (iv) that it issue subordinated notes in the principal amount of $500,000 prior to the above date of the Credit Agreement amendment.

On November 22, 2019, the Board met to discuss a proposal by Ligand for the acquisition of the North Carolina Facility and all existing collaborations for $10 million. The Board countered with a $25 million price.

On December 6, 2019, Ligand proposed the two following alternative transactions: (i) a $10 million purchase by Ligand with the assumption of certain existing liabilities by Ligand, or (ii) $14 million purchase by Ligand without the assumption of any liabilities by Ligand.

On December 18, 2019, Ligand provided the Corporation with an offer letter to acquire 100% of the outstanding equity of Icagen (after Icagen-T would have been spun out), and proposed two options: (i) Ligand to pay the Corporation $14 million in upfront cash as consideration and deferred consideration in the form of a Contingent Value Right (“CVR”) which pays 5% of all cash received relating to the existing Cystic Fibrosis Foundation partnership; or (ii) Ligand to pay the Corporation $14.5 million dollars in upfront cash with no CVR.

On January 2, 2020, the Board met again to discuss the Ligand offer and another offer from a third party for the sale of the Corporation which offer contained economics that were less than those offered by Ligand.

On January 3, 2020, Ligand provided the Corporation with a revised offer letter to acquire a portion of the assets of the Corporation, including all existing collaborations and partnerships as well the operations of our North Carolina Facility and to pay Icagen $15 million in upfront cash as consideration and deferred consideration which would pay 15% of all up-fronts, milestones and royalties for a period of seven years, capped at $25 million.

On January 6, 2020, the Board met again to discuss its financing situation. The Board reviewed the terms of the Creditor proposal which was the Corporation’s only proposal for near-term funding needed to prevent a violation of the Sanofi covenants and additional defaults under the Credit Agreements. As the Board had exhausted all other alternatives for financing and breaching the Sanofi covenants would be severely detrimental to the Corporation, there was a consensus to enter into the Second Forbearance Agreements with the Creditor. The Board also instructed management to continue negotiations with Ligand, specifically to request that Ligand cover all of the operating expenses of the Corporation in their offer.

On January 13, 2020, the Corporation and the applicable subsidiaries entered into the Second Forbearance Agreements pursuant to which the Creditor loaned Icagen-T an additional $1 million increasing the principal amount owed by Icagen-T to $11 million and the Corporation issued to the Creditor an additional 1,900,000 shares of Series C Preferred Stock. Pursuant to the Second Forbearance Agreements, among other things, the Corporation agreed to sell the Assets on or before February 15, 2020.

On February 10, 2020, the Board met again and there being no other opportunities for financing or other sale offers, the Board approved the entering into of the APA.

On February 11, 2020, the Sellers entered into the APA.

On February 12, 2020, the Corporation and the applicable subsidiaries entered into the Third Forbearance Agreements pursuant to which the covenants agreed to in the Second Forbearance Agreements were revised to extend the time period for a sale of the North Carolina Facility to on or before March 15, 2020, and if not sold by March 15, 2020, an additional 600,000 shares of Series C Preferred Stock will be required to be issued to the Creditor. The Creditor also agreed to extend the date of Standstill on the Icagen-T forbearance agreement until October 15, 2020.

13

REASONS FOR THE ASSET SALE

The Board decision to enter into the APA was based on: (a) a careful evaluation of the Corporation’s strategic alternatives, including but not limited to: (i) continuing to operate the North Carolina Facility and seeking additional capital to continue to do so; (ii) seeking buyers that might be willing to acquire or merge with the consolidated entity; and (iii) evaluating capital transactions that would allow the Corporation and Icagen-T to pay their loans from the Creditor that are in default, meet their working capital needs and retain the North Carolina Facility; (b) the Board’s determination that the purchase price offered by Ligand was a fair value for the North Carolina Facility relative to other indications of value, including the potential future earn out consideration to be received from other potential qualified buyers; (c) the Corporation’s need for immediate additional liquidity and financial flexibility in light of its default under it Credit Agreements with the Creditor; (d) the value to be received by shareholders if the Creditor were to foreclose on all of our assets that collateralize the Term Loans and sell those assets; (e) the lack of alternative financing available to us and unlikelihood of the Corporation raising additional funding despite on-going efforts to raise funding, either through the sale of equity in the public markets or private markets and/or raising additional debt; and (f) the challenges and opportunities that would exist for the Corporation’s remaining operations following the Asset Sale, among other factors. Upon completion of this transaction, if consummated by March 15, 2020, the Corporation will have sufficient capital to pay the Icagen Term Loans with the potential of future distributions to stockholders if the earn out is paid following the payment in full of the Icagen-T Term Loan, our subordinated debt and payments under the Series C Preferred Stock.

The Board has determined that the sale of North Carolina Facility in this transaction is in the best interests of the Corporation’s shareholders because it believes that the purchase price represents a fair valuation of the Assets and that the Corporation will have a better chance of increasing shareholder value by selling the Assets in this transaction than it would if the Creditor were to foreclose on all of the Corporation’s assets including the assets of Icagen-T. As agreed to in the Second Forbearance Agreements, the Corporation intends to sell the Tucson Facility. The Corporation has received a valuation of between $18 million to $31.5 million for the sale of the Tucson Facility, depending upon whether it is used for office space or drug discovery. Specifically, the cash proceeds from the Asset Sale will provide the Corporation with needed financial liquidity to repay all outstanding obligations under the Icagen Credit Agreement with the potential to make a distribution to shareholders if BUT ONLY IF the Corporation receives any value from the earn out that could be paid by Buyer and only after the payment in full of the obligations under the Icagen-T Credit Agreement.

In evaluating the terms under which Ligand offered to purchase the Assets, the Board considered many factors. The most important factors considered were the following:

●	Value to Stockholders. The Asset Sale could allow the common stockholders the opportunity to potentially receive distributions if the earn out is paid as opposed to losing that opportunity in a foreclosure where it is likely that only the creditors of the Corporation and possibly the Series C Preferred Stockholders would receive all of the proceeds.

●	Fairness of the Purchase Price. The Board’s belief that as a result of the extent of negotiations with Ligand, it obtained the highest consideration that Ligand was willing to pay or that the Corporation was likely to obtain from any other potential purchasers the purchase price to be paid by Buyer under the APA was the result of extensive negotiations between the parties and represented the highest price: (i) that the Corporation had received after marketing the business to multiple potential buyers; and (ii) that the Board believes it could receive, from Ligand or any other party, in time to avoid a default under the Sanofi Master Services Agreement (“Sanofi MSA”) or further defaults under the Credit Agreements. The Corporation had met with multiple investors and strategic acquirors, with limited interest or willingness to invest money or acquire the Assets and none of the offers received were as high as the Ligand offer. The Board determined that the purchase price offered by Ligand was a fair value for the Assets relative to other indicators of value, considering the $15 million base consideration (of which the Creditor has agreed that $5.45 million of the proceeds may be retained by the Corporation for working capital purposes), the potential earn out from Buyer, and the liabilities assumed, by Buyer.

●	Financial Condition of the Corporation. There is substantial doubt about the Corporation’s ability to continue as a going concern in the near term and it has insufficient cash resources available to continue funding its operations beyond the near future. The Corporation has had a history of losses and has never been able to generate sufficient revenue from operations to continue as a going concern. Since 2017, the Corporation has been supporting its operations through loans from third parties as well as its directors. Prior thereto, the Corporation was supporting its operations from sales of its equity and the receipt of litigation proceeds. The Board determined that in a foreclosure, it was doubtful that the common stockholders would receive any distributions because it was estimated that the assets if sold in a liquidation, would most likely generate insufficient funds to pay our existing debt and the preferred liquidation preference on the Series C Preferred Stock.

14

●	Lack of Available Alternatives As a result of the Board’s marketing of the Corporation and its unsuccessful attempts to raise capital in the private and public markets, the Board realized that it would be unable to find sufficient financing or take advantage of other strategic alternatives sufficient to repay the Term Loans or satisfy its obligations to Sanofi USA under its Master Services Agreement, which obligations are secured by a first lien on the Tucson Facility.

●	Default Under the Term Loans. The Corporation and Icagen-T are currently in default of its debt owed to the Creditor in the aggregate amount of approximately $19.8 million including principal, accrued interest, penalties and expenses on the Icagen Term Loan and the Icagen-T Term Loan and owes its subordinated debt holders an aggregate amount of $940,000, including principal and accrued interest. Default on the Term Loans allows the Creditor, at its discretion, to seek immediate repayment through foreclosure or other means that can significantly diminish or erase shareholder value. The Creditor has agreed to forbear from foreclosing on the assets of the Corporation until March 15, 2020, and Icagen-T until October 15, 2020, contingent upon certain conditions being met, including the Asset Sale being consummated. The proceeds of the Asset Sale will allow the Corporation to repay the Icagen Term Loan and a portion of the Icagen-T Term Loan and to pay the transaction costs and to avoid foreclosure on the Corporation’s assets by the Creditor. After paying off such debt and the transaction costs, Icagen-T, Inc. will still owe the Creditor approximately $11.5 million that the Corporation has guaranteed. It is anticipated that the proceeds from the sale of the Tucson Facility will be sufficient to satisfy the debt owed to the Creditor Icagen-T Credit Agreement after the Asset Sale as well as the Corporation’s subordinated debt in the amount of $940,000, and a portion of the Series C Preferred Stock liquidation preference.

●	Remaining Operations. The Board carefully considered the challenges and opportunities that would exist for the Corporation’s remaining operations following the Asset Sale. As part of the transaction with Buyer, Buyer and Icagen-T, Inc. propose to enter into a services agreement pursuant to which Ligand will pay Icagen-T, Inc. up to $87,500 per month until December 31, 2020, at which time it is anticipated that the Tucson Facility will be sold.

The Board also considered and balanced against the potential benefits of the Asset Sale a number of risks and potentially adverse and other factors concerning the Asset Sale, including the following:

●	The fact that the Corporation had not publicly announced it was seeking offers and the risk that other parties that were not contacted may be interested in a transaction with the Corporation. The APA prevents the Corporation from soliciting, facilitating any inquiries or accepting any other offers for an alternative transaction, provided however, before obtaining stockholder approval of the Assets Sale the Corporation could have approved and adopted an offer that would have been superior to Buyer’s as set out in the APA if the Corporation or its acquiror paid to Buyer an amount equal to $1 million for the reimbursement of Ligand’s fees and expenses involved in negotiating and performing the APA and a fee for the termination of the APA;

●	The risks and costs to the Corporation if the Asset Sale does not close, including the diversion of management’s time and attention to the possible foreclosure of the Term Loans and the Sanofi MSA, potential employee attrition, and the potential effect on our business and customer relationships;

●	The restrictions on the conduct of the Corporation’s business prior to closing of the Asset Sale, requiring it to conduct its business subject to specific limitations that may delay or prevent it from undertaking business opportunities that might arise pending closing of the Asset Sale; and

●	The fact that a portion of the purchase price otherwise payable to the Corporation will be held in escrow for at least 12 months and may not be paid out to the Corporation at all, diminishing the base consideration of the APA from $15 million to $13.75 million.

15

The foregoing discussion of the factors considered by our Board of Directors is not intended to be exhaustive, but rather includes certain of the material factors considered by the directors. In reaching its decision and recommendation to our stockholders, the Board did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above.

FAIRNESS OF THE ASSET SALE

The Board has carefully considered the Asset Sale and the price for the assets to be sold. The Board believes that it has found the best reasonably available price. After considering the past performance of the assets and lack of interest from other suitors in a sale or financing, the Board concluded that the price we will receive for the Asset Sale is fair to us and to our stockholders.

The Asset Sale allows our common stockholders the opportunity to potentially capitalize on our future business endeavors as opposed to losing that opportunity in a liquidation or bankruptcy, in which the Board does not believe that any holder of our securities other than the Creditor, the subordinated debt holders and possibly the Series C Preferred Stockholders would receive any proceeds.

The Board did not retain a financial advisor to issue a formal opinion as to the fairness of the transaction, but discussed the relevant issues with professional accountants, attorneys and financial advisors.

EFFECTS ON THE COMPANY IF THE ASSET SALE IS NOT COMPLETED

If the Asset Sale is not completed, the Board, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale and may include a bankruptcy and/or liquidation of the Corporation or foreclosure on its assets by the Creditor. The Board does not believe that any holder of our securities other than the Creditor, the subordinated debt holders and possibly the Series C Preferred Stockholders would receive any proceeds in any such bankruptcy or liquidation.

APPRAISAL RIGHTS

There are no appraisal or dissenters’ rights that are applicable under DGCL to the execution, delivery and performance of the APA or the consummation of the Asset Sale or any other transactions contemplated by the APA.

PRO FORMA FINANCIALS

ICAGEN INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following pro forma unaudited condensed consolidated financial statements are based upon our historical unaudited condensed consolidated statements, adjusted to give effect to the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility, which constitutes a significant portion of the assets of the Corporation in accordance with the Asset Purchase Agreement between the Corporation and Buyer. These pro forma unaudited condensed consolidated financial statements are derived from, and should be read in conjunction with, the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the “SEC on April 12, 2019 and the Quarterly Reports on Form 10-Q for the interim periods ended March 31, 2019, June 30, 2019 and September 30, 2019 filed with the SEC on May 15, 2019, 2019, August 19, 2019, and February 19, 2020, respectively.

16

The pro forma unaudited condensed consolidated balance sheet gives effect to the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility, which constitutes a significant portion of the assets of the Corporation, as if it had occurred on September 30, 2019. The proceeds, in the form of cash and the impact of the resulting gain are only included in the September 30, 2019 pro forma unaudited condensed consolidated balance sheet. The pro forma unaudited condensed consolidated statements of operations for the three months and the nine months ended September 30, 2019 give effect to the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility, as if it had occurred on September 30, 2019.

The pro forma adjustments related to the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility, which constitutes a significant portion of the assets of the Corporation, is based on available information and assumptions that management believes are (1) directly attributable to the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility; (2) factually supportable; and (3) with respect to the pro forma unaudited condensed consolidated statements of operations, expected to have a continuing impact on consolidated operating results. Certain of the most significant assumptions are set forth under the Notes to Pro Forma unaudited Condensed Consolidated Financial Statements.

We have included the following pro forma unaudited condensed consolidated financial information solely for the purpose of illustrating the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility, which constitutes a significant portion of the assets of the Corporation. The pro forma unaudited condensed consolidated financial information is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it indicative of the results of operations or financial position that may occur in the future.

The pro forma unaudited consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility, which constitutes a significant portion of the assets of the Corporation, occurred on the respective dates assumed, nor is it necessarily indicative of our future operating results. The pro forma unaudited condensed consolidated financial information does not purport to reflect what the Corporation anticipates the actual state of operations to be following the completion of the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility, which constitutes a significant portion of the assets of the Corporation. Furthermore, in future reports that the Corporation files with the SEC, the pro forma adjustments may differ from those that will be calculated for purposes of reporting the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility, which constitutes a significant portion of the assets of the Corporation in future filings. We caution stockholders that our future results of operations, including uses of cash and financial position, will significantly differ from those described in these pro forma unaudited condensed consolidated financial statements, and accordingly, these pro forma unaudited condensed consolidated financial statements should be read in conjunction with the disclosures in this Information Statement to which they are attached regarding the nature of our business following completion of the transaction.

17

ICAGEN INC

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
	(unaudited)
Assets

Current assets
Cash	$7,145,325	$4,119,058
Accounts receivable, net	923,676	2,051,329
Inventory	-	62,792
Prepaid expenses and other current assets	1,355,830	110,653
Total current assets	9,424,831	6,343,832

Non-current assets
Intangibles, net	-	7,048,923
Plant and equipment, net	350,043	1,982,845
Right of use assets, net	1,903	-
Deposits	239,197	239,987
Total non-Current Assets	591,143	9,271,755
Total assets	$10,015,974	$15,615,587

Liabilities and stockholders’ deficit

Current liabilities
Accounts payable	$1,649,378	$1,721,812
Other payables and accrued expenses	1,279,700	922,457
Short-term loan payable, net	259,958
Deferred revenue	590,211	1,756,878
Deferred purchase consideration	3,100,000	2,450,000
Bridge notes payable	300,000	254,641
Finance lease liability	26,740	49,952
Operating lease liability	1,903	-
Accrued interest	329,203	224,475
Dividends payable	505,392	224,855
Total current liabilities	8,042,485	7,605,070

Non-current liabilities
Deferred purchase consideration, net	5,578,470	6,131,739
Finance lease liability	-	18,861
Promissory note payable, net	13,651	-
Term loan payable, net	6,900,960	12,705,696
Deferred revenue	-	3,333,332
Derivative liability	6,004,480	5,178,598
Total non-current liabilities	18,497,561	27,368,226

Total liabilities	26,540,046	34,973,296

Commitment and contingencies

Stockholders’ deficit
Preferred stock, $0.001 par value, 10,000,000 authorized, 400,000 shares designated as Series A Preferred Stock and unissued, 3,000,000 shares designated as Series B Preferred stock and unissued, 4,742,857 shares designated as Series C Preferred Stock and 1,857,143 undesignated and unissued.	-	-
Series C Preferred Stock, $0.001 par value, 4,742,857 shares designated, 1,542,835 and 799,989 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively (Liquidation preference $8,099,884).	1,543	800
Common stock, $0.001 par value; 50,000,000 shares authorized, 6,720,107 shares issued and 6,393,107 outstanding as of September 30, 2019 and December 31, 2018.	6,392	6,392
Additional paid-in-capital	31,787,852	27,657,098
Treasury stock, at cost: 327,000 shares of common stock as of September 30, 2019 and December 31, 2018.	(237)	(237)
Accumulated deficit	(48,319,622)	(47,021,762)
Total stockholder’s deficit	(16,524,072)	(19,357,709)
Total liabilities and stockholders’ deficit	$10,015,974	$15,615,587

See notes to the pro forma unaudited condensed consolidated financial statements

18

ICAGEN INC

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

AND COMPREHENSIVE INCOME (LOSS)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2019	2018	2019	2018

Sales	$3,599,372	$3,007,928	$10,965,410	$10,465,046

Cost of sales	3,109,302	1,377,571	8,078,648	6,898,815

Gross profit	490,070	1,630,357	2,886,762	3,566,231

Operating expenses:
Selling, general and administrative expenses	2,123,830	2,382,648	7,878,300	8,023,292
Depreciation	323,887	364,712	1,151,428	1,190,442
Amortization	56,246	56,246	168,738	168,738
Total Operating expenses	2,503,963	2,803,606	9,198,466	9,382,472

Operating loss	(2,013,893)	(1,173,249)	(6,311,704)	(5,816,241)

Other income (expense)
Other income	878	118,834	2,477	125,218
Gain on disposal of business	10,868,389	-	10,868,389	-
Gain on extinguishment of debt	-	495,783	-	495,783
Other expense	(40,000)	(572,524)	(40,000)	(572,524)
Interest expense	(4,811,632)	(815,238)	(6,377,538)	(2,366,170)
Derivative liability movement	129,033	(300,665)	841,053	(1,346,202)
Total other income (expense)	6,146,668	(1,073,810)	5,294,381	(3,663,895)

Net income (loss) before income tax	4,132,775	(2,247,059)	(1,017,323)	(9,480,136)

Income tax	-	-	-	-

Net income (loss)	4,132,775	(2,247,059)	(1,017,323)	(9,480,136)

Preferred stock dividend	(113,918)	(59,540)	(280,537)	(140,088)

Net income (loss) available to common stock holders	$4,018,857	$(2,306,599)	$(1,297,860)	$(9,620,224)

See notes to the pro forma unaudited condensed consolidated financial statements

19

ICAGEN INC

NOTES TO THE PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On February 10, 2020, the Corporation, approved the sale of substantially all of the assets and the assumption of certain of the liabilities of our North Carolina Facility, which constitutes a significant portion of the assets of the Corporation in accordance with the Asset Purchase Agreement (“APA”) between the Corporation and the Buyer, entered into on February 11, 2020, for gross proceeds of $15,000,000 and contingent earn out consideration of $25,000,000.

The proceeds of $25,000,000 for the earn out have not been taken into account in this pro forma analysis as the earn out is contingent upon factors that are outside of our control.

Allocation of proceeds received by the Corporation:

Amount

Gross proceeds on disposal of the Icagen North Carolina business	$15,000,000
Transaction costs (estimated)	(250,000)
Amount to be placed in escrow	(1,250,000)
Proceeds after escrow	13,500,000

Settlement of Term Loans, including early settlement penalties thereon	(8,265,000)
Proceeds after settlement of Term loans	5,235,000

Settlement of arears indebtedness relating to assets sold	(239,718)
$4,995,282

The net asset value of our North Carolina Facility, including all of the groups intellectual property, amounts to approximately $7,381,607 as of September 30, 2019.

The Corporation also recorded the release of the deferred revenue of $3,499,996 as a component of this transaction, but not as part of the net asset value disposed of the Ligand. Icagen, Inc. will no longer generate any revenue related to the collaboration agreements with which the deferred revenue was associated, thereby recognizing the total deferred revenue on disposal of the assets of our North Carolina facility.

The gain on disposal is calculated as follows:

Amount

Gross proceeds received	$15,000,000
Net asset value of business sold	(7,381,607)
Transaction costs	(250,000)
Release of deferred revenue on collaboration agreements	3,499,996
Gain on disposal of business	$10,868,389

In addition, as a result of the transaction, and in terms of the Forbearance Agreements and Credit Agreements with Perceptive Credit Holdings II, LP, the Company is required to settle the Term Loan owing by Icagen Inc and a portion of the Term Loan owing by Icagen-T.

The impact of settling these Term Loans is as follows:

Amount

Gross proceeds used to settle Term Loans	$8,265,000

Principal of Term Loans settled	(7,652,778)
Carrying value of Term Loan at September 30, 2019	(7,236,972)
Unamortized debt discount	(415,806)

Early settlement penalty (8% of principal outstanding)	(612,222)
$(8,265,000)

Interest expense on settlement of Term Loans
Early Settlement penalty	$(612,222)
Amortization of debt discount	(415,806)
$(1,028,028)

20

ICAGEN INC

NOTES TO THE PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following adjustments were made to reflect the transaction discussed above:

Pro Forma Unaudited Condensed Consolidated Balance Sheet as of September 30, 2019 and Pro Forma Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the three and nine months ended September 30, 2019

●	The disposal of the North Carolina Facility for gross proceeds of $15,000,000;

●	the settlement of the Icagen Inc Term Loan and a portion of the Icagen-T Term Loan;

●	the estimate of transaction costs incurred and to be incurred.

21

ICAGEN INC

NOTES TO THE PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Unaudited Condensed Consolidated Balance Sheet as of September 30, 2019

	September 30, 2019	Disposal of the North Carolina Facility	Settlement of arear Indebtedness	Settlement of Term Loans	Pro Forma September 30, 2019
Assets

Current assets
Cash	$2,150,043	$13,500,000	$(239,718)	$(8,265,000)	$7,145,325
Accounts receivable, net	923,676	-	-	-	923,676
Inventory	172,796	(172,796)	-	-	-
Prepaid expenses and other current assets	146,270	1,209,560	-	-	1,355,830
Total current assets	3,392,785	14,536,764	(239,718)	(8,265,000)	9,424,831

Non-Current Assets
Intangibles, net	6,880,185	(6,880,185)	-	-	-
Plant and equipment, net	1,955,147	(1,605,104)	-	-	350,043
Right of use assets	557,838	(555,935)	-	-	1,903
Deposits	259,599	(20,402)	-	-	239,197
Total non-current assets	9,652,769	(9,061,626)	-	-	591,143
Total assets	$13,045,554	$5,475,138	$(239,718)	$(8,265,000)	$10,015,974

Liabilities and stockholders’ deficit

Current liabilities
Accounts payable	$2,395,717	$(746,339)	$-	$-	$1,649,378
Other payables and accrued expenses	1,417,871	(138,171)	-	-	1,279,700
Short-term loan payable, net	259,958	-	-	-	259,958
Term Loan payable, net	6,834,194	-	-	(6,834,194)	-
Deferred revenue	2,006,876	(1,416,665)	-	-	590,211
Deferred purchase consideration	3,100,000	-	-	-	3,100,000
Bridge notes payable	300,000	-	-	-	300,000
Finance lease liability	564,257	(332,220)	(205,297)	-	26,740
Operating lease liability	192,875	(190,972)	-	-	1,903
Accrued interest	363,624	-	(34,421)	-	329,203
Dividends payable	505,392	-	-	-	505,392
Total current liabilities	17,940,764	(2,824,367)	(239,718)	(6,834,194)	8,042,485

Non-current liabilities
Deferred purchase consideration, net	5,578,470	-	-	-	5,578,470
Finance lease liability	117,617	(117,617)	-	-	-
Operating lease liability	367,936	(367,936)	-	-	-
Promissory note payable, net	13,651	-	-	-	13,651
Term loan payable, net	7,303,738	-	-	(402,778)	6,900,960
Deferred revenue	2,083,331	(2,083,331)	-	-	-
Derivative liability	6,004,480	-	-	-	6,004,480
Total non-current Liabilities	21,469,223	(2,568,884)	-	(402,778)	18,497,561

Total liabilities	39,409,987	(5,393,251)	(239,718)	(7,236,972)	26,540,046

Commitment and contingencies

Stockholders’ deficit
Preferred stock , $0.001 par value, 10,000,000 authorized, 400,000 shares designated as Series A Preferred Stock and unissued, 3,000,000 shares designated as Series B Preferred stock and unissued, 4,742,857 shares designated as Series C Preferred Stock and 1,857,143 undesignated and unissued
Series C Preferred Stock, $0.001 par value, 4,742,857 shares designated and 1,542,835 shares issued and outstanding as of September 30, 2019 (Liquidation preference $8,099,884).	1,543	-	-	-	1,543
Common stock, $0.001 par value; 50,000,000 shares authorized, 6,720,107 shares issued and 6,393,107 outstanding as of September 30, 2019.	6,392	-	-	-	6,392
Additional paid-in-capital	31,787,852	-	-	-	31,787,852
Treasury stock, at cost: 327,000 shares of common stock as of September 30, 2019.	(237)	-	-	-	(237)
Accumulated deficit	(58,159,983)	10,868,389	-	(1,028,028)	(48,319,622)
Total stockholder’s deficit	(26,364,433)	10,868,389	-	(1,028,028)	(16,524,072)
Total liabilities and stockholders’ deficit	$13,045,554	$5,475,138	$(239,718)	$(8,265,000)	$10,015,974

22

ICAGEN INC

NOTES TO THE PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the three months ended September 30, 2019

	Three months Ended September 30, 2019	Disposal of the North Carolina Facility	Settlement of Term Loans	Pro Forma three months ended September 30, 2019

Sales	$3,599,372	$-	$-	$3,599,372

Cost of sales	3,109,302	-	-	3,109,302

Gross profit	490,070	-	-	490,070

Operating expenses:
Selling, general and administrative expenses	2,123,830	-	-	2,123,830
Depreciation	323,887	-	-	323,887
Amortization	56,246	-	-	56,246
Total Operating expenses	2,503,963	-	-	2,503,963

Operating loss	(2,013,893)	-	-	(2,013,893)

Other income (expense)
Other income	878	-	-	878
Gain on disposal of business	-	10,868,389	-	10,868,389
Other expense	(40,000)	-	-	(40,000)
Interest expense	(3,783,604)	-	(1,028,028)	(4,811,632)
Derivative liability movement	129,033	-	-	129,033
Total other income (expense)	(3,693,693)	10,868,389	(1,028,028)	6,146,668

Net income (loss) before income tax	(5,707,586)	10,868,389	(1,028,028)	4,132,775

Income tax	-	-	-	-

Net income (loss)	(5,707,586)	10,868,389	(1,028,028)	4,132,775

Preferred stock dividend	(113,918)	-	-	(113,918)

Net income (loss) available to common stock holders	$(5,821,504)	$10,868,389	$(1,028,028)	$4,018,857

23

ICAGEN INC

NOTES TO THE PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Unaudited Condensed Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the nine months ended September 30, 2019

	Nine months Ended September 30, 2019	Disposal of the North Carolina Facility	Settlement of Term Loans	Pro Forma nine months ended September 30, 2019

Sales	$10,965,410	$-	$-	$10,965,410

Cost of sales	8,078,648	-	-	8,078,648

Gross profit	2,886,762	-	-	2,886,762

Operating expenses:
Selling, general and administrative expenses	7,878,300	-	-	7,878,300
Depreciation	1,151,428	-	-	1,151,428
Amortization	168,738	-	-	168,738
Total Operating expenses	9,198,466	-	-	9,198,466

Operating loss	(6,311,704)	-	-	(6,311,704)

Other income (expense)
Other income	2,477	-	-	2,477
Gain on disposal of business	-	10,868,389	-	10,868,389
Other expense	(40,000)	-	-	(40,000)
Interest expense	(5,349,510)	-	(1,028,028)	(6,377,538)
Derivative liability movement	841,053	-	-	841,053
Total other income (expense)	(4,545,980)	10,868,389	(1,028,028)	5,294,381

Net income (loss) before income tax	(10,857,684)	10,868,389	(1,028,028)	(1,017,323)

Income tax	-	-	-	-

Net income (loss)	(10,857,684)	10,868,389	(1,028,028)	(1,017,323)

Preferred stock dividend	(280,537)	-	-	(280,537

Net income (loss) available to common stock holders	$(11,138,221)	$10,868,389	$(1,028,028)	$(1,297,860)

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FORWARD LOOKING STATEMENTS

Statements included in this Information Statement that do not relate to present or historical conditions are “forward-looking statements.” Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” and “plans” and similar expressions are intended to identify forward-looking statements. Our ability to predict projected results or the effect of events on our operating results is inherently uncertain. Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this document. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause actual performance or results to differ materially from those expressed in or implied by, forward-looking statements include, but are not limited to: (i) our ability to consummate the Asset Sale transaction described in this Information Statement, and (ii) other factors described under “Risk Factors” contained in the Icagen, Inc. Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the Record Date, there were 4,742,857 shares of the Series C Preferred Stock authorized, of which 3,442,835 shares were issued and outstanding and 50,000,000 shares of Common Stock authorized, of which 6,393,107 shares were issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. Each share of our Common Stock entitles the holder thereof to one vote on matters submitted for approval to the holders of our Common Stock. Each share of our Series C Preferred Stock entitles the holder thereof to three votes for each share of Common Stock into which the Series C Preferred Stock is convertible on matters submitted for approval to our stockholders. As of the Record Date, the Creditor was the beneficial owner of 2,499,991 shares of the Series C Preferred Stock, representing 44.9% of the total voting power of the Corporation, and all officers and directors as a group (8 persons) were the beneficial owners of 741,623 shares of the Common Stock and 828,560 shares of the Series C Preferred Stock, representing 19.6% of the total voting power of the Corporation. Each of the Creditor and each director and officer of the Corporation executed a written consent approving the Asset Sale and the APA. No other votes were required to approve those matters under the Corporation’s Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws and Delaware law.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS

AND FIVE PERCENT STOCKHOLDERS

The following table sets forth information, as of the Record Date, with respect to the beneficial ownership of our Common Stock and shares of Series C Preferred Stock: (i) all persons known to us to be the beneficial owners of more than 5% of the outstanding shares of our Common Stock and shares of Series C Preferred Stock; (ii) each of our directors and our executive officers named in the Summary Compensation Table; and (iii) all of our directors and our executive officer as a group. The address of each beneficial owner is in care of Icagen, Inc., 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 other than the address of the Creditor is Perceptive Credit Holdings II, LP 51 Astor Place, 10th Floor, New York, New York, 10003.

	Amount and		Amount of and Nature	Percent
	Nature of	Percentage	of Series C	of	Percent
	Beneficial	of Common	Preferred	Series C	of
	Ownership,	Stock	Stock	Preferred	Total
	Including	Beneficially	Beneficially	Stock	Voting
Name of beneficial owner	Common Stock	Owned(1)	Owned(2)	Owned	Power(3)
Richard Cunningham(4)	672,259	9.5%	-	-	*
Douglas Krafte(5)	226,100	3.4%	-	-	*
Mark Korb(6)	162,500	2.5%	-	-	*
Timothy Tyson(7)	1,322,564	17.5%	685,704	19.9%	13.3%
Clive Kabatznik(8)	196,934	3.0%	28,571	*	*
Vincent Palmieri(9)	198,791	3.1%	-	-	*
Edward Roffman(10)	105,042	1.6%	-	-	*
Michael Taglich(11)	851,067	12.5%	114,285	3.3%	4.8%
Perceptive Credit Holdings II, LP.(12)	2,499,991	28.1%	2,499,991	72.6%	44.9%
Benjamin Warner(13)	1,589,885	24.5%	-	-	9.0%
Joseph Abrams(14)	383,872	5.9%	-	-	1.9%
Robert Taglich(15)	674,653	9.99%	114,284	3.3%	3.9%
All officers and directors as a group (8 persons)	3,735,257	40.0%	828,560	24.1%	19.6%

*	Less than 1%
(1)	Based on 6,393,107 shares of Common Stock outstanding as of February 14, 2020 and 3,442,835 shares of Series C Preferred Stock outstanding. Each share of Series C Preferred Stock converts into one share of Common Stock but has the right to three votes per share and will vote together with the Common Stock.

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(2)	Based on 3,442,835 shares of Series C Preferred Stock outstanding as of February 14, 2020.
(3)	Based on voting rights attached to each share. Each share of Series C Preferred Stock exercises three votes per share of Common Stock that it converts into. On February 14, 2020, there were 6,393,107 shares of Common Stock outstanding representing 6,393,107 votes and 3,442,835 shares of Series C Preferred Stock outstanding representing 10,328,505 votes for Total Voting Power of 16,721,612. Percent of Total Voting Power for each beneficial owner is derived by dividing (i) the sum of the Common Stock votes (exclusive of options and warrants owned by such holder) and number of votes that the Series C Preferred Stock owned by such beneficial owner is entitled by (ii) the Total Voting Power.
(4)	The share ownership includes (i) 21,428 shares of Common Stock; (ii) Mr. Cunningham was awarded options exercisable for 250,000 shares of Common Stock on January 7, 2015, of which all are vested. On March 15, 2017, Mr. Cunningham was awarded options exercisable for 20,000 shares of Common Stock, of which 18,750 are vested and a further 833 vest in the next 60 days, On November 14, 2018, Mr. Cunningham was awarded options exercisable over 535,000 shares of Common Stock, of which 204,340 are vested and 22,292 vest within the next 60 days, in addition, On April 30, 2019, Mr. Cunningham was awarded options exercisable over 154,616 shares of Common Stock, all of which are vested.
(5)	On May 19, 2016, Dr. Krafte was awarded options exercisable for 100,000 shares of Common Stock, of which all are vested. On November 14, 2018, Dr. Krafte was awarded options exercisable over 120,000 shares of Common Stock of which 45,833 are vested and 5,000 vest within the next 60 days, in addition, on April 30, 2019, Dr. Krafte was awarded options exercisable over 75,267 shares of Common Stock, all of which are vested.
(6)	The share ownership includes (i) 25,000 shares of Common Stock; (ii) On May 15, 2013, Mr. Korb was awarded options exercisable for 37,500 shares of Common Stock, all of which are vested. In addition, on November 14, 2018, Mr. Korb was awarded options exercisable over 100,000 shares of Common Stock of which all are vested.
(7)	The share ownership includes: (i) 164,284 shares of Common Stock; (ii) warrants to purchase 135,000 shares of Common Stock; (iii) 685,704 shares of Series C Preferred Stock initially convertible into 685,704 shares of Common Stock and entitled to 2,057,112 votes and warrants issued with the Series C Preferred Stock exercisable for 685,704 shares of Common Stock owned by a trust of which Mr. Tyson is the trustee; however, the warrant contains a provision limiting its exercise to such number of shares of Common Stock that would constitute 9.99% of our total number of shares of Common Stock outstanding when aggregate with other shares of Common Stock owned by Mr. Tyson and his affiliated entities; and (iv) options to purchase 223,500 shares of Common Stock, of which 222,875 are vested and 417 vest in the next 60 days.
(8)	The share ownership includes: (i) 25,000 shares of Common Stock, (ii) warrants to purchase 58,571 shares of Common Stock; (iii) 28,571 shares of Series C Preferred Stock initially convertible into 28,571 shares of Common Stock and entitled to 85,713 votes; (iv) options to purchase 85,000 shares of Common Stock of which 84,375 are vested and 417 vest in the next 60 days.
(9)	The share ownership includes: (i) 74,736 shares of Common Stock; (ii) warrants to purchase 66,763 shares of Common Stock; (iii) options to purchase 57,500 shares of Common Stock of which 56,875 are vested and 417 vest in the next 60 days.
(10)	The share ownership includes: (i) 29,000 shares of Common Stock; (ii) warrants to purchase 3,750 shares of Common Stock; (iii) options to purchase 72,500 shares of Common Stock of which 71,875 are vested and 417 vest in the next 60 days.
(11)	The share ownership includes: (i) 453,314 shares of Common Stock; (ii) warrants to purchase 340,416 shares of Common Stock, which includes; (a) 285,714 shares of Common Stock and warrants to purchase 71,429 shares of Common Stock, held by Mr. Taglich’s Keogh account; (b) 65,084 shares of Common Stock and warrants to purchase 33,572 shares of Common Stock, held in the TAG/Kent Partnership, an entity controlled by Mr. Taglich; (c) 62,726 shares of Common Stock; (d) 16,933 shares of Common Stock and warrants to purchase 10,000 shares of Common Stock, that Mr. Taglich holds jointly with Claudia Taglich; and (e) 22,856 shares of Common Stock and warrants to purchase 5,716 shares of Common Stock, held by four custodial accounts for Mr. Taglich’s minor children; (iii) 114,285 shares of Series C Preferred Stock, initially convertible into 114,285 shares of Common Stock and warrant issued with the Series C Preferred Stock exercisable for 114,285 shares of Common Stock, however, the warrant contains a provision limiting its exercise to such number of shares of Common Stock that would constitute 9.99% of our total number of shares of Common Stock outstanding when aggregate with other shares of Common Stock owned by Mr. Taglich and his affiliated entities; (iv) warrants issued with Subordinated debt for 71,428 shares of Common Stock, however, the warrant contains a provision limiting its exercise to such number of shares of Common Stock that would constitute 9.99% of our total number of shares of Common Stock outstanding when aggregate with other shares of Common Stock owned by Mr. Taglich and his affiliated entities; (v) options to purchase 57,500 shares of Common Stock, of which 56,875 are vested and 417 vest in the next 60 days.

26

(12)	Includes 2,499,991 shares of Series C Preferred Stock, initially convertible into 2,499,991 shares of Common Stock. Does not include warrants to purchase 1,323,541 shares of Common Stock since the warrant contains a provision limiting its exercise to such number of shares of Common Stock that would constitute 9.99% of our total number of shares of Common Stock outstanding when aggregate with other shares of Common Stock owned by the holder and its affiliated entities. Sam Chawla has the power to vote and dispose of the securities held by Perceptive Credit Holdings II, LP .
(13)	The share ownership includes: (i) 1,497,385 shares of Common Stock, including 54,135 shares of Common Stock held jointly by Dr. Warner and his wife, Ellen McBee; and (ii) on March 15, 2013, Dr. Warner was awarded options exercisable for 92,500 shares of Common Stock, all of which are vested.
(14)	The share ownership includes: (i) 316,372 shares of Common Stock owned by the Joseph W & Patricia G Abrams Family Trust; and (ii) 15,000 warrants awarded to Mr. Abrams to purchase shares of Common Stock for bridge note funding; and (iii) on March 14, 2013, Mr. Abrams was awarded options exercisable for 52,500 shares of Common Stock, all of which are vested. Mr. Abrams has sole dispositive power of the Joseph W & Patricia G Abrams Family Trust.
(15)	The share ownership includes: (i) 315,609 shares of Common Stock and warrants to purchase 219,853 shares of Common Stock, which includes (a) 285,714 shares of Common Stock and warrants exercisable for 71,429 shares of Common Stock held by Mr. Taglich’s IRA account, and (b) 50,696 shares of Common Stock and warrants exercisable for 10,000 shares of Common Stock; and (ii) ) 114,284 Shares of Series C Preferred Stock, initially convertible into 114,284 shares of Common Stock and warrant issued with the series C Preferred Stock exercisable for 114,284 shares of Common Stock, however, the warrant contains a provision limiting its exercise to such number of shares of Common Stock that would constitute 9.99% of our total number of shares of Common Stock outstanding when aggregate with other shares of Common Stock owned by Mr. Taglich and his affiliated entities; (iv) warrants issued with Subordinated debt for 71,427 shares of Common Stock, however, the warrant contains a provision limiting its exercise to such number of shares of Common Stock that would constitute 9.99% of our total number of shares of Common Stock outstanding when aggregate with other shares of Common Stock owned by Mr. Taglich and his affiliated entities.

NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS
(“HOUSEHOLDING” INFORMATION)

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for information statements by delivering a single copy of these materials to an address shared by two or more stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. A number of brokers and other intermediaries with account holders who are our stockholders may be householding our stockholder materials, including this Information Statement. In that event, a single Information Statement, as the case may be, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Information Statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate Information Statement to us at:

Icagen, Inc.

4222 Emperor Blvd., Suite 350

Durham, North Carolina 27703

Telephone: ((919) 941- 5206

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the SEC relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Stockholders may request a copy of our annual report on Form 10-K for period ending December 31, 2018 and our quarterly report on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019 at no cost, by writing or telephoning us at the following address:

Icagen Inc.

4222 Emperor Blvd., Suite 350

Durham, North Carolina 27703

(919) 941-5206

27

Because we have already obtained the requisite stockholder vote for the APA described in this information statement upon delivery of written consents from the holders of a majority of our outstanding shares of Common Stock, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This information statement is for informational purposes only. Please read this information statement carefully.

Dated: February [●], 2020	By Order of the Board of Directors

/s/ Timothy Tyson
Timothy Tyson, Non-Executive Chairman of the Board

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EXHIBIT A

Asset Purchase Agreement dated as of February 11, 2020

Asset purchase agreement

BY AND BETWEEN

ICAGEN, INC.

CERTAIN SUBSIDIARIES OF ICAGEN INC.

AND

ADJACENT ACQUISITION CO., LLC

FEBRUARY 11, 2020

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Exhibits

Exhibit A – Earnout Computation Specifics	A-1
Exhibit B – Form of Bill of Sale	B-1
Exhibit C – Form of Assignment and Assumption Agreement	C-1
Exhibit D – Form of IP Assignment Agreement	D-1
Exhibit E – Form of Transition Services Agreement	E-1
Exhibit F – Form of Escrow Agreement	F-1

-iii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 11, 2020, is made and entered into by and between Icagen, Inc. (“Parent”), a Delaware corporation, Icagen Corp., a Nevada corporation, XRPro Sciences, Inc., a Delaware corporation, and Caldera Discovery, Inc., a Delaware corporation, (each, a “Subsidiary”, and the Subsidiaries, together with Parent, collectively referred to as “Seller”), and Adjacent Acquisition Co., LLC a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of drug discovery and providing services as a contract research organization, primarily using its ion channel platform, including its X-ray fluorescence technology referred to as XRpro, operated from Seller’s Durham, North Carolina location (the “Business”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Assets (as hereinafter defined), and Buyer desires to assume from Seller, all of the Assumed Liabilities (as hereinafter defined), all upon the terms and subject to the conditions set forth herein; and

WHEREAS, the boards of directors of Parent and each Subsidiary have recommended this Agreement for adoption and approval by their respective stockholders;

WHEREAS, on or prior to the date hereof, Buyer has entered into voting and support agreements with certain stockholders of Parent; and

WHEREAS, each of Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, Seller and Buyer, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Accounting Firm” means BDO LLP or a similar firm of national reputation.

“Acquisition Proposal” means any inquiry, proposal, or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, lease, exclusive license, merger or otherwise, of (a) all or more than 20% of the capital stock, warrants or other ownership interests in Seller (or any individual entity forming Seller), (b) all or any portion of the Business or the Transferred Assets, or (c) 20% or more of the book value of the assets of Seller taken as a whole, in each case of clauses (b) and (c), other than the disposition of assets in the Ordinary Course of Business.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. For purposes of this definition, “control” (including the terms “controls,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Perceptive Credit Holdings II, LP (and its Affiliates) (“Perceptive”) shall not be deemed to be an Affiliate of the Seller.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreement, the Escrow Agreement, the Transition Services Agreement and the Employment Offer Letters.

“Available Cash” means all cash and cash equivalents held by Seller with respect to the Business (including marketable securities and short-term investments), in each case measured at the Closing and determined in accordance with GAAP.

“Base Consideration” means $15,000,000.

“ Books and Records” means all records, documents, lists, notes and files, including executed originals (or copies of executed originals when executed originals are not available) of all Tax Returns, Contracts, purchase orders, sales orders, price lists, lists of accounts, customers, suppliers, employees, contractors, consultants and other personnel, laboratory reports, shipping records, all product, business and marketing plans, service manuals, sales and product brochures and catalogs and other sales literature and materials, and historical sales data and all books, ledgers, files, financial statements and other financial and accounting records (and related work papers and correspondence from accountants), minute books, data bases, computer files, programs and retrieved programs, access rights for off premises software, environmental studies and plans and business records, whether in hard copy, electronic form or otherwise.

“Business Consultant” means each individual retained by Seller or any Affiliate of Seller as an independent contractor or consultant to the Business.

“Business Data ” means all data and personal information accessed, processed, collected, stored or disseminated by Seller in connection with any of the Business and/or the Transferred Assets, including any Personally Identifiable Information.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks in Los Angeles, California are required or permitted to be closed.

“Business Employee” means each individual employed by Seller or any Affiliate of Seller who devotes substantially all of his or her time to the Business.

“Buyer Indemnitees” means Buyer and its Affiliates and its and their respective Representatives, successors and assigns.

“Change of Control Payments” means any amounts (including severance, termination, “golden parachute,” Tax gross-up, transaction bonus or other similar payments) which become payable as a result of, based upon or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event, whether contingent or otherwise) and which are owing to any current or former employees, officers, directors, consultants, independent contractors or equity holders of Seller pursuant to employment agreements, Contracts or other arrangements, including Seller’s share of Taxes payable with respect to all such amounts.

“Closing Consideration” means the Base Consideration minus the amount of any Estimated Working Capital Decrease (or plus the amount of any Estimated Working Capital Increase).

“Closing Net Working Capital” means the Net Working Capital as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement dated [●], 2019 between Seller and Ligand Pharmaceuticals Incorporated.

“Consent” means any approval, consent, ratification, permission, waiver, Order, Permit or authorization.

“Contract” means any written or oral contract, lease, license, deed, mortgage, indenture, sales order, accepted purchase order, note or other legally binding agreement, instrument, arrangement, promise, obligation, understanding, undertaking or commitment, whether express or implied.

“Current Assets ” means all current assets of the Business, determined in accordance with GAAP; provided, however, that “Current Assets” shall not include Available Cash.

“Current Liabilities” means all current liabilities of the Business, determined in accordance with GAAP; provided, however, that “Current Liabilities” shall not include any amounts included within Indebtedness, Change of Control Payments, Hired Employee Obligations or Transaction Expenses.

“Damages” includes any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Domain Name Registrar” means any entity that manages, registers or performs similar or related functions related to the use, reservation or ownership of domain names.

“Earnout” means the agreement of Buyer to pay future consideration of up to $25,000,000 upon fulfillment of certain conditions, computed as set forth in Exhibit A attached hereto.

“Effect” has the meaning set forth within the definition of Material Adverse Effect.

“Employee Plan” means each: (a) “employee benefit plan,” as defined in Section 3(3) of ERISA; and (b) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, phantom equity or other equity-based compensation, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement maintained, contributed to, or required to be contributed to, by Seller, any Affiliate of Seller or any ERISA Affiliate thereof for the benefit of any current or former employee, director, officer or independent contractor of Seller or any Affiliate of Seller or under which Seller, any Affiliate of Seller or any ERISA Affiliate thereof has any Liability.

“Estimated Working Capital Decrease ” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital.

“Estimated Working Capital Increase” means the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital.

“Environment” means the indoor and outdoor environment and all media, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.

“Environmental Law” means any Law or other legal requirement pertaining to pollution, protection of health, safety or the Environment or exposure of Persons to Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended, and any foreign, state or local Laws analogous to any of the foregoing, as amended, together with all judicial interpretations thereof.

“Environmental Liabilities” means: (a) any fines, penalties or Liabilities arising out of or related to any violations of, or non-compliance with, Environmental Laws or Environmental Permits applicable to the Business or any Transferred Asset, including any costs associated with correcting any such violations or non-compliance, in each case first arising or occurring, whether known or unknown, at or prior to the Closing; (b) any fines, penalties or Liabilities attributable to violations of, or non-compliance with, Environmental Laws or Environmental Permits that occur or arise after the Closing, to the extent that such fines, penalties or Liabilities, or any portion thereof, are attributed to the period prior to the Closing; (c) Liabilities relating to, or resulting or arising from, the off-site transportation, storage, treatment, recycling of Hazardous Materials generated by, or on behalf of Seller in connection with the Business or any Transferred Asset prior to the Closing, including claims related to loss of life, injury to persons or property or remediation; and (d) any Liability or costs arising from or related to any Environmental Release, threatened Environmental Release, or exposure of any Person to any Hazardous Material, in each case first arising or occurring, whether known or unknown, at or prior to the Closing at any location attributable or related to the Business or the Transferred Assets.

“Environmental Permit” means any Permit required, issued, held or obtained pursuant to any Environmental Law or pertaining to any Hazardous Material.

“Environmental Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the Environment, including the abandonment or discarding of any containers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller or an Affiliate of Seller as a single employer within the meaning of Section 414 of the Code.

“Escrow Account” means the escrow account to be established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank N.A.

“Escrow Amount” means an amount in cash equal to $1,250,000 to be deposited at the Closing in the Escrow Account with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement, including any interest accrued or income otherwise earned thereon.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” means any federal, provincial, state, municipal, local or foreign court or tribunal, administrative or regulatory body, agency or commission, or any other governmental authority or instrumentality.

“Hazardous Material” means any substance, material, chemical, odor, heat, sound, vibration, radiation, or waste, or any combination of any of them that is regulated or defined by, or with respect to which Liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing-material or asbestos-containing-material, toxic molds, mycotoxins, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Hired Employee” means any Business Employee that becomes an employee of Buyer or an Affiliate of Buyer as of the Closing Date.

“Hired Employee Obligations” means all Liabilities with respect to the Hired Employees’ unpaid wages, cash or equity incentive compensation, accrued paid time off, accrued payroll, accrued unpaid commissions, accrued bonuses, accrued sick leave or vacation, accrued bereavement time, accrued floating holidays or other similar accrued paid time off, business expense reimbursements, and related Taxes accrued in the Ordinary Course of Business; provided, however, that “Hired Employee Obligations” shall not include Change of Control Payments.

“Indebtedness” of any Person means, as of any time and without duplication, the following obligations (whether or not then due and payable): (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) evidenced by notes, bonds, debentures or similar instruments (whether or not convertible); (c) all obligations to pay the deferred purchase price of assets, property or services (including purchase price adjustments, “holdback” or similar payments, including the deferred purchase price owed to Pfizer, and the maximum amount of any potential earn-out payments), other than current trade accounts payable incurred in the Ordinary Course of Business; (d) all obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP or conditional sales Contract or similar title retention instrument; (e) all negative balances in bank accounts and all overdrafts; (f) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (g) all obligations relative to the maximum amount of any letter of credit or letter of guaranty (whether drawn or undrawn), bankers’ acceptance or similar instrument issued or created for the account of such Person; (h) all obligations secured by any Lien (other than Permitted Liens); (i) all guaranties, sureties, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, Indebtedness or indebtedness of others; (j) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if all Indebtedness referred to in the foregoing clauses (a) through (i) was prepaid (or, in the case of any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, unwound and settled) in full at such time; and (k) to the extent any item of Indebtedness referred to in the foregoing clauses (a) through (i) cannot be repaid at such time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such Indebtedness that occurs between such time and the earliest time that repayment may occur (e.g., if notice were delivered at such time).

“Indemnitees” means the Buyer Indemnitees or the Seller Indemnitees, as applicable.

“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisionals, reexaminations, renewals, extensions, provisionals, supplementary protection certificates, continuations and continuations in-part thereof, and equivalent or similar registered rights anywhere in the world (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information, inventions and discoveries, including without limitation invention disclosures; (iii) all copyrights, works of authorship, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all rights in Uniform Resource Locators, World Wide Web addresses and domain names and applications and registrations therefor; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller ” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry and investigation, of any officer or director of Seller.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, Order or charge of any Governmental Entity.

“Liabilities” means all direct or indirect debts, obligations, duties, commitments, responsibilities and liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due or whether known or unknown, asserted or unasserted, disputed or undisputed, joint or several, choate or inchoate, liquidated or unliquidated, secured or unsecured, vested or unvested, executory, determined, determinable or otherwise) of every kind and description, whenever or however arising (including, whether arising out of contract or tort, based on negligence or strict liability) and whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP or in the notes thereto.

“Licensed Intellectual Property” means all Intellectual Property licensed to Seller that is used or held for use in connection with any of the Business and/or the Transferred Asset.

“Lien” means any lien, pledge, mortgage, deed of trust, encumbrance, claim or security interest, hypothecation, deposit, equitable interest, option, charge, judgment, attachment, right of way, encroachment, easement, servitude, restriction on transfer, restriction on voting, preferential arrangement or preemptive right, right of first refusal or negotiation or restriction of any kind.

“Material Adverse Effect ” means any change, effect, event, occurrence, development, matter, state of facts, series of events, or circumstance (any such item, an “Effect”) that, individually or in the aggregate with all other Effects that occurred prior to the date of determination of the occurrence of an Effect, has, or would reasonably be expected to have or result in: (a) a material adverse effect on (x) the assets (including intangible assets and rights), properties, liabilities, business, condition (financial or otherwise), operations, results of operations of Seller or (y) the Business, the Transferred Assets or the Assumed Liabilities, taken as a whole, or (b) a material adverse effect on Seller’s ability to perform any of its obligations under this Agreement or to consummate any of the transactions contemplated by this Agreement; provided, however, that, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect: (i) any Effect arising out of or relating to (1) United States or global (or any region thereof) (A) economic, credit, financial, banking or securities market conditions, including prevailing interest rates or currency rates or (B) regulatory or political conditions, or (2) acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities (whether or not pursuant to the declaration of a national emergency or war), man-made disasters, natural disasters (including hurricanes) or acts of god; (ii) any Effect arising out of or relating to factors, conditions, trends or other circumstances generally affecting any of the industries or markets in which the Business operates; and (iii) any Effect arising out of or relating to any change in Law, GAAP, regulatory accounting requirements or interpretations thereof that apply to the Business (including the proposal or adoption of any new Law, or any change in the interpretation or enforcement of any existing Law), except, in the case of clauses (i), (ii) and (iii), to the extent that such Effect has a disproportionate adverse effect on the Business, the Transferred Assets or the Assumed Liabilities, each, taken as a whole, as compared to the adverse impact such Effect has on other Persons operating in the industries or markets in which the Business is operated, in which case such disproportionate adverse effect may be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect.

“Net Working Capital” means an amount (which may be a negative or positive number) in U.S. dollars equal to (a) the Current Assets minus (b) the Current Liabilities.

“Order” means any order, writ, injunction, stipulation, judgment, ruling, assessment, arbitration award, plan or decree.

“ Ordinary Course of Business ” means the ordinary course of business of Seller with respect to the Business and the Transferred Assets, consistent with past custom and practice (including as to nature, frequency and amount).

“Permits” means all authorizations, licenses, variances, exemptions, orders, permits and approvals granted by or obtained from any Governmental Entity.

“Permitted Liens” means: (a) Liens of carriers, warehousemen, mechanics, materialmen, and similar Liens arising or incurred in the Ordinary Course of Business and related to amounts that are not yet delinquent, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements; (b) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith through appropriate proceedings, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements; (c) pledges or deposits made in the Ordinary Course of Business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by applicable legislation; (d) with respect to real property only, zoning restrictions, building codes and other land use Laws regulating the use or occupancy of property which are not material in amount or do not, individually or in the aggregate, materially detract from the value of or materially impair the existing use of the property affected by such Law (to the extent there are no violations of the same); (e) minor liens that have arisen in the Ordinary Course of Business and do not materially detract from the value of the Transferred Assets; (f) statutory liens to secure obligations to landlords under leases and landlord liens for demising costs; and (g) purchase money equipment liens that are not securing Assumed Liabilities.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, any other business entity and any Governmental Entity.

“Personal Property Lease” means any Contract for Tangible Personal Property leased, subleased, licensed or otherwise conveyed to or by Seller.

“Personally Identifiable Information” means any specific and unique information relating to an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number).

“Proceeding” means any action, charge, claim, complaint, demand, grievance, arbitration, audit, assessment, hearing, investigation, inquiry, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Proxy Statement” shall mean the proxy statement filed by Seller with the SEC relating to any required approval by Parent's stockholders of this Agreement and the transactions contemplated hereby.

“Public Official” means: (a) any director, officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (b) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled company or organization; (c) any officer, employee or representative of any public international organization, such as the United Nations or the World Bank; (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (e) any political party, party official or candidate for political office.

“Repaid Indebtedness” means: (a) the Indebtedness of the Business identified in the Payoff Letters (including Indebtedness to Perceptive) and (b) all other Indebtedness of the Business that is designated as “Repaid Indebtedness” by Seller and Buyer at least five (5) Business Days prior to the Closing Date.

“Representatives” means, when used with respect to any Person, such Person’s officers, directors, managers, employees, agents, potential financing sources, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by or on behalf of such Person or any of the foregoing).

“Required Consents” means the Consents listed on Schedule 1.1 hereto.

“SEC” means the Securities and Exchange Commission.

“Seller Board” or “Parent Board” means the board of directors of Parent.

“Seller Indemnitees” means Seller and its Affiliates and its and their respective equity holders, Representatives, successors and assigns.

“Seller IT Systems” means all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by Seller in the operation of the Business and/or the Transferred Assets.

“Specified Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authority), 3.6 (Assets; Employees), 3.9 (Compliance with Laws); 3.11 (Taxes), 3.12 (Intellectual Property), 3.13 (Brokers), 3.18 (Employee Benefit Plans), 4.1 (Organization and Qualification), 4.2 (Authority), and 4.4 (Brokers) of this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a Person other than Buyer, which is on terms which the Parent Board in good faith concludes (following consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity and nature of the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Parent or Parent’s stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (as the same may be proposed to be amended by Buyer pursuant to Section 5.5(e), (ii) is reasonably likely to be completed, (iii) for which the Person making the proposal has sufficient financial resources available to it, and (iv) is not subject to any significant condition or contingency, such as obtaining third party financing, that is not also contained in this Agreement.

“Superior Proposal Notice” is defined in Section 5.5(d).

“Tangible Personal Property” means all machinery, fixtures, equipment, tools, spare parts, furniture, office equipment, hardware, supplies, materials, vehicles and other items of tangible personal property of any kind (other than Inventory) owned, leased, used or held for use by Seller in connection with any of the Business and/or the Transferred Assets.

“Target Net Working Capital” means $0.00.

“Taxes” means: (a) any and all taxes, charges, fees, assessments, levies, unclaimed property and escheat obligations or other assessments, including all net income, gross income, gross receipts, premium, sales, use, ad valorem, goods and services, net receipts, harmonized sales, value added, transfer, documentary, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis, or in any other manner; (b) any interest, fine, assessment, penalty (including penalties for failure to file in accordance with applicable information reporting requirements), or addition to the amounts set forth in clause (a) assessed or levied by any authority, whether federal, state, local, domestic or foreign (whether disputed or not); and (c) any liability in respect of any of the items described in clauses (a) and (b) payable under a tax sharing, allocation, indemnity or similar agreement or by reason of successor, transferee, or other liability, by contract, operation of law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereto or any analogous or similar provision of state, local or foreign Law).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means any report, return, information return, form, declaration or other document or information filed or required to be supplied to any authority in connection with Taxes (including any attachment thereto or amendment thereof).

“Territory” means worldwide.

“Third Party” shall mean any Person other than Buyer or Seller or their Affiliates.

“Transaction Expenses” means all fees, costs, expenses and other similar obligations of, or amounts incurred or payable by or on behalf of Seller that have not been paid in full prior to the Closing, in each case in connection with the preparation, negotiation, execution or performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including the following: (a) the fees and disbursements of, or other similar amounts charged by, counsel retained by Seller; (b) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts retained by Seller; and (c) the other out-of-pocket expenses, if any, of Seller.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff Law.

“Working Capital Decrease” means the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Closing Net Working Capital.

“Working Capital Increase” means the amount, if any, by which the Closing Net Working Capital exceeds the Estimated Closing Net Working Capital.

Section 1.2. Certain Other Definitions. The following terms are defined in the respective Sections of this Agreement indicated:

Affiliate Agreements	Section 3.19
Agreed Amount	Section 8.7(b)
Agreement	Preamble
Assignment and Assumption Agreement	Section 2.7(a)(iii)
Assumed Contracts	Section 2.1(a)
Assumed Liabilities	Section 2.3
Basket Amount	Section 8.4(a)(i)
Bill of Sale	Section 2.7(a)(ii)
Business	Recitals
Business Confidential Information	Section 6.6(a)
Buyer	Preamble
Buyer Material Adverse Effect	Section 4.1
Change in Recommendation	Section 5.5(f)
Claim Dispute Period	Section 8.7(b)
Claimed Amount	Section 8.7(a)
Closing	Section 2.6
Closing Date	Section 2.6
Competing Confidentiality Agreement	Section 5.5(d)(i)
Contested Amount	Section 8.7(b)
Continuing Affiliate Agreements	Section 5.7
De Minimis Claim Amount	Section 8.4(a)
Disclosure Schedule	Article 3
Dispute Notice	Section 2.9(c)(i)
Dispute Period	Section 2.9(c)(i)
Employment Offer Letters	Section 2.7(a)(viii)
Escrow Agreement	Section 2.10(a)
Escrow Balance	Section 8.10(a)
Estimated Closing Net Working Capital	Section 2.9(a)
Estimated Working Capital Statement	Section 2.9(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.4
FDA	Section 3.9(a)
Final Actual Net Working Capital	Section 2.9(c)(ii)
Final Price Allocation	Section 2.11(b)
Financial Statements	Section 3.4(a)
Former Superior Proposal	Section 5.5(e)
General Survival Date	Section 8.1(a)
Guarantor	Section 11.15
Indemnitor	Section 8.6(a)
Insurance Policies	Section 3.20(a)
Interim Balance Sheet	Section 3.4(a)
Interim Period	Section 5.1(a)
Inventory	Section 2.1(b)
IP Assignment Agreement	Section 2.7(a)(iv)
Leased Real Property	Section 3.15(b)
Material Contract	Section 3.14(a)
Material Customers	Section 3.21(a)
Material Suppliers	Section 3.21(b)
Notice of Claim	Section 8.7(a)
Obligations	Section 11.15
Outside Date	Section 10.1(b)
Payoff Amounts	Section 2.8(b)(i)
Payoff Letters	Section 2.7(a)(vi)
Pending Claim Amount	Section 8.10(a)
Potential Acquiror	Section 5.5(d)
Price Allocation	Section 2.11(a)
Price Allocation Statement	Section 2.11(b)
Purchase Price	Section 2.8(a)

Real Property Lease	Section 3.15(b)
Released Claims	Section 6.2(a)
Released Parties	Section 6.2(a)
Releasing Parties	Section 6.2(a)
Releasing Party	Section 6.2(a)
Response Notice	Section 8.7(b)
Restricted Period	Section 6.5(a)
Rollover Vacation	Section 5.6
Seller	Preamble
Seller Board Recommendation	Section 5.2(c)
Seller Stockholder Approval	Section 5.2(e)
Seller’s Stockholders’ Meeting	Section 5.2(d)
Shortfall	Section 6.7(a)
Stipulated Amount	Section 8.7(e)
Superior Proposal Notice	Section 5.5(d)
Third Party Claim	Section 8.6(a)
Transfer Taxes	Section 9.1
Transferred Assets	Section 2.1
Transferred Intellectual Property Rights	Section 2.1(i)
Transition Services Agreement	Section 2.7(a)(x)
Unresolved Escrow Claim	Section 8.10(a)
Working Capital Statement	Section 2.9(b)

ARTICLE 2

TRANSFER OF ASSETS

Section 2.1. Transfer of Assets by Seller. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under all of the properties, rights and assets of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located, whether now owned, leased, used or held for use or hereafter owned, leased, used or held for use (other than the Excluded Assets), which are located at the Durham, North Carolina location of the Seller, (collectively, the “Transferred Assets”), including the following:

(a)  except for this Agreement, the Ancillary Agreements and the Contracts listed on Section 2.1(a) of the Disclosure Schedule, all Contracts to which Seller is a party related to the Business or the Transferred Assets (collectively, the “Assumed Contracts”);

(b)  all inventory and supplies of the Business, including work in process, raw materials, packaging, and all other materials and supplies to be used or consumed by the Business in the Durham facility (collectively, “Inventory”);

(c)  all Tangible Personal Property, including the equipment listed on Section 2.1(c) of the Disclosure Schedule;

(d)  Leased Real Property in Durham;

(e)  originals, or where originals are not available copies, of all Books and Records related to the Business and/or the Transferred Assets;

(f)  all claims, causes of action, rights of recovery, rights of recoupment and rights of set-off of any kind (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) of Seller related to the Business and/or the Transferred Assets, including those listed on Section 2.1(f) of the Disclosure Schedule, but excluding any claims, causes of action, rights of recovery, rights of recoupment and rights of set-off related solely to any one or more (i) Excluded Assets or (ii) Excluded Liabilities;

(g)  all rights to any Proceedings of any nature available to or being pursued by Seller to the extent related to the Business, the Transferred Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, excluding any Proceedings related solely to any one or more (i) Excluded Assets or (ii) Excluded Liabilities;

(h)  all of the intangible rights and property of Seller related to the Business and/or the Transferred Assets, including: (i) all owned Intellectual Property Rights, (ii) cell lines and plasmid repositories of the Business, and (iii) all goodwill of or pertaining to the Business and/or the Transferred Assets, but not including Excluded Assets (collectively, the “Transferred Intellectual Property Rights”);

(i)  the name “Icagen” and related Trademarks;

(j)  all telephone numbers, websites, URLs and e-mail addresses owned, licensed or otherwise used by Seller in connection with, or otherwise relating to, any of the Business and/or the Transferred Assets;

(k)  all claims under insurance policies covering the Business or the Transferred Assets and all proceeds from claims under such insurance policies;

(l)  all deposits, prepaid expenses, advance payments and charges paid by Seller or its Affiliates prior to the Closing Date in respect of the Business or the Transferred Assets, including those listed on Section 2.1(l) of the Disclosure Schedule; and

(m)  to the extent transferable, all Permits, including Environmental Permits, required for the lawful conduct of the Business as currently conducted or for the ownership and use of the Transferred Assets, and all pending applications therefor or renewals thereof.

Section 2.2. Excluded Assets. Notwithstanding anything herein to the contrary, Seller will retain and will not transfer, convey, assign or deliver to Buyer, and Buyer will not acquire any right, title or interest in or to any one or more of the following (collectively, the “Excluded Assets”):

(a)  Available Cash and accounts receivable;

(b)  The assets of Icagen-T located in Tucson, Arizona, as more fully described in Section 2.2(b) of the Disclosure Schedule;

(c)  the equity of Icagen-T owned by Seller;

(d)  all Contracts that are not Assumed Contracts;

(e)  Seller’s corporate seal, organizational and governing documents, minute books, stock transfer books, and other documents relating solely to the organization, maintenance and existence of Seller as a corporation;

(f)  Seller’s Tax identification numbers and Tax Returns;

(g)  any rights (including indemnification) and claims and recoveries under any Proceeding of Seller against third parties, solely to the extent relating to any one or more (i) Excluded Assets or (ii) Excluded Liabilities;

(h)  copies of any personnel records and other business records with respect to the Business that Seller is required by Law to retain in its possession (with copies of any such records being provided to Buyer at Closing);

(i)  the consideration to be received by Seller, and Seller’s other rights, under this Agreement and the Ancillary Agreements;

(j)  all Employee Plans and assets attributable thereto; and

(k)  those assets listed on Section 2.2(k) of the Disclosure Schedule.

Section 2.3. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements herein set forth, Buyer agrees to assume as of the Closing, and to thereafter perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)  all Liabilities arising after the Closing under the Assumed Contracts; provided, however, that Assumed Liabilities shall not include any Liabilities arising out of any breach, default, misconduct, negligence, failure to comply with any material applicable Law, or other form of non-compliance by Seller under an Assumed Contract at or prior to the Closing; and

(b)  all Liabilities included in the calculation of Final Actual Net Working Capital;

(c)  other Liabilities detailed on Section 2.3(c) of the Seller Disclosure Schedule; and;

(d)  Rollover Vacation as described in Section 5.6 below.

Section 2.4. Excluded Liabilities. Notwithstanding the provisions of Section 2.3, Buyer does not agree to assume, perform or discharge, indemnify Seller against, or otherwise have any responsibility for, any Liabilities of Seller other than the Assumed Liabilities, whether arising prior to, on or after the Closing (which such Liabilities shall be collectively referred to herein as the “Excluded Liabilities”). Without limiting the generality of the foregoing, Excluded Liabilities shall include:

(a)  except for the Assumed Liabilities, any Liabilities relating to the Business or the Transferred Assets incurred or occurring at or prior to the Closing, whether currently in existence or arising hereafter;

(b)  except for the Assumed Liabilities, any Liabilities of Seller or any businesses or assets of any Affiliate of Seller;

(c)  any Liability relating to or arising out of any Excluded Asset, such as the Liabilities of Icagen-T;

(d)  other than Liabilities expressly assumed pursuant to Section 2.3(c), any Liabilities related to, based upon, or in connection with any current or former officers, directors, employees, consultants or independent contractors of Seller or any Affiliate of Seller, including: (i) Liabilities with respect to any such Person’s unpaid wages, cash or equity incentive compensation, paid time off, payroll, unpaid commissions, bonuses, sick leave or vacation, bereavement time, floating holidays or other similar paid time off, severance, retention, expense reimbursements, unemployment insurance benefits and related penalties, premiums, and interest arising from any actual or alleged labor and employment claims or wage and hour violations (such as the nonpayment or untimely payment of any accrued wages or compensation) and Taxes; (ii) Hired Employee Obligations; (iii) Change of Control Payments; and (iv) Liabilities arising under the WARN Act, ERISA, Employee Plans or applicable Law;

(e)  any Liability relating to, based upon or arising under or in connection with any Employee Plan;

(f)  any Environmental Liabilities incurred prior to Closing;

(g)  any Liabilities in respect of any pending or threatened Proceeding arising out of, relating to or otherwise in respect of the operation of the Business or the Transferred Assets to the extent such Proceeding relates to such operation at or prior to the Closing;

(h)  any Liabilities arising out of, in connection with or relating to any violations by Seller or any of its Affiliates of, or the failure by Seller or any of its Affiliates to comply with, any Law;

(i)  any Indebtedness of Seller and/or the Business other than Assumed Liabilities, with the overdue amounts payable to Nanion treated as Indebtedness by agreement of the parties;

(j)  except to the extent arising under a Real Property Lease after the Closing, any Liability with respect to real property, whether owned, leased or otherwise;

(k)  any Liability for: (i) Taxes of Seller or any Affiliate of Seller; (ii) Taxes with respect to the Business or the Transferred Assets attributable to the period prior to Closing; or (iii) Transfer Taxes;

(l)  except to the extent arising under an Assumed Contract after the Closing, any Liability, whether currently in existence or arising hereafter, owed by Seller to any of its Affiliates;

(m)  the obligation to pay additional premiums as a result of underpayment of premiums for insurance policies included in the Transferred Assets, to the extent attributable to any time period ending on or prior to the Closing Date;

(n)  any Transaction Expenses;

(o)  any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations); and

(p)  any Liability in respect of any matter set forth on Section 2.4(p) of the Disclosure Schedule.

Section 2.5. Assignment of Contracts and Rights.

(a)  Nothing in this Agreement shall be construed as an attempt to assign, and Buyer shall not assume any Liabilities with respect to, any Contract or Permit constituting a Transferred Asset, or any other Transferred Asset, that by Law is nonassignable, or that by its terms is nonassignable without the Consent of the other party or parties thereto to the extent such party or parties assert in writing that such assignment is a breach of such Contract or Permit, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. With respect to any Contract, Permit or other Transferred Asset of the type described in the preceding sentence, and any claim, right or benefit arising thereunder or resulting therefrom, promptly after the date of this Agreement, to the extent required by the terms of the Contract, Permit or other Transferred Asset, Seller shall, at its sole cost and expense, obtain the written Consent of the other parties to any such Contract, Permit or other Transferred Asset for the assignment thereof to Buyer in form and substance satisfactory to Buyer.

(b)  If such Consent is not obtained with respect to any such Contract, Permit or other Transferred Asset prior to the Closing, in addition to any other remedy available to Buyer at law or in equity, at Seller’s expense, Seller shall, from and after the Closing take all actions and do or cause to be done all such things as shall in the reasonable judgment of Buyer or its counsel be necessary: (i) to ensure that the claims, rights and benefits with respect to such Contract, Permit or other Transferred Asset are preserved for Buyer or for the benefit of Buyer (including by entering into a subcontracting or subleasing arrangement with Buyer, if permitted); and (ii) to facilitate receipt of, and promptly pay to, Buyer all monies received by Seller under any such Contract, Permit or other Transferred Asset or any claim, right or benefit arising thereunder not transferred to Buyer pursuant to this Section 2.5.

Section 2.6. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth, P.C., 4365 Executive Drive, Suite 1500, San Diego, California 92121, at 10:00 a.m., Pacific Time, on the date of this Agreement or, if conditions to Closing are not yet fulfilled, on the Business Day following the satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article 7 of this Agreement (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date or at such other time and place as Buyer and Seller may mutually agree in writing. The date on which the Closing actually occurs is referenced herein as the “Closing Date”. At the Closing, documents and signature pages may be exchanged remotely via facsimile or other electronic exchange (with originals to be delivered to the other party as soon as reasonably practicable after the Closing and requested by such other party). The effective time of the Closing is 12:01 A.M. Eastern Time on the Closing Date.

Section 2.7. Closing Deliveries. At the Closing:

(a)  Conditions to Buyer’s Obligation. Buyer's obligation hereunder to purchase and pay for the Transferred Assets is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived, in whole or in part, by Buyer in its sole discretion, and Seller shall use its reasonable best efforts to cause such conditions to be fulfilled, which include Seller shall have delivered, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer), the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:

(i)  [reserved];

(ii) Bill of Sale . A bill of sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”), duly executed by Seller;

(iii) Assignment and Assumption Agreement. An assignment and assumption agreement in substantially the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iv) IP Assignment Agreement. An intellectual property assignment agreement in substantially the form attached hereto as Exhibit D (the “IP Assignment Agreement”), duly executed by Parent and each Subsidiary owning Transferred Assets that are Patents, Trademarks and registered Copyrights or Domain Names;

(v) Officer’s Certificate. A certificate signed by an officer of Seller, dated the Closing Date, certifying: (x) Seller’s organizational and governing documents; (y) resolutions of the Seller Board approving this Agreement, the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby; and (z) resolutions of the equity holders of Parent approving this Agreement and the transactions contemplated hereby;

(vi) Payoff Letters . Payoff letters, in form and substance satisfactory to Buyer, evidencing the discharge or payment in full of the Repaid Indebtedness and including a release of Buyer, and an agreement to provide for the benefit of Buyer the same confidentiality restrictions that exist between the holder of such Repaid Indebtedness and Seller (the “ Payoff Letters”), in each case duly executed by each holder of such Repaid Indebtedness, with an agreement to provide termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, which when filed will release and satisfy any and all Liens relating to such Repaid Indebtedness, together with proper authority to file such termination statements or other releases at and following the Closing;

(vii) Employment Offer Letters. Employment offer letters with each of the individuals listed on Section 2.7(a)(vii) of the Disclosure Schedule, in the form provided by Buyer, duly executed by the applicable individual party thereto (the “Employment Offer Letters”)1;

(viii) Required Consents. The Required Consents, duly executed and in full force and effect; and each Required Consent given by a contractual counterparty must also include an express and irrevocable waiver (for the express benefit of Guarantor, Buyer and their Affiliates) to the effect that all covenants (if any) of any agreement between Parent or Seller (or an Affiliate of Parent or Seller) and such counterparty which are stated to apply not just to the Parent/Seller-side party but also to Affiliates and/or Subsidiaries of such Parent/Seller-side party shall, after the Closing, have no applicability to or binding effect upon Guarantor, Buyer or any Affiliate of Guarantor or Buyer (except for the Parent/Seller-side party, to the extent it is or becomes an Affiliate or Subsidiary of Guarantor or Buyer);

(ix) FIRPTA Certificate. An affidavit prepared in accordance with Treasury Regulations Sections 1.1445-2 and dated as of the Closing Date attesting that Parent and each Subsidiary is not a foreign person, provided, however, that that if Buyer does not receive a properly executed affidavit, as described above, from Seller then Buyer shall be permitted to withhold from any payments to be made pursuant to this Agreement to Seller any required withholding tax under Section 1445 of the Code as determined by Buyer, and any such amounts withheld shall be treated for all purposes of this Agreement as having been paid to Seller;

1 Note to Draft: The parties to discuss full employment agreements for certain individuals

(x)  Transition Services Agreement. A transition services agreement in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”), duly executed by Seller;

(xi)  Escrow Agreement. The Escrow Agreement, duly executed by Seller and the Escrow Agent; and

(xii)  Other Documents. All other instruments, agreements, certificates and documents required to be delivered by Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Buyer may have reasonably requested at least three (3) Business Days prior to the Closing Date in order to give effect to the transactions contemplated by this Agreement.

(b)  Buyer shall pay, or cause to be paid, the Closing Consideration as provided in Section 2.8 and shall deliver, or cause to be delivered, to Seller or any other Person designated by Seller (unless the delivery is waived in writing by Seller), the following documents, in each case duly executed or otherwise in proper form, and the other items listed below:

(i)  [reserved];

(ii)  Assignment and Assumption Agreement. The Assignment and Assumption Agreement, duly executed by Buyer;

(iii)  IP Assignment Agreement. The IP Assignment Agreement, duly executed by Buyer;

(iv)  Good Standing Certificate. A good standing certificate with respect to Buyer issued by the Secretary of State of the State of Delaware, dated as of a date no more than three (3) Business Days prior to the Closing Date;

(v)  Transition Services Agreement. The Transition Services Agreement,

duly executed by Buyer;

(vi)  Escrow Agreement. The Escrow Agreement, duly executed by Buyer; and

(vii)  Other Documents. All other instruments, agreements, certificates and documents required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Seller may have reasonably requested at least three (3) Business Days prior to the Closing Date in order to give effect to the transactions contemplated by this Agreement.

Section 2.8. Purchase Price.

(a)  The aggregate consideration for the Transferred Assets and the non-competition obligations set forth in Section 6.5 shall consist of: (i) an amount in cash equal to the Base Consideration, subject to adjustment pursuant to Section 2.9 below and payable in accordance with Section 2.8(b) below; (ii)  the Earnout; and (iii) the assumption by Buyer of the Assumed Liabilities (collectively, the “Purchase Price”).

(b)  At the Closing:

(i)   Buyer shall pay, or cause to be paid, the Closing Consideration, minus the sum of (A) the Escrow Amount, and (B) the amount of any funds required to be paid pursuant to the Payoff Letters (the “Payoff Amounts”), to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller in the Estimated Working Capital Statement;

(ii)  Buyer shall pay, or cause to be paid, the Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds to the Escrow Account designated by the Escrow Agent pursuant to the Escrow Agreement;

(iii)  Buyer shall pay, or cause to be paid, the Payoff Amounts to the payees specified in the Payoff Letters, by wire transfer of immediately available funds to the account or accounts designated by such payees therein; and

(iv)  Buyer shall assume the Assumed Liabilities.

(c)  Buyer shall be permitted to deduct and withhold or cause to be deducted and withheld from any amounts payable pursuant to this Agreement all amounts required to be deducted and withheld under applicable Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as paid to Seller.

Section 2.9. Working Capital Adjustment.

(a)  Estimated Working Capital Adjustment. At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Working Capital Statement”), reasonably acceptable to Buyer, setting forth a good faith calculation, together with reasonably detailed supporting documentation, of (i) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the components thereof, (ii) the Estimated Working Capital Increase or the Estimated Working Capital Decrease, as the case may be, and (iii) the resulting calculation of the Closing Consideration. The Estimated Working Capital Statement and the calculations thereunder shall be prepared and calculated by Seller in good faith and be reasonably acceptable to Buyer.

(b)  Working Capital Statement. Within the one hundred twenty (120) day period after the Closing Date (or such reasonable extension thereof as approved by Seller, such approval not to be unreasonably withheld, conditioned or delayed), Buyer shall deliver, or cause to be delivered, to Seller a statement (the “Working Capital Statement”) setting forth Buyer's objections, if any, to the calculations set forth in the Estimated Working Capital Statement, together with reasonably detailed supporting documentation to substantiate any such objections, including the calculations of: (i) the Closing Net Working Capital and (ii) the Working Capital Increase or the Working Capital Decrease, as the case may be. The Working Capital Statement and the calculations thereunder shall be prepared and calculated by Buyer in good faith.

(c)  Disputes.

(i)  If Seller disputes any of Buyer's objections to the Estimated Working Capital Statement as set forth in the Working Capital Statement and the amount of the dispute exceeds $100,000, then, within fifteen (15) days after the delivery to Seller of the Working Capital Statement (the “Dispute Period”), Seller shall deliver to Buyer a written notice (a “Dispute Notice”) describing in reasonable detail Seller's dispute of any of Buyer's objections to the Estimated Working Capital Statement set forth in such Working Capital Statement. If Seller does not deliver a Dispute Notice to Buyer during the Dispute Period, then Buyer's objections set forth in the Working Capital Statement shall be binding and conclusive on the parties hereto.

(ii)  If Seller delivers a Dispute Notice, and if Seller and Buyer are unable to resolve the objections set forth in the Working Capital Statement within ten (10) Business Days after such Dispute Notice is delivered to Buyer, the dispute shall be finally settled by the Accounting Firm. Within ten (10) days after the Accounting Firm is appointed, Buyer shall forward a copy of the Working Capital Statement to the Accounting Firm, and Seller shall forward a copy of the Dispute Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation. Each party shall execute any reasonable engagement letter requested by the Accounting Firm. The Accounting Firm's role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Working Capital Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Working Capital Statement are correct or whether the Target Net Working Capital is correct. The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer and shall be limited to the selection of either Seller's or Buyer's position on a disputed item (or a position in between the positions of Seller or Buyer) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review. In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Working Capital Statement. Seller and Buyer shall instruct the Accounting Firm to deliver to Seller and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Seller and Buyer) of the disputed items submitted to the Accounting Firm within thirty (30) calendar days of receipt of such disputed items. The determination by the Accounting Firm of the disputed amounts and the Working Capital Increase or Working Capital Decrease shall be conclusive and binding on the parties hereto, absent manifest error or fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties. Each party (as defined below) in any such proceeding shall pay a proportion of the total costs and fees related to such determination by the Accounting Firm, including the costs for the Accounting Firm's services, based on the extent to which it is the non-prevailing party in any Dispute. For example, if the difference between Buyer’s and Seller’s position as finally submitted to the Accounting Firm for a determination is $50,000, and Buyer is awarded $10,000, then Buyer shall pay 80% of such costs. The parties agree that the procedure set forth in this Section 2.9 for resolving disputes with respect to the Closing Net Working Capital shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Closing Net Working Capital, as finally determined pursuant to this Section 2.9(c), shall be referred to herein as the “Final Actual Net Working Capital”. The same mechanism, including the dates of a Dispute Notice, and the selection of an Accounting Firm if needed, shall apply to any dispute regarding payments calculated under Exhibit A.

(d)  Payment of Working Capital Adjustment. If there is a Working Capital Increase, as finally determined in accordance with this Section 2.9, Buyer shall pay the Working Capital Increase to Seller. If there is a Working Capital Decrease, as finally determined in accordance with this Section 2.9, then Seller shall pay to Buyer the Working Capital Decrease.

(e)  Timing of Payments. Any payment required to be made pursuant to Section 2.9(d) shall be made within five (5) Business Days of the determination of the Final Actual Net Working Capital pursuant to the provisions of this Section 2.9 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by Seller or Buyer, as applicable, at least two (2) Business Days prior to such payment date.

(f)  Tax Treatment. Each of Seller and Buyer shall treat any payment that Buyer or Seller receives pursuant to this Section 2.9 as an adjustment to the Purchase Price for Tax purposes.

Section 2.10. Escrow Arrangements.

(a)  At the Closing, Seller and Buyer shall enter into an Escrow Agreement with the Escrow Agent in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”), pursuant to which, among other things, Buyer shall deposit an amount in cash equal to the Escrow Amount in the Escrow Account in order to provide Buyer with a source of funds for satisfaction of any amounts owing from Seller to any Buyer Indemnitee resulting from Damages required to be indemnified by Seller under Article 8.

(b)  Distributions from the Escrow Account to Seller or Buyer, as applicable, shall be made as provided in this Agreement and the Escrow Agreement.

Section 2.11. Purchase Price Allocation.

(a)  The parties hereto shall allocate the Base Consideration (plus the portion of the Assumed Liabilities and other relevant items which are treated as purchase price for federal income tax purposes) among the assets transferred by Seller pursuant to this Agreement in accordance with the applicable provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Price Allocation”).

(b)  Within ninety (90) days after the Closing, Buyer shall provide Seller with a statement (“Price Allocation Statement”) containing Buyer’s proposed Price Allocation. If Seller does not notify Buyer of an objection to Buyer’s proposed Price Allocation as unreasonable within twenty (20) days after delivery thereof, Buyer’s proposed Price Allocation shall be deemed the “Final Price Allocation”. If within twenty (20) days after the delivery of the Price Allocation Statement, Seller notifies Buyer in writing that Seller objects to Buyer’s proposed Price Allocation contained in the Price Allocation Statement as unreasonable, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days of Seller’s written notification, and the Price Allocation agreed to by Buyer and Seller shall be deemed the Final Price Allocation. In the event that Buyer and Seller are unable to resolve such dispute within that twenty (20) day period, the dispute shall be referred for final determination to the Accounting Firm or, if such firm is not available, such other accounting firm selected by the mutual agreement of Buyer and Seller. The fees and disbursements of such third party shall be borne by the parties hereto in proportion to the amounts by which their proposals differ from the final determination of such third party. The Final Price Allocation shall be adjusted, as appropriate, to reflect any payments made pursuant to this Agreement after the Closing Date. Each of Buyer and Seller shall timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and make any timely filing required by applicable state or local Laws. Neither Buyer nor Seller shall take any position or permit any of its Affiliates to take any position inconsistent with the Final Price Allocation in the preparation of financial statements, the filing of any Tax Returns or in the course of any audit by any Taxing Authority, Tax review or Tax proceeding relating to any Tax Returns. Any Working Capital Increase or Working Capital Decrease pursuant to Section 2.9 shall be allocated in a manner consistent with the Final Price Allocation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Buyer simultaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:

Section 3.1. Organization and Qualification. Parent is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary is duly incorporated, validly existing and in good standing under the Laws of the state of its incorporation. Parent and each Subsidiary has the requisite corporate power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on the Business as it is now being conducted and as currently proposed to be conducted. Parent and each Subsidiary is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the Business or the character or location of the Transferred Assets makes such licensing or qualification necessary. Section 3.1 of the Disclosure Schedule accurately sets forth each jurisdiction where Seller is qualified, licensed or admitted to do business.

Section 3.2. Authority.

(a) Parent and each Subsidiary has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Parent and any Subsidiary is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other or further action or proceeding on the part of Seller, other than the approval of Parent’s Stockholders, is necessary to authorize the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery of this Agreement and such Ancillary Agreements by each other party thereto, constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity.

(b) At a meeting duly called and held, the Seller Board has, by the unanimous vote of the Seller Board, adopted resolutions approving this Agreement, the Ancillary Agreements to which Parent or any Subsidiary is a party and all of the transactions contemplated hereby and thereby, which resolutions are in full force and effect and have not been subsequently amended, altered, rescinded, revoked or modified in any respect.

(c) The stockholder of each Subsidiary has duly approved the sale of assets contemplated by this Agreement.

Section 3.3. Consents and Approvals; No Violations.

(a)  Except for the Consents, filings, declarations, registrations and notices set forth in Section 3.3(a) of the Disclosure Schedule, no Consent of, or filing, declaration or registration with, or notice to any Governmental Entity or any other Person, which has not been received or made, is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

(b)  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Parent or any Subsidiary’s organizational or governing documents; or (ii) assuming that the Consents listed on Section 3.3(a) of the Disclosure Schedule have been received or made, as the case may be, prior to the Closing: (x) conflict with or result in a violation or breach of any Law applicable to Seller, the Business or any of the Transferred Assets; (y) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Contract or Permit to which Seller is a party, by which Seller or the Business is bound, or to which any of the Transferred Assets is subject; or (z) result in the creation of any Lien upon any of the Transferred Assets.

Section 3.4. Financial Information.

(a)  Delivery of Financial Statements. Seller has delivered to Buyer true, correct and complete copies of the following financial statements, including any related notes and schedules thereto (collectively, the “Financial Statements”): (i) the audited balance sheet of the Business as of December 31, 2016, December 31, 2017 and December 31, 2018, and the related unaudited statements of operations and cash flows for the years then ended; and (ii) the unaudited balance sheet of the Business as of September 30, 2019 (the “Interim Balance Sheet”), and the related unaudited statements of operations and cash flows, in each case, for the three and nine months ended September 30, 2019.

(b)  Fair Presentation. The Financial Statements have been based upon the information contained in Seller’s Books and Records, and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as indicated in the notes to financial and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring yearend adjustments). Each of the balance sheets included in the Financial Statements is true, correct and complete and fairly presents in all material respects the financial position of the Business as of the respective dates thereof, and each of the statements of operations and cash flows or equivalent statements contained in the Financial Statements (including any related notes and schedules thereto) is true, correct and complete and fairly presents the results of operations of the Business for the periods specified in such statement, in each case in accordance with GAAP. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP. With respect to Parent, the financial statements included in any annual or quarterly reports filed with the SEC were true, complete and correct at the time filed.

(c)  Financial Statement Preparation. The Business possesses, and will have access, following the Closing, to the information necessary to prepare balance sheets and statements of operations and cash flows (including footnotes and other disclosures related thereto) for the Business that conform to the requirements of GAAP. The statements of operations included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of the Business except as expressly specified therein. The statements of operations and cash flows included in the Financial Statements do not reflect the operations of any entity or business other than the Business other than Icagen-T. Seller has not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of its funds in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in its normally maintained books and records.

(d)  Indebtedness. Section 3.4(d) of the Disclosure Schedule sets forth a complete and correct list of all Indebtedness of the Business, or by which the Business has become subject to a Lien, as of the date of this Agreement, identifying the creditor (including name and address), the type of instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the open of business on the date of this Agreement. No Indebtedness of the Business contains any restriction upon the prepayment of any such Indebtedness except as set forth on Schedule 3.4(d). With respect to each item of Indebtedness of the Business, Seller is not in default and no payments are past due except as set forth on Schedule 3.4(d). Seller has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness of the Business that has not been fully remedied and withdrawn except as set forth on Schedule 3.4(d). The consummation of the transactions contemplated by this Agreement will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness of the Business.

(e)  Solvency. After giving effect to the transactions contemplated hereby, Parent on a consolidated basis, including Icagen-T, will be solvent.

Section 3.5. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.5, Seller does not have any Liabilities with respect to the Business or the Transferred Assets except for: (a) Liabilities adequately reflected or reserved against in the Interim Balance Sheet; (b) Current Liabilities that have been incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet and that are included in the calculation of Net Working Capital; (c) Liabilities under this Agreement and the Ancillary Agreements; and (d) Excluded Liabilities.

Section 3.6. Assets; Employees.

(a)  Disregarding the effect of Section 2.5, the Transferred Assets, together with the services to be expressly provided under the Transition Services Agreement: (i) constitute all of the rights, properties and assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business as currently conducted and as the Business has been conducted since January 1, 2018; and (ii) include all of the operating assets of the Business and of Seller with respect to the Business.

(b)  Seller has good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Assets, free and clear of all Liens (other than Permitted Liens)and except as set forth on Schedule 3.6.

(c)  All of the Transferred Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the Ordinary Course of Business and conform to applicable Laws and all Permits issued to Seller by any Governmental Entity relating to their construction, use and operation. No Person other than Seller owns any equipment or other tangible or intangible assets or properties situated on the premises of the Business or necessary to operate the Business in a manner, and at levels of activity and productivity, consistent with the manner and levels at which such the Business has been conducted since January 1, 2018, except for items leased pursuant to Material Contracts.

(d)  Section 3.6(d) of the Disclosure Schedule sets forth a list of all Business Employees and Business Consultants and, with respect to each, sets forth the following information: (i) name; (ii) title or position; (iii) the entity or entities by which such individual is employed; (iv) hire date; (v) current annual or hourly base compensation rate; (vi) commission, bonus, incentive compensation, or other similar compensation paid for calendar year 2019; (vii) all accruals or commitments (whether oral or written) to pay commissions, bonuses, incentive compensation, or other similar compensation for the current year; (viii) accrued but unused vacation or paid time off; (ix) active or inactive status and, if applicable, the reason for inactive status; (x) accrued but unused sick days; (xi) full-time or part-time status; (xii) exempt or non-exempt status; (xiii) employment location; and (xiv) any union affiliation. The Business Employees and Business Consultants comprise all of the personnel that is necessary for the management and operation of the Business as currently conducted and planned to be conducted and as it has been conducted since January 1, 2018.

Section 3.7. Absence of Certain Changes or Events. Since June 30, 2019 and except as set forth on Schedule 3.7: (a) Seller has conducted the Business in the Ordinary Course of Business (including the collection of receivables, the payment of payables and the making of capital expenditures); (b)  there have not occurred any events, series of events, occurrences or conditions, and there has not been any lack of occurrences, facts, conditions, changes, developments or effects, in each case that individually or in the aggregate, have had or could reasonably be expected to have or result in a Material Adverse Effect; and (c) Seller has not taken or authorized any action which, if taken or authorized on or after the date of this Agreement, would require the consent of Buyer pursuant to Section 5.1.

Section 3.8. Litigation.

(a) There is no Proceeding pending or, to the Knowledge of Seller, threatened against or by Seller: (i) relating to or affecting the Business, the Transferred Assets or the Assumed Liabilities; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, and to the Knowledge of the Seller no circumstance exists, in each case that is reasonably likely to result in the commencement of any such Proceeding.

(b) There is: (i) no outstanding Order of, or settlement agreement with or subject to, any Governmental Entity; and (ii) no unsatisfied judgment, penalty or award, in each case against, relating to or affecting the Business.

Section 3.9. Compliance with Laws. Except as set forth on Schedule 3.9, Seller is in compliance with all material Laws applicable to the Business, the Business Employees or the Transferred Assets, and no Proceeding has been filed or commenced and is continuing against Seller, and Seller has not received any notice or other communication (in writing or otherwise), alleging that Seller is not in compliance with any such Law. No event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by Seller of, or a material failure on the part of Seller to comply with, any Law applicable to the Business or the Transferred Assets. In furtherance of the foregoing:

In furtherance of, and not in limitation of, the foregoing:

(a) Seller and its Affiliates, if applicable, have conducted all clinical activities related to the Business in accordance with good clinical practices and good laboratory practices and in material compliance with Law. To the Knowledge of Seller, Seller and its Affiliates have employed Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the research and activities intended to be filed for Seller’s own behalf or by Seller’s customers with the U.S. Food and Drug Administration (“FDA”).

(b) Neither Seller nor any of the Employees that conducted any activities intended to be filed with the FDA has been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Entity for any purpose, or has been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992 or any other Regulation, or directly or indirectly has made an untrue statement of a material fact to any Governmental Entity (whether in any submission to such Governmental Entity or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Entity. None of Seller nor any Employee has received any notice to such effect.

(c) Seller has prepared, maintained and retained all documentation that is required to be maintained or reported pursuant to and in material compliance with good laboratory and clinical practices and under Law and all such information is true, complete and correct in all material respects and what it purports to be.

(d) Seller has not misappropriated any invention, trade secret or confidential information of any other Person in a manner that could reasonably be asserted to have violated any Law.

Section 3.10. Compliance with Permits. (a) Seller holds all material Permits required for the lawful conduct of the Business as currently conducted or for the ownership or use of the Transferred Assets; (b) such Permits are valid, unimpaired and in full force and effect; (c) Seller is not in default under or in material violation of any such Permit; and (d) no Proceeding that seeks the revocation, cancellation, suspension, limitation, termination or nonrenewal of any such Permit is pending before any Governmental Entity or, to the Knowledge of Seller, threatened. Seller has timely applied for any renewals of such Permits required by applicable Law or otherwise necessary for the continued use of the Transferred Assets or the operation of the Business.

Section 3.11. Taxes.

(a) All Tax Returns required to be filed by Seller in respect of the Business or the Transferred Assets have been duly filed on a timely basis or within valid and appropriate extensions of time, and all such Tax Returns were when filed, and continue to be, correct and complete in all material respects. Except as set forth on Schedule 3.11, all Taxes (whether or not shown on any Tax Return) owed by Seller relating to the Business or the Transferred Assets have been timely paid. There are no Liens with respect to Taxes imposed on the Business or any of the Transferred Assets.

(b) Except as set forth on Schedule 3.11, Seller has complied with all material Laws applicable to the Business and the Transferred Assets relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all such Laws. Seller has not waived or requested to waive any statute of limitations in respect of Taxes associated with the Business or the Transferred Assets which waiver is currently in effect.

(c) There is no Proceeding pending or threatened against Seller in respect of the Business or the Transferred Assets by any Taxing Authority, including for the assessment or collection of Taxes. No deficiencies for any Taxes have been proposed, asserted, threatened or assessed against Seller in respect of the Business or the Transferred Assets by any Taxing Authority that have not been paid, resolved or settled, and Seller has not agreed to any requests for waivers of the time to assess or collect any such Taxes. No Taxing Authority with which Seller does not file a particular Tax Return or to which Seller does not pay Taxes, in each case in respect of the Business or the Transferred Assets, has claimed that Seller is or may be subject to taxation by that Taxing Authority. No issue has been raised by a Taxing Authority in any prior examination of Seller relating to the Business or the Transferred Assets which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

(d) Section 3.11(d) of the Disclosure Schedule lists: (i) all jurisdictions in which Seller pays Taxes and/or has a duty to file Tax Returns, in each case in respect of the Business or the Transferred Assets; and (ii) all types of Tax Returns filed by or on behalf of Seller that relate in whole or in part to the Business or the Transferred Assets.

(e) Seller has collected all sales, use, value-added, and similar Taxes in respect of the Business or the Transferred Assets required to be collected, and has remitted, or will remit, on a timely basis such amounts to the appropriate Taxing Authority. Seller has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes in respect of the Business or the Transferred Assets on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold such Taxes.

(f) None of the Transferred Assets or Assumed Liabilities is a debt obligation that: (i)   was issued with “original issue discount” as that term is defined in Section 1273(a) of the Code in excess of $50,000; (ii) is a “registration-required obligation” as defined in Section 163(f)(2) of the Code; (iii)  is an “applicable high yield discount obligation” as defined in Section 163(i)(1) of the Code; or (iv) is a “disqualified debt instrument” as defined in Section 163(1)(2) of the Code.

Section 3.12. Intellectual Property.

(a)  .. Section 3.12 of the Disclosure Schedule sets forth a complete list of the Intellectual Property Rights that are held for use in the Business. For each listed item, Section 3.12 of the Disclosure Schedule sets forth the (i) legal owner, (ii) the jurisdiction where issued, registered, legally sanctioned, filed or the equivalent, and (iii) the particulars of any registrations or issuances including, without limitation, all relevant dates, application numbers and the status thereof; and (in the case of items both licensed-out and used or held for use in the Business), (iv) the jurisdiction(s) and field of use, if applicable, where licensed for use and (v) the license agreement, listed by date and earliest expiry, with respect to each such item; and (in the case of items licensed-in), (vi) each license or other Contract by which Seller has obtained rights thereunder and (vii) the identity of the licensor, the type of rights licensed, and the Intellectual Property Rights licensed-in.

(b)  To the Knowledge of Seller, the Transferred Intellectual Property Rights include all Intellectual Property Rights necessary or material to the present conduct of the Business.

(c) All Transferred Intellectual Property Rights are owned by or licensed to Seller free and clear of all Liens (other than the Permitted Liens or pursuant to Repaid Indebtedness and except as set forth on Schedule 3.12). Seller has not granted ownership to any Person, or permitted any Person to retain, any ownership rights, or joint ownership of, and Seller will not retain any ownership or other rights in Transferred Intellectual Property Rights, except the U.S. government, when required to do so by Federal Law. Subject to the above, following the Closing, all Transferred Intellectual Property Rights will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any Third Party. No Transferred Intellectual Property Rights are jointly owned by Seller, on the one hand, with any Third Party, on the other hand. Seller does not own or control any Intellectual Property Rights pertaining to the Business that are not included in the Transferred Intellectual Property Rights.

(d) Seller has secured valid written assignments from all of Seller’s current and former Business Employees who contributed to the creation or development of any of the Transferred Intellectual Property Rights of the rights to such contributions that Seller does not already own by operation of law. Seller has taken commercially reasonable measures necessary to protect its trade secrets and the trade secrets of any Third Party provided to Seller.

(e) All issued Patents within the Transferred Intellectual Property Rights are valid, enforceable, subsisting, and, to the Knowledge of Seller, have not expired, been cancelled, or abandoned.

(f) All issuance, renewal, maintenance and other material payments that are or have become due with respect to the Transferred Intellectual Property have been timely paid by or on behalf of Seller. All documents, certificates and other materials in connection with the Transferred Intellectual Property have, for the purposes of maintaining such Transferred Intellectual Property Rights, been filed in a timely manner with each appropriate Governmental Entity. The Seller has properly filed, prosecuted and maintained all Patents included in the Transferred Intellectual Property Rights. Section 3.12(f) of the Disclosure Schedule sets forth all actions that must be taken by Seller within 120 days of the Signature Date, including the payment of any registration, maintenance or renewal fees, or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Seller registered intellectual property.

(g) All material items of Transferred Intellectual Property Rights were (i) invented, developed, written and created by Business Employees acting within the scope of their employment/work-made-for-hire consultancy or (ii) acquired or licensed by Seller from Third Parties who have validly and irrevocably assigned such item to Seller, or granted Seller a license to use such item of a sufficient scope to cover Seller’s use or prior use thereof in the Business, which license is fully assignable to Buyer hereunder.

(h) To the Knowledge of Seller, the conduct of the Business by Seller before Closing did not, and will not when conducted by Buyer in substantially the same manner following the Closing, infringe or misappropriate any valid Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received written notice from any Person claiming that such conduct by Seller infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(i) All current and former Business Employees of Seller have executed and delivered to the Seller agreements regarding the protection of proprietary information and the assignment to the Seller of any Intellectual Property Rights arising from services performed for the Seller by such persons, true and correct copies of which have been made available to the Purchaser. To the Knowledge of Seller, no current and former Business Employee of Seller is in violation of any term of any such agreement or of any patent disclosure agreement or employment contract or any other Contract relating to the relationship of any such Business Employee with Seller. Each current and former Business Employee of Seller has entered into a valid and binding written agreement with Seller sufficient to vest title in Seller of all Intellectual Property Rights created by such Business Employee in the scope of his or her services or employment for Seller.

(j) Seller has published internal policies and taken other reasonable steps to protect and preserve the confidentiality of all of Seller’s trade secrets and other proprietary and confidential information related to the Business, and all disclosure of such information to, and use by, any Third Party (other than (i) competent regulators, accountants and counsel, in each instance acting in their professional capacities, or (ii) pursuant to an applicable Governmental Order) has been pursuant to the terms of a written confidentiality agreement between such Third Party and Seller.

(k) Except as pursuant to collaboration or license agreements, Seller has not transferred ownership of, nor granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Transferred Intellectual Property Rights, to any other Person.

(l) No claim or action has been asserted against Seller by, and Seller has not received written notice from any Third Party alleging that any conduct of the Business infringes or misappropriates the Intellectual Property Rights of any Third Party, violates the rights of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(m) Seller does not believe that any Third Party is or has, and Seller has not notified any Third Party that it may be or is misappropriating, infringing, diluting or violating any Transferred Intellectual Property Rights. Seller has not brought any Proceeding before any court, Governmental Entity or arbitral tribunal against any Third Party with respect to any Transferred Intellectual Property Rights.

(n) No Transferred Intellectual Property Rights are subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation against Seller nor to Seller’s Knowledge against any Third Parties from whom Seller acquired or licensed Transferred Intellectual Property Rights that restricts in any material way the use, transfer or licensing of such Transferred Intellectual Property Rights by Seller or may affect the validity, use or enforceability of such Transferred Intellectual Property Rights.

(o) Section 3.12(o) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by Seller to any other Person (other than sales commissions paid to Seller’s employees according to Seller’s standard commissions plan) upon or for the use of any owned Intellectual Property Rights.

(p) To the Knowledge of Seller, no trademark or trade name owned, used or applied for by Seller that is also owned Intellectual Property Rights conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. For all trademarks that are also owned Intellectual Property Rights, Seller has taken reasonable steps to police the use of such trademarks necessary to maintain the validity and enforceability of such trademarks. No interference, opposition, reissue, reexamination or other Proceeding is or has been pending or, to Seller’s Knowledge, threatened, in which the ownership, scope, validity or enforceability of any owned Intellectual Property Rights is being, has been, or could reasonably be expected to be contested or challenged.

(q) None of the execution, delivery or performance of this Agreement or any Ancillary Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any owned Intellectual Property Rights; (ii) the release, disclosure or delivery of any owned Intellectual Property Rights by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the owned Intellectual Property Rights.

(r) Seller owns or has a valid right to access and use all Seller IT Systems. The consummation of the transactions contemplated by this Agreement will not impair or interrupt in any material respect: (i) Buyer’s access to and use of, or its right to access and use, the Seller IT Systems or any third party databases or third party data used in connection with the Business as currently conducted; and (ii) to the extent applicable, access to and use of the Seller IT Systems by customers of the Business. Seller has taken all steps in accordance with industry standards to secure the Seller IT Systems from unauthorized access or use by any Person and to ensure the continued, uninterrupted and error-free operation of the Seller IT Systems. There (x) have been no unauthorized intrusions or breaches of security with respect to any Seller IT System; (y) has not been any material malfunction of any Seller IT System that has not been remedied or replaced in all respects; and (z) has been no material unplanned downtime or service interruption with respect to any Seller IT System.

(s) The operation of the Business as currently conducted and the use or handling of Business Data in connection therewith does not violate any applicable Laws. Seller has not received any notice or other communication (in writing or otherwise) that the operation of the Business is or may be in violation of any data privacy or data security related Laws. Seller has not distributed or displayed any Business Data in breach of any Contract. At all times, in connection with the conduct of the Business and the ownership and use of the Transferred Assets: (i) Seller has posted privacy policies governing Seller’s use and collection of personal information in a manner easily viewable by those who either have personal information handled by Seller or use Seller’s services, and (ii) all of Seller’s privacy policies completely and accurately described Seller’s use, collection, display and distribution of any personal information. The operation of the Business is and at all times has been consistent with and compliant with the then current version of Seller’s privacy policy posted by Seller. In connection with the operation of the Business, Seller has not entered into any Contract to provide Personally Identifiable Information to any Person. Seller has taken all steps in accordance with normal industry practices to secure its websites and web-based services used or offered in connection with the conduct of the Business and all Business Data from unauthorized access or use by any Person. A copy of all internally or externally prepared reports or audits that describe or evaluate Seller’s information security procedures taken in connection with the operation of the Business has been provided to Buyer. None of Business Data or Seller’s websites or web-based services used or offered in connection with the conduct of the Business have been the target of any successful or attempted unauthorized access, denial-of-service assault or other attack by hackers. Seller has not provided copies of or access to Business Data to any Person who has not entered into a Contract with Seller to use, receive or view Business Data, copies of all such Contracts have been provided to Buyer, and no party who is a party to any such Contract is in breach of any such Contract. The Business is not subject to HIPAA or other Laws related to personally identifiable medical information and to the extent the Business is party to a Contract that is a business association agreement for purposes of HIPAA, Seller is in compliance therewith.

Section 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates or any of their respective officers or directors.

Section 3.14. Material Contracts; No Defaults.

(a) Section 3.14(a) of the Disclosure Schedule contains an accurate and complete list of each of the following types of Contracts (x) by which any of the Transferred Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Transferred Assets (each a “Material Contract”):

(i) any Contract (A) pursuant to which Seller received aggregate payments in excess of $50,000 during the fiscal year ended December 31, 2019 or (B) that Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments to Seller in excess of $50,000 within the twelve (12) month period from and after the date of this Agreement;

(ii) any Contract (A) pursuant to which Seller made aggregate payments in excess of $50,000 during the fiscal year ended December 31, 2019 or (B) that Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by Seller in excess of $50,000 within the twelve (12) month period from and after the date of this Agreement;

(iii) any Contract with any Material Customer or Material Supplier;

(iv) any Contract relating to Indebtedness;

(v) any Contract (A) for the sale of any of the Transferred Assets or (B) granting to any Person an option, right of first refusal, right of first offer or similar preferential right to purchase any of the Transferred Assets;

(vi) any Contract that requires Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contains “take or pay” provisions;

(vii) any Contract limiting, restricting or prohibiting Seller from: (A) conducting any business activities; (B) engaging in any line of business anywhere in the United States or elsewhere in the world; or (C) conducting any business activities with any Person other than Contracts that limit the right to use intellectual property developed as part of the services performed, including work product

(viii) any Contract that provides for “most favored nations” terms or establishes an exclusive or priority sale or purchase obligation with respect to any product, service or geographic location;

(ix) any Contract containing non-solicitation provisions restricting Seller’s ability to hire or retain any employees, customers, vendors, suppliers or other service providers;

(x) any (A) joint venture, strategic alliance, partnership, licensing, franchise, manufacturer, development, distribution, sales agent or supply agreement or (B) other Contract that involves a sharing of revenues, profits, losses, costs or Liabilities by Seller with any other Person;

(xi) any Contract providing for capital expenditures or leasehold improvements in excess of $25,000 individually, or in excess of $100,000 in the aggregate;

(xii) any Contract relating to (A) the acquisition (by merger, consolidation, purchase of stock or assets, or otherwise) by Seller of any Person, a material portion of the assets of any Person, or any business, division or product line or (B) the divestiture or disposition by Seller of a material portion of its properties or assets, or any of its equity interests, in each case of clauses (A) and (B) pursuant to which any of the parties has any remaining obligations or Liabilities;

(xiii) any Contract under which Seller has made, or that obligates Seller to make, a loan or capital contribution to, or investment in, any Person other than advances to employees in the Ordinary Course of Business;

(xiv) any Contract with any Business Employee or Business Consultant;

(xv) any Contract providing for (A) Change of Control Payments or (B) the creation, acceleration or vesting of any right or interest for the benefit of any current or former Business Employee or Business Consultant which becomes payable as a result of or in connection with the consummation of the Transactions;

(xvi) any (A) collective bargaining agreement or (B) Contract with any union, labor organization, works council or other employee representative of a group of employees;

(xvii) any Personal Property Lease;

(xviii) any Real Property Lease;

(xix) any inbound IP Contract (other than with respect to commercially available, off the shelf software or click to accept subscription services for software);

(xx) any outbound IP license or Contract;

(xxi) any Contract with any Governmental Entity;

(xxii) any power of attorney or similar grant of agency executed by Seller;

(xxiii) any Contract that was otherwise not entered into in the Ordinary Course of Business or that is otherwise material to the Transferred Assets or the operation of the Business; and (xxiv) any Contract which commits Seller to enter into any of the foregoing.

(b) With respect to each Material Contract: (i) such Material Contract is in full force and effect, constitutes a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, and is enforceable against each of them in accordance with its terms; (ii) neither Seller nor, to the Knowledge of Seller, any other party to such Material Contract is in material breach of or default under such Material Contract; (iii) no event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time or both) would constitute a breach of or default under, would cause or permit the termination or cancellation of, would cause any loss of benefit under, or would give rise to any right to accelerate the maturity or performance of any obligation under, such Material Contract if it would result in a Material Adverse Effect; (iv) except as set forth in Schedule 3.14(b), Seller has not provided to or received from any counterparty thereto any notice regarding any actual or alleged breach of or default under (or of any condition which with the passage of time or the giving of notice or both would cause a breach of or default under) such Material Contract; and (v) except as set forth in Schedule 3.14(b), Seller has not provided to or received from any counterparty thereto any notice announcing, contemplating or threatening to, and Seller is not otherwise aware of any intention by any counterparty thereto to: (A) terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew such Material Contract, (B) seek the renegotiation of such Material Contract in any material respect, or (C) substitute performance under such Material Contract in any material respect. Seller has delivered or made available to Buyer true, correct and complete copies of all written Material Contracts (including all amendments thereto), and written descriptions of all material terms of all oral Material Contracts.

Section 3.15. Real Property.

(a) Seller does not own and has never owned any interest in any real property in connection with the conduct of the Business.

(b) Section 3.16(b) of the Disclosure Schedule contains a complete and accurate list of: (i) all real property leased, subleased, licensed or otherwise used, operated or occupied by Seller (whether as tenant, subtenant or pursuant to other occupancy arrangements) and used in or necessary for the conduct of the Business (collectively, including the buildings, improvements and fixtures located thereon, the “Leased Real Property”), including the street address of each Leased Real Property; and (ii) each Contract pursuant to which Seller holds any Leased Real Property as landlord, sublandlord, tenant, subtenant, occupant or otherwise (each, a “Real Property Lease”), including all currently effective amendments and modifications thereto.

(c) Seller holds a valid leasehold or subleasehold interest in (or a valid right to use and occupy), and enjoys peaceful and undisturbed possession of, each Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.

(d) Except as set forth on Schedule 3.15(d), all rent (including base rent and additional rent) payable under each Real Property Lease has been paid to date. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full.

(e) Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Real Property Lease or Leased Real Property or any interest therein.

(f) Each Leased Real Property is adequately served by proper utilities and other building services necessary for its current use, and all of the buildings and structures located at the Leased Real Property are structurally sound with no material defects and are in good operating condition.

(g) No condemnation, eminent domain or taking proceeding is pending or, to the Knowledge of Seller, threatened that affects any Leased Real Property. None of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

Section 3.16. Environmental Matters.

(a) There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, the Business or any of the Transferred Assets, and Seller has no Liability, under or pursuant to any Environmental Law applicable to the Business or the Transferred Assets.

(b) Seller: (i) has been at all times and is in compliance in all material respects with all Environmental Laws applicable to the Business or the Transferred Assets; (ii) holds all Environmental Permits as are required for the conduct of the Business as currently conducted; and (iii) is in compliance with such Environmental Permits. Section 3.16(b) of the Disclosure Schedule contains an accurate and complete list of all Environmental Permits held by Seller or to which Seller is a party or by which it is bound, in each case in connection with the Business or the Transferred Assets, or to which any of the Transferred Assets are subject, including in the list (A) the name(s) of the permittee(s); (B) the effective and renewal date(s); (C) the subject matter; (D) the permit number or other identification code; (E) the issuing agency; and (F) any other relevant identifying information.

Section 3.17. Labor Matters.

(a) Seller is not, and has not been, party to or bound by a collective bargaining agreement or agreement with any labor union or other employee representative of a group of employees relating to the Business, and no Business Employee is or has been represented by any labor organization with respect to their employment by Seller or any Affiliate of Seller. To the Knowledge of the Seller, there are no current labor union organizing activities in progress with respect to any Business Employees. There are and have been no actual or, to the Knowledge of Seller, threatened labor disputes, strikes, lockouts or work stoppages against or affecting the Business Employees.

(b) There is no: (i) unfair labor practice charge; (ii) grievance; (iii) arbitration; (iv) charge; (v) lawsuit; (vi) investigation; or (vii) complaint against Seller pending or, to the Knowledge of Seller, threatened before a Governmental Entity, in each case with respect to any of the Business Employees. All Business Employees are authorized to work in the United States, and a Form I-9 has been completed properly and retained with respect to each Business Employee.

(c) Seller is in compliance with all, and has at all times been in compliance with all, and Seller has not received any notice or other communication (in writing or otherwise) of any claim filed with or by any Governmental Entity alleging that Seller has violated any, Laws or applicable contractual arrangements pertaining to employment and employment practices to the extent they relate to the Business Employees, Business Consultants or contingent workers, including all Laws relating to wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, termination of employment, employment policies or practices, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, retaliation or employee safety or health and, to the Knowledge of Seller, no such claim is threatened.

(d) Seller has properly classified all Business Employees and Business Consultants as employees, independent contractors or leased employees and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such Business Employees and Business Consultants.

(e) All compensation, including wages, commissions and bonuses, payable to all Business Employees and Business Consultants for services performed on or prior to the date of this Agreement have been paid in full, and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

Section 3.18. Employee Benefit Plans.

(a) Set forth on Section 3.18 of the Disclosure Schedule is a true and complete list of each Employee Plan. As applicable with respect to each Employee Plan, Seller has delivered or caused to be delivered to Buyer true and complete copies of each Employee Plan, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description thereof.

(b) No Employee Plan is, and none of Seller, any Affiliate of Seller, or any ERISA Affiliate thereof sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or incurred any liability (that has not been satisfied in full) to: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (ii) a plan subject to Part 3, Subtitle B of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA); or (iv) a plan that provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by Law or (B) death or retirement benefits under an Employee Plan qualified under Section 401(a) of the Code.

(c) No Transferred Asset is subject to any Lien under the Code or ERISA, and neither Seller nor any ERISA Affiliate has incurred any liability which could subject Buyer or any Transferred Asset to liability under Sections 4062, 4063 or 4064 of ERISA.

(d) All Employee Plans (and related trusts and insurance contracts) comply in form and in operation in all material respects with the applicable requirements of ERISA, the Code, the Family and Medical Leave Act and other applicable Laws and comply in operation in all material respects with their respective terms and conditions, except for such instances of noncompliance in form or operation that would not result in any Liability to Buyer. With respect to all Employee Plans, all premiums, contributions and other Liabilities, whether or not due, for prior plan years and the current plan year for the period ending on the Closing Date have been paid or accrued on Seller’s Books and Records to the extent required by, and in accordance with, GAAP, except as would not result in any Liability to Buyer. No statement, either written or oral, has been made by Seller to any Person with regard to any Employee Plan that was not in accordance with the terms and conditions of such Employee Plan and that would have a material adverse economic consequence to Buyer.

(e) Each Employee Plan that is subject to Section 409A of the Code has been maintained, in form and operation in compliance with Section 409A of the Code. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A of the Code.

(f) Neither Seller nor any ERISA Affiliate is a party to any Contract covering any Business Employee or Business Consultant that, individually or collectively, could give rise to (or already has resulted in) the payment of any amount or provision of any benefit (including accelerated vesting) that could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 4999 of the Code.

Section 3.19. Affiliate Transactions. Except as set forth on Section 3.19 of the Disclosure Schedule (collectively, the “Affiliate Agreements”), no Affiliate of Seller, no current or former member, stockholder, officer, director, manager or employee of Seller or any Affiliate of Seller, and no immediate family member of any of the foregoing: (a) is a party to any Contract or ongoing transaction or business relationship with, or has any claim or right against, Seller relating to any of the Business, the Transferred Assets or the Assumed Liabilities; (b) has any ownership interest in any of the Transferred Assets; (c) provides material services to the Business (other than employment by Seller); or (d) has borrowed money from or loaned money to Seller in connection with the Business that is currently outstanding.

Section 3.20. Insurance.

(a) Section 3.20(a) of the Disclosure Schedule sets forth a complete and accurate list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance maintained by or on behalf of Seller and relating to the Business, the Business Employees, the Transferred Assets or the Assumed Liabilities (collectively, the “Insurance Policies”), setting forth, in respect of each such Insurance Policy: (i) the policy number; (ii) the insurer, (iii) policy limits and deductibles; (iv) the dates of premiums or payments due thereunder; and (v) the expiration date.

(b) The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and meet all contractual and statutory requirements to which Seller is subject with respect to Business and the Transferred Assets.

(c) With respect to each Insurance Policy: (i) such Insurance Policy is in full force and effect and enforceable in accordance with its terms; (ii) Seller and, to the Knowledge of Seller, each other party to such Insurance Policy are in compliance with the terms and provisions of such Insurance Policy in all material respects; (iii) all premiums for such Insurance Policy have been paid in full; and (iv) no limits of liability or coverage for such Insurance Policy have been exhausted or depleted by more than fifty percent (50%).

(d) Neither Seller nor, to the Knowledge of Seller, any other Person has received any notice or other communication (in writing or otherwise) regarding any actual or possible cancellation or termination of, premium increase with respect to, or alteration of coverage under, any such Insurance Policy.

(e) Section 3.20(e) of the Disclosure Schedule sets forth: (i) a list of all pending claims (including any workers’ compensation claim) under any Insurance Policy; and (ii) the claims history for Seller to the extent involving claims in excess of $10,000. All claims, incidents, wrongful acts or occurrences for which Seller reasonably expects to obtain coverage under any Insurance Policy have been reported to the applicable underwriter in accordance with the requirements of the applicable Insurance Policy. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 3.21. Customers and Suppliers.

(a) Section 3.21(a) of the Disclosure Schedule identifies, with respect to the Business, the revenues received from each of the customers (based on revenues or potential revenues) of the Business that accounted for ten percent (10%) or greater of Seller’s revenues during year ended December 31, 2019 (collectively, the “Material Customers”). Except as set forth on Schedule 3.21(a), Seller has not received any notice or other communication (in writing or otherwise) indicating that any Material Customer: (A) intends or expects to cease dealing with Seller with respect to the Business; (B) will otherwise reduce the volume of business transacted with Seller with respect to the Business below historical levels; (C) is dissatisfied in any material respect with any product or service of the Business or with its business relationship with Seller with respect to the Business; or (D) otherwise intends to change other material terms of its business relationship with Seller with respect to the Business.

(b) Section 3.21(b) of the Disclosure Schedule identifies, with respect to the Business, the ten (10) suppliers (excluding accounting or legal services) that accounted for the largest dollar volume of purchases during year ended December 31, 2019 (collectively, the “Material Suppliers”). Except as set forth on Schedule 3.21(b), Seller has not received any notice or other communication (in writing or otherwise) indicating that any Material Supplier: (A) intends or expects to cease supplying goods or services to the Business; (B) will otherwise reduce the volume of business transacted with Seller with respect to the Business below historical levels; (C) intends to discontinue the relevant portion of its business; or (D) otherwise intends to terminate or materially modify its relationship with the Business.

Section 3.22. Unlawful Payments.

(a) Neither Seller nor any Affiliate, director, officer or employee of Seller, nor, to the Knowledge of Seller, any agent, representative, sales intermediary or other third party acting on behalf of Seller, in any way relating to the Business: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any Public Official or other Person, for purposes of: (A) influencing any act or decision of any Public Official or other Person in his, her or its official capacity; (B) inducing such Public Official or other Person to do or omit to do any act in violation of his, her or its lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official or other person or entity to use his, her or its influence with a government, Governmental Entity, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the Business, or any Person related in any way to the Business, in obtaining or retaining business or directing any business to any Person.

(b) There are no pending or, to the Knowledge of Seller, threatened claims against Seller, in respect of the Business, with respect to violations of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.).

Section 3.23. Anti-Takeover Laws. Prior to the date of this Agreement, Parent has taken all actions necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL, (b)  any other state takeover law or state law, or (c) provisions of Parent's Certificate of Incorporation that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution and delivery of this Agreement to be executed concurrently herewith and (ii) the transactions contemplated hereby. Except as disclosed in Section 3.23 of Seller's Disclosure Schedule, Parent does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover agreement.

Section 3.24. Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is mailed to Parent's stockholders or, at the time of Parent's Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with all applicable Legal Requirements, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference therein.

Section 3.25. Disclosure. Seller has disclosed to Buyer all facts material to the relationship of Seller with the customers and suppliers of the Business and the operations, prospects, results of operations, cash flows and condition (financial or otherwise) of the Business. No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, Seller’s filings with the SEC or any certificate or other document delivered hereunder contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1. Organization and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, operated or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, when aggregated with all other such failures, a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or prevent the consummation of the transactions contemplated hereby (a “Buyer Material Adverse Effect”).

Section 4.2. Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer (or its equity holders) is necessary to authorize the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement and such Ancillary Agreements by each other party thereto, constitute a valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except that such enforceability: (a) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity.

Section 4.3. Consents and Approvals; No Violations.

(a) No Consent of, or filing, declaration or registration with, or notice to any Governmental Entity, which has not been received or made, is required to be obtained or made by Buyer for the execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, other than such Consents, filings, declarations, registrations or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or violate any provision of the organizational or governing documents of Buyer; (ii) conflict with or result in a violation or breach of any Law applicable to Buyer or any of its properties or assets; (iii) conflict with, result in a violation or breach of, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, any Contract to which Buyer is a party, or by which Buyer or any of its properties or assets is bound; or (iv) result in the creation of any Lien upon any of the properties or assets of Buyer, except, in the case of clauses (ii), (iii) and (iv) above, for such conflicts, violations, breaches, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.4. Litigation. There is no Proceeding pending or, to the Knowledge of Buyer, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, and to the Knowledge of the Buyer no circumstance exists, in each case that is reasonably likely to result in the commencement of any such Proceeding.

Section 4.5. Disclosure. No representation or warranty or other statement made by Buyer in this Agreement, the Disclosure Schedule or any certificate or other document delivered hereunder contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

Section 4.6. Brokers. None of Buyer nor any of its Affiliates, nor any of its officers or directors on behalf of Buyer or any of its Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any liability for Seller for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement if the Closing does not occur.

Section 4.7. Funding. Buyer has, or shall have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to permit Buyer to make payment of all amounts required to be paid by it hereunder at the Closing and to pay all Assumed Liabilities.

ARTICLE 5

PRE-CLOSING COVENANTS

Section 5.1. Conduct of Business.

(a) During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Article 10 (the “Interim Period”), except: (A)  as set forth in Section 5.1(a) of the Disclosure Schedule; (B) as expressly required by this Agreement; or (C) with the prior written consent of Buyer, Seller shall:

(i) carry on the Business in the Ordinary Course of Business;

(ii) maintain and preserve intact the Business, Seller’s current organization, and the operations and franchises of the Business;

(iii) except as set forth on Schedule 5.1, not take action to terminate the services of the present Business Employees and Business Consultants;

(iv) not take action to terminate the rights, franchises and goodwill of the customers, suppliers, lenders, regulators and others having relationships with the Business;

(v) except as set forth on Schedule 5.1, pay or otherwise satisfy in the Ordinary Course of Business (but in any event when due) all of its Liabilities and Taxes; and

(vi) maintain the Transferred Assets in substantially the same condition as they are on the date of this Agreement, subject to ordinary wear and tear.

(b) Without limiting the generality of Section 5.1(a), during the Interim Period, except: (A) as set forth in Section 5.1(b) of the Disclosure Schedule; (B) as expressly required by this Agreement; or (C) with the prior written consent of Buyer, Seller (meaning, Parent and each Subsidiary) shall not:

(i) amend its organizational or governing documents in any manner which would reasonably be expected to adversely affect the transactions contemplated hereby other than to increase shares designated as Series C Preferred Stock;

(ii) commence or terminate, or make any material change in, any line of business included in the Business;

(iii) sell, lease, license, transfer, abandon, encumber, incur, or suffer to exist any Lien (other than Permitted Lien, subordinated debt holder liens and Perceptive lien), or fail to maintain, or otherwise dispose of, any Transferred Assets, other than the sale of Inventory in the Ordinary Course of Business or obsolete equipment not needed in the Business;

(iv) incur any Liability that would be an Assumed Liability (other than Liabilities incurred in the Ordinary Course of Business);

(v) mortgage, pledge or subject to any Lien any portion of the Transferred Assets other than the Perceptive lien, the subordinated debt holder liens and Permitted Liens;

(vi) acquire, by purchase of all or substantially all of the assets, purchase of stock, merger, consolidation or otherwise, any business that would constitute Transferred Assets;

(vii) make any capital expenditures or commitments therefor with respect to the Business, except in the Ordinary Course of Business;

(viii) make any loan, advance or capital contribution to, or investment in, any Person in connection with the Business, other than advancement of expenses to Business Employees in the Ordinary Course of Business;

(ix) (A) create or incur, or offer, place or arrange, any Indebtedness with respect to the Business or the Transferred Assets other than in the Ordinary Course of Business or for payment of expenses incurred in the Ordinary Course of Business; (B) cancel, release or assign any Indebtedness owed to Seller with respect to the Business or the Transferred Assets; or (C) assume, guarantee or endorse, or otherwise become responsible for, the indebtedness of any other Person in connection with the Business or the Transferred Assets;

(x) except as required by applicable Law or the terms of any Employee Plan in effect as of the date hereof: (A) increase the compensation payable or to become payable to, or change any of the benefits provided or to be provided to, any Business Employee or Business Consultant; (B) grant, commit to pay or increase the rate or terms of any retention, severance, change of control or termination pay to any Business Employee or Business Consultant; (C) amend or accelerate the payment, right to payment, or vesting of any compensation or benefits of any Business Employee or Business Consultant; (D) terminate, renew, modify or amend any existing, or adopt, establish or enter into any new, Employee Plan or employment policy relating to vacation pay, sick pay, disability coverage or severance pay, in each case with, for or in respect of any Business Employee or Business Consultant; or (E) hire any Person to be an officer or an employee of the Business with a designation of “Vice President” or above;

(xi) implement or announce any plant closing, material reduction in labor force or mass lay-off with respect to the Business;

(xii) engage in any merger, consolidation, reorganization, recapitalization, complete or partial liquidation, dissolution or similar transaction or file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xiii) (A) sell, abandon, permit to lapse, fail to maintain, dispose of, license or transfer to any person any right to, or permit the imposition of any Lien on, any Owned Intellectual Property (other than non-exclusive licenses granted in the Ordinary Course of Business); (B) make any change to any Owned Intellectual Property, except handling any deadlines in the Ordinary Course of Business; or (C) enter into any Contract with respect to Owned Intellectual Property;

(xiv) except as required by GAAP or applicable Law, in each case with respect to the Business, the Transferred Assets or the Assumed Liabilities: (A) make or change any Tax election; (B) change any annual Tax accounting period; (C) adopt or change any method of Tax accounting; (D) file any amended Tax Return (or similar report filed by Seller); (E) enter into any Tax closing agreement; (F)   settle or compromise any Tax claim or assessment; (G) surrender any right to claim a Tax refund, offset or other reduction in liability; or (H) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xv) except as required by GAAP, make any change in its accounting methodologies, practices, estimation techniques, assumptions, principles, policies or procedures in connection with the Business;

(xvi) except in the Ordinary Course of Business: (A) modify the cash management activities of the Business (including the extension of trade credit, the timing of, invoicing and collection of Accounts Receivable and the accrual and payment of payables and other current Liabilities); or (B) modify the manner in which the Books and Records related to the Business are maintained;

(xvii) commence, pay, discharge, settle, release, waive or compromise any pending or threatened Proceeding relating to or affecting the Business, the Transferred Assets or the Assumed Liabilities;

(xviii) (A) except in the Ordinary Course of Business, enter into any Contract that, if in effect on the date hereof, would constitute a Material Contract; (B) amend, modify, assign, convey, encumber, cancel or terminate any Assumed Contract (other than terminations or expirations at the end of the stated term after the date hereof); (C) assign or otherwise transfer any rights or claims with respect to, or waive any term of or default under, or any Liability owing to Seller under, any Assumed Contract; or (D) take any action or fail to act, when such action or failure to act will cause a termination of or material breach of or default under any Assumed Contract;

(xix) enter into any Contract which contains a provision that would require the Consent of, or a payment to, the other party or parties thereto in connection with the transactions contemplated by this Agreement;

(xx) amend, terminate or fail to renew any of the Insurance Policies; or

(xxi) enter into any Contract, or otherwise agree or commit, to take, or authorize, recommend or propose, in writing or otherwise, any of the actions prohibited by this Section 5.1(b).

Section 5.2. Reasonable Best Efforts; Notices and Consents; Proxy Statement.

(a) General. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided in this Agreement, and without limiting the obligations of Seller and Buyer under Section 5.2(c), Seller and Buyer agree to cooperate with each other and to use (and to cause its Representatives to use) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement.

(b) Notices and Consents. Seller shall promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain, as promptly as practicable after the date of this Agreement, all Consents of Governmental Entities and other Persons necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Required Consents.

(c) Seller shall, as promptly as practicable following the date hereof, prepare and file with the SEC the Proxy Statement. Seller, acting through the Seller Board shall include in the Proxy Statement, the recommendation of the Seller Board that the stockholders of Seller approve the sale of the Transferred Assets in the Transaction (the “Seller Board Recommendation”). Subject to Section 5.5(d), the Seller Board shall not change or withdraw such recommendation without the prior written consent of Buyer. No filing of, or amendment or supplement to, or correspondence to the SEC will be made by Seller without providing Buyer with an opportunity to review and comment thereon. Seller will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to Seller's Stockholders’ Meeting any information relating to Seller or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by Seller or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Seller.

(d) Seller shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of and after the requisite notice period, convene and hold a meeting of its stockholders for the purpose of approving the sale of the Transferred Assets in the Transaction (the “Seller's Stockholders’ Meeting”). Subject to Section 5.5(d), Seller shall (i) use its best efforts to solicit from stockholders of Seller proxies in favor of adoption of this Agreement and approval of the sale of the Transferred Assets for the Seller's Stockholders’ Meeting and (ii) recommend to its stockholders the approval of the sale of the Transferred Assets in the Transaction, and not modify or withdraw such recommendation.

(e) Buyer will furnish to Seller such data and information relating to it as Seller may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by Seller to obtain the stockholder approval of holders of at least a majority of the voting securities of the sale of the Transferred Assets (the “Seller Stockholder Approval”).

Section 5.3. Access to Information.

(a) During the Interim Period, Seller shall: (i) afford Buyer and its Representatives full and free access, during normal business hours and upon reasonable notice, to the personnel, offices, properties (including the Leased Real Property), assets, Books and Records, Contracts and other documents and data of or related to the Business or the Transferred Assets; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (iii) instruct their respective Representatives to cooperate with Buyer in its investigation of the Business; provided, however, that such access shall not unreasonably interfere with the ongoing business or operations of the Business.

(b) Notwithstanding anything to the contrary set forth in Section 5.3(a), during the Interim Period, Buyer and its Representatives that sign the Seller’s standard confidentiality agreement may at any time enter during normal business hours into and upon all or any portion of the properties of the Business (including the Leased Real Property) in order to investigate and assess, as Buyer deems necessary or appropriate in its sole and absolute discretion, the environmental condition of such properties or any business conducted thereat. Such investigation may include, but need not be limited to, the performance of soil and surface or ground water sampling, monitoring, borings, or testing and any other tests, investigations, audits, assessments, studies, inspections or other procedures relating to environmental conditions. Seller shall: (i) cooperate with Buyer and its Representatives in conducting such investigation; (ii) allow Buyer and its Representatives full access to the properties related to the Business (including the Leased Real Property), together with full permission to conduct such investigation; and (iii) provide to Buyer and its Representatives all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of, or in possession of or reasonably available to, Seller or any of its Representatives, and all other information relating to environmental matters in respect of the properties related to the Business.

(c) Any information provided to or obtained by Buyer or its Representatives pursuant to Section 5.3(a) or Section 5.3(b) shall be subject to the terms of, and the restrictions contained in, the Confidentiality Agreement.

Section 5.4. Notice of Certain Events.

(a) During the Interim Period, Seller shall promptly notify Buyer in writing of: (i) any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement which, if not cured, could reasonably be expected to cause any of the conditions to Closing set forth in Article 7 not to be satisfied; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iv) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; or (v) any Proceeding commenced or, to the Knowledge of Seller, threatened against, relating to, involving or otherwise affecting the Business, the Transferred Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.9 of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(b) In no event shall the delivery of any notice by Seller pursuant to this Section 5.4: (i)  limit or otherwise affect the rights, obligations, representations, warranties, covenants or agreements of Buyer or the conditions to the obligations of Buyer and Seller under this Agreement; or (ii) be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation, warranty, covenant or agreement.

Section 5.5. Exclusive Dealing.

(a) During the Interim Period, Seller shall not take, and shall not authorize, encourage, permit or instruct any of its Representatives to take, directly or indirectly, any action to: (a) solicit, initiate or knowingly encourage the making, submission or announcement of any Acquisition Proposal from any Person (other than Buyer or its Representatives); (b) knowingly encourage, initiate, participate in or engage in any discussions, negotiations or other communications regarding an Acquisition Proposal; (c) execute, enter into or become bound by any letter of intent or other Contract with any Person (other than Buyer or its Representatives) relating to or in connection with an Acquisition Proposal; (d) provide any non-public information to any Person (other than Buyer or its Representatives) in response to an Acquisition Proposal; or (e) entertain or accept any Acquisition Proposal from, cooperate in any way with, or facilitate or encourage any effort or attempt by any Person (other than Buyer or its Representatives) relating to an Acquisition Proposal. Seller shall, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any Acquisition Proposal. Within two (2) Business Days following the date hereof, Seller shall, or shall cause its Representatives to, instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Proposal in accordance with the confidentiality agreements entered into between Seller and any such Person.

(b) Subject to Section 5.5(d) and Section 5.5(f) neither the Seller Board, nor any committee thereof, shall withdraw, modify or qualify (or propose to withdraw, modify or qualify) the recommendation in favor of the sale of the Transferred Assets to Buyer in any manner adverse to Buyer, or take any action or make any statement in connection with the Seller's Stockholder Meeting inconsistent with such recommendation.

(c) Seller shall promptly (and in any event within twenty-four (24) hours of receipt thereof) notify Buyer orally and in writing of any Acquisition Proposal that is received by Seller during the Interim Period, which notice shall include: (i) the identity of the Person making or submitting such indication of interest, inquiry, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such Acquisition Proposal.

(d) Notwithstanding the provisions of Section 5.5(a) or 5.5(b), prior to the receipt of Seller Stockholder Approval, Seller may, in response to an unsolicited, bona fide written Acquisition Proposal from a Person (the “Potential Acquiror”) which (i) the Seller Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Buyer during any seven (7) Business Day period referenced below), or (ii) proposes greater value to Seller in financial terms and the Seller Board in good faith concludes that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, take the following actions (but only if and to the extent that the Seller Board concludes in good faith, following consultation with its outside legal counsel, that such actions are necessary in order to comply with its fiduciary obligations under applicable Law); provided, that Seller has first given Buyer written notice (including a copy of such Acquisition Proposal) that states that Seller has received such Acquisition Proposal and otherwise includes the information required by Section 5.5(c) (the “Superior Proposal Notice”):

(i) furnish nonpublic information to the Potential Acquiror and may enter into discussion or negotiate with the Potential Acquiror; provided, that, (A) contemporaneously with furnishing any such nonpublic information to the Potential Acquiror, Seller gives Buyer written notice of its intention to furnish nonpublic information and (2) Seller receives from the Potential Acquiror an executed confidentiality agreement (in each case, the “Competing Confidentiality Agreement”) containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to the Potential Acquiror on its behalf, the material terms of which are no less favorable to the other party than the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to the Potential Acquiror, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not previously been provided to Buyer); and

(ii) engage in negotiations with the Potential Acquiror with respect to the Acquisition Proposal.

(e) For a period of not less than seven (7) Business Days after Buyer's receipt of each Superior Proposal Notice, Seller shall, if requested by Buyer, negotiate in good faith with Buyer to amend this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a “Former Superior Proposal”); provided that in the event the Acquisition Proposal as originally received by Seller indicates that the indicated transaction value is subject to the Potential Acquiror's review of nonpublic information to be provided by Seller as contemplated by Section 5.5(d)(1), such seven (7) Business Day negotiation period with Buyer shall not commence until the Potential Acquiror has provided a definitive proposed purchase price following its review of such nonpublic information. Upon such amendment of this Agreement, the terms and conditions of this Section 5.5 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as their proposal is a Former Superior Proposal).

(f) In response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after Seller’s compliance with Sections 5.5(c), (d) and (e), the Seller Board may withhold or withdraw the Seller Board Recommendation and, in the case of a Superior Proposal that is a tender or exchange offer made directly to Parent's stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the board of directors of Seller or a committee thereof, a “Change of Recommendation”), if both of the following conditions are met:

(i)  the Seller Stockholder Approval shall not have been obtained; and

(ii) the Seller Board has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Proposal, that such action is necessary in order to comply with its fiduciary obligations under applicable Law.

(g) Nothing contained in this Agreement shall prohibit Seller from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended.

Section 5.6. Employees. Buyer agrees to make offers of employment to the Business Employees. Buyer’s offer shall provide each Business Employee an election to receive cash from Buyer upon termination of employment with Seller in an amount equal to value of the Business Employee’s accrued but unused paid time off or to transfer of up to 80 hours of paid time off to use as an employee of Buyer (“ Rollover Vacation”). Business Employees will be offered the opportunity to transfer 401(k) balances to Buyer’s plan by distribution and rollover. Any Subsidiary that will no longer have employees upon completion of the transactions contemplated hereby that intends to adopt resolutions to cease participation in Seller’s ongoing 401(k) plan shall first provide notice of its intent to Buyer so that notices may be circulated to the Business Employees in a manner consistent with Law and the terms of Seller’s plans.

Section 5.7. Termination of Affiliate Agreements. At or prior to the Closing, Seller shall terminate all Affiliate Agreements, other than (a) agreements with respect to the issuance of Series C Preferred Stock (b) any Affiliate Agreement the continuation of which Buyer has requested; and (c) any Affiliate Agreement which Buyer has approved in writing to not be so terminated (collectively, the “Continuing Affiliate Agreements”).

ARTICLE 6

POST-CLOSING COVENANTS

Section 6.1. Further Assurances; Additional Agreements.

(a)  From time to time after the Closing, as and when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, and shall provide, or cause to be provided, all such further or other cooperation, in each case as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement, including, as required, to transfer or obtain Permits or provide regulatory notices. Without limiting the generality of the foregoing, Seller agrees, from time to time after the Closing, at Buyer’s request, to execute, acknowledge, and deliver to Buyer such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other documents, certifications, and further assurances, as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Transferred Assets. Each party shall bear its own costs and expenses incurred in complying with this Section 6.1(a).

(b) After the Closing, Seller shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that Seller may receive in respect of any deposit, prepaid expense, bill for services or other item that constitutes part of the Transferred Assets or relates to the Assumed Liabilities. After the Closing, Buyer shall promptly transfer or deliver to Seller cash, checks (which shall be properly endorsed) or other property that Buyer may receive in respect of any deposit,prepaid expense, bill for services or other item that constitutes part of the Excluded Assets or relates to the Excluded Liabilities. The removal of Excluded Assets, if any, by Seller from its facilities and other real property to be occupied by Buyer shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing Date. Any damage to the Transferred Assets or to the facilities resulting from such removal shall be promptly paid by Seller. Seller shall promptly reimburse Buyer for all costs and expenses, if any, incurred by Buyer in connection with any Excluded Assets not removed by Seller.

(c) After the Closing, Seller will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will work in good faith to attempt to satisfy the Excluded Liabilities in a manner that is not detrimental in any material way to any of such relationships, but in no event shall Seller be obligated to pay amounts not legally due and owing to such parties. Seller will refer to Buyer all inquiries relating to such business.

Section 6.2. General Release.

(a) Notwithstanding anything contained herein to the contrary, effective as of the Closing, in consideration of the mutual agreements contained herein, including the Purchase Price to be received by Seller, Seller, on behalf of itself and each of its past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, Representatives, investors, stockholders, members, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges Buyer, its former, present and future Affiliates, parent and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective former, present and future Representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively, the “Released Parties”) and the Business and the Transferred Assets of and from any and all manner of action or inaction, cause or causes of action, Proceedings, Liens, Contracts, promises, Liabilities, Damages (whether for compensatory, special, incidental or punitive Damages, equitable relief or otherwise), losses, fees, costs or expenses, of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, the Business or the Transferred Assets for, upon or by reason of any act, event, omission, matter or cause arising from or related to the Business, in each case arising at any time at or prior to the Closing (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of Seller under this Agreement or any Ancillary Agreement.

(b) Without limiting the generality of Section 6.2(a), with respect to the Released Claims, Seller, on behalf of itself and each Releasing Party, hereby expressly waives all rights under any Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Notwithstanding any such Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Seller, on behalf of itself and each Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which Seller or any Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein.

(c) Seller, on behalf of itself and each Releasing Party, acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of the Released Claims, but Seller, on behalf of itself and each Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.

(d) Seller, on behalf of itself and each Releasing Party, represents, warrants, covenants and agrees that such Releasing Party has not and will not assign or transfer any Released Claim or possible Released Claim against any Released Party. Seller, on behalf of itself and each Releasing Party, agrees to indemnify and hold the Released Parties harmless from any Liabilities, Damages, costs, expenses and attorneys’ fees arising as a result of any such assignment or transfer.

(e) Seller, on behalf of itself and each Releasing Party, covenants and agrees not to, and agrees to cause its Affiliates not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Proceeding of any kind whatsoever, in law or equity, in each case against the Released Parties, or any of them, with respect to any Released Claims. Seller acknowledges that the foregoing release was separately bargained for and is a key element of this Agreement.

Section 6.3. Use of Names. From and after the Closing Date, Parent and the relevant Subsidiaries shall not, and shall cause its Affiliates not to, use any words or terms (in any combination) that are identical or confusingly similar to, or a colorable imitation or dilutive of “Icagen” and the other words and terms set forth in Section 6.3 of the Disclosure Schedule in connection with Seller’s or its Affiliates’ offering, marketing or selling of any products or services. The Proxy Statement shall request any necessary approval to amend the certificate of incorporation to effect the change in Parent’s name. The Transition Services Agreement shall provide for Seller’s use of materials containing the Icagen name for a limited period of time following Closing, and any necessary email forwarding.

Section 6.4. Payment of Liabilities. From and after the Closing, Seller shall: (a) pay or otherwise satisfy in the Ordinary Course of Business (but in any event when due) all of its material Liabilities and Taxes; and (b) make payment and/or adequate provision for the payment and/or establish adequate reserves for the payment, in full, of all of the material and known Excluded Liabilities, it being understood that this Section 6.4 shall not be construed to cover any of the Assumed Liabilities.

Section 6.5. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) For a period commencing on the Closing Date and ending on (i) with respect to the officers and directors of Seller, the one year anniversary of the Closing Date and (ii) with respect to of Seller and the Subsidiaries, (x) the five (5) year anniversary of the Closing Date or (y), if any Revenue Payments have been made under the Earnout before such five (5) year anniversary, then ending on December 31, 2027 (in each case, as applicable, the “Restricted Period”), Seller (or such officers and directors, as applicable) shall not, and shall not permit any of its Affiliates (including Icagen-T) to, directly or indirectly: (i) engage in, or assist others in engaging (whether through employment, consultation, advisory services, representation on a board of directors or other similar governing body or by any financial or other investment) in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier, licensee, licensor or distributor of the Business (including any existing or former client, customer, supplier, licensee, licensor or distributor of Seller and any Person that becomes a client, customer, supplier, licensee, licensor or distributor of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, and conduct the business currently operated by Icagen-T, Inc.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit (except pursuant to a general solicitation which is not directed specifically to any Hired Employee) or hire any Hired Employee, or encourage any Hired Employee to leave such employment or hire any Hired Employee who has left such employment; provided, however, that nothing in this Section 6.5(b) shall prevent Seller or any Affiliate of Seller from hiring any employee whose employment has been terminated by Buyer without cause or who responds to a general employment advertisement placed by Seller or an Affiliate.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, customers, suppliers, vendors, licensees, licensors or distributors of the Business or potential clients, customers, suppliers, vendors, licensees, licensors or distributors of the Business for purposes of diverting their business or services from the Business.

(d) Seller agrees that it will not make or publish, verbally or in writing, any statements concerning the Business, Buyer or any of its Affiliates or any of their respective Representatives which statements are or reasonably may be construed as being injurious or inimical to the best interests of the Business, Buyer or any of its Affiliates or any of their respective Representatives, including statements alleging that the Business, Buyer or any of its Affiliates or any of their respective Representatives have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Entity (including communications made in the course of any governmental investigation). Buyer agrees that it will not make or publish, verbally or in writing, any statements concerning Seller or any of its Affiliates or any of their respective Representatives which statements are or reasonably may be construed as being injurious or inimical to the best interests of Seller or any of its Affiliates or any of their respective Representatives, including statements alleging that the Seller or any of its Affiliates or any of their respective Representatives have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Entity (including communications made in the course of any governmental investigation).

(e) If Seller or Buyer breaches, or threatens to commit a breach of, any of the provisions of this Section 6.5, the non-breaching Party shall have the following rights and remedies not subject to any limitations under Article 8, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the non-breaching Party under law or in equity:

(i) the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the non-breaching Party and that money damages may not provide an adequate remedy to the non-breaching Party; and

(ii) the right and remedy to recover from the breaching Party all monetary damages suffered by the non-breaching Party, as the case may be, as the result of any acts or omissions constituting a breach of this Section 6.5.

(f) Seller acknowledges that the restrictions contained in this Section 6.5 (i) are reasonable and necessary to protect the legitimate interests of Buyer and the goodwill, customer relationships, and Intellectual Property Rights purchased by Buyer and (ii) constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby. In the event that any covenant contained in this Section 6.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.5 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.6. Post-Closing Confidentiality.

(a) From and after the Closing, Seller shall, and shall cause its Affiliates, including Icagen-T, to, and shall instruct its and their respective Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Buyer, its Affiliates, the Business or the Transferred Assets (collectively, “Business Confidential Information”), except that Seller shall not have any obligation under this Section 6.6 with respect to any Business Confidential Information that (i) after the date of this Agreement becomes generally available to the public other than through a breach by Seller, any of its Affiliates or any of its or their respective Representatives of their respective obligations under this Section 6.6, or (ii) is provided to Seller or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Buyer.

(b) From and after the Closing, Seller shall not, and shall cause its Affiliates not to, and shall instruct its and their respective Representatives not to, use any Business Confidential Information except as permitted by Section 6.6(a) above or as expressly authorized in writing by Buyer. Seller shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, take the same degree of care to protect the Business Confidential Information that such Person uses to protect its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.

(c) Notwithstanding the foregoing, Seller shall not be in breach of this Section 6.6 as a result of any disclosure of Business Confidential Information that is required by applicable Law or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over Seller; provided, however, that Seller shall, if legally permitted, give advance notice of such compelled disclosure to Buyer, and shall cooperate with Buyer in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that Seller shall disclose only that portion of such Business Confidential Information which Seller is advised by its counsel is legally required to be disclosed.

(d) Seller agrees to accept responsibility for any breach of this Section 6.6 by any of its Affiliates or any of its or its Affiliates’ respective Representatives.

(e) From and after the Closing, Buyer shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Seller other than the Business and the Transferred Assets, its Affiliates, its debt obligations (collectively, “Seller Confidential Information”), except that Buyer shall not have any obligation under this Section 6.6 with respect to any Seller Confidential Information that (i) after the date of this Agreement becomes generally available to the public other than through a breach by Buyer, any of its Affiliates or any of its or their respective Representatives of their respective obligations under this Section 6.6 or (ii) is provided to Buyer or any of its Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Seller.

(f) From and after the Closing, Buyer shall not, and shall cause its Affiliates not to, and shall instruct its and their respective Representatives not to, use any Seller Confidential Information except as permitted by Section 6.6(e) above or as expressly authorized in writing by Seller. Buyer shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, take the same degree of care to protect the Seller Confidential Information that such Person uses to protect its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.

(g) Notwithstanding the foregoing, Buyer shall not be in breach of this Section 6.6 as a result of any disclosure of Seller Confidential Information that is required by applicable Law or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over Buyer; provided, however, that Buyer shall, if legally permitted, give advance notice of such compelled disclosure to Seller, and shall cooperate with Seller in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that Buyer shall disclose only that portion of such Seller Confidential Information which Buyer is advised by its counsel is legally required to be disclosed.

(h) Buyer agrees to accept responsibility for any breach of this Section 6.6 by any of its Affiliates or any of its or its Affiliates’ respective Representatives.

Section 6.7. Tucson Office Equipment. In the event an employee of Parent or Icagen-T accepts an offer from Buyer to relocate to North Carolina, any mobile device or computer used by such employee in the performance of the employee’s job and that is property of Parent or Icagen-T shall be treated as an additional Transferred Asset and may be used by Buyer.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by Buyer:

(a) Representations and Warranties. Each of the representations and warranties made by Seller in Sections 3.1 (Organization and Qualification), 3.2 (Authority), 3.6 (Assets; Employees), and 3.13 (Brokers), and each of the representations and warranties made by Seller in Article 3 of this Agreement that are qualified by materiality (including by a Material Adverse Effect qualifier) shall be true and correct in all respects, and each of the other representations and warranties made by Seller in Article 3 of this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as though such representation or warranty was made at and as of such time, except for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall be true and correct in the manner set forth in this Section 7.1(a) as of such particular date).

(b) Performance of Covenants. Seller shall have duly performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Certificate. Buyer shall have received a certificate signed by Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(a), (b), (c) and (d) have been satisfied.

(e) Liens. All Liens on the Transferred Assets, other than those associated with Repaid Indebtedness and Permitted Liens, shall have been released.

(f) Absence of Illegality; No Proceedings.

(i) No Law shall have been issued, enacted or promulgated by any Governmental Entity of competent jurisdiction and remain in effect that makes consummation of the transactions contemplated by this Agreement illegal or otherwise precludes, restrains, enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(ii) No Proceeding shall have been filed in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the transactions contemplated by this Agreement nor shall any such Proceeding have been overtly threatened by any Governmental Entity.

(g) Employees. At least ninety percent (90%) of the Business Employees (but in any event each of the persons listed on Schedule 7.1(g)) who shall have received offers of post-Closing employment by Buyer or an Affiliate of Buyer,: (i) shall have accepted offers of employment with Buyer or such Affiliate of Buyer, as the case may be, to commence following the Closing and shall have continued to be employed by Seller until the Closing; and (ii) shall not have (x) rescinded their acceptance of such offers, (y) given any notice or other indication that they are not willing or otherwise do not intend to be employed by Buyer or such Affiliate of Buyer, as the case may be, following the Closing, or (z) refused or given any indication that they are not willing or otherwise do not intend to execute and deliver to Buyer or such Affiliate of Buyer, as the case may be, Buyer’s standard forms of confidentiality agreement and/or invention assignment agreement and associated schedules and statements without amendment or modification thereto in any substantive respect.

(h) Closing Deliveries. Seller shall have made, or stand ready at the Closing to make, the deliveries required to be made by Seller pursuant to Section 2.7(a).

Section 7.2. Conditions to Obligation of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

(a) Representations and Warranties. Each of the representations and warranties made by Buyer in Sections 4.1 (Organization and Qualification), 4.2 (Authority), and 4.4 (Brokers), of this Agreement and each of the representations and warranties made by Buyer in Article 4 of this Agreement that are qualified by materiality shall be true and correct in all respects, and each of the other representations and warranties made by Buyer in Article 4 of this Agreement shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing as though such representation or warranty was made at and as of such time, except for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall be true and correct in the manner set forth in this Section 7.2(a) as of such particular date).

(b) Performance of Covenants. Buyer shall have duly performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c) Certificate. Seller shall have received a certificate signed by an executive officer of Buyer, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) Absence of Illegality; No Proceedings.

(i) No Law shall have been issued, enacted or promulgated by any Governmental Entity of competent jurisdiction and remain in effect that makes consummation of the transactions contemplated by this Agreement illegal or otherwise precludes, restrains, enjoins or prohibits consummation of the transactions contemplated by this Agreement.

(ii) No Proceeding shall have been filed in any court of competent jurisdiction seeking to restrain, materially delay or prohibit the consummation of any of the transactions contemplated by this Agreement nor shall any such Proceeding have been overtly threatened by any Governmental Entity.

(e) Closing Deliveries. Buyer shall have made, or stand ready at the Closing to make, the deliveries required to be made by Buyer pursuant to Section 2.7(b).

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

Section 8.1. Survival of Representations and Covenants.

(a) General Survival. Subject to Section 8.1(b) and Section 8.1(d), the representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until the date that is twelve (12) months from the Closing Date (the “General Survival Date”); provided, however, that if, at any time on or prior to the General Survival Date, any Buyer Indemnitee or Seller Indemnitee delivers to the applicable Indemnitor a written notice alleging the existence of an inaccuracy in or a breach of, or a potential inaccuracy in or a potential breach of, any such representation or warranty and asserting facts reasonably expected to establish a claim for recovery under Section 8.2 or Section 8.3, as the case may be, based on such alleged inaccuracy or breach or potential inaccuracy or breach, then the relevant representation and warranty and claim for recovery shall survive the General Survival Date until such time as such claim is fully and finally resolved.

(b) Specified Representations. Notwithstanding anything to the contrary contained in Section 8.1(a), the Specified Representations shall survive the Closing for the period in which Seller may receive payments under the Earnout, i.e. until December 31, 2027.

(c) Survival of Covenants. All covenants and agreements of the parties hereto contained herein shall survive the Closing until fully performed or complied with.

(d) Intentional Misrepresentation; Fraud. The limitations set forth in Section 8.1(a) or (b) shall not apply in the event of any intentional misrepresentation or fraud, each shall survive the Closing indefinitely.

Section 8.2. Indemnification by Seller. From and after the Closing (but subject to Section 8.1 and Section 8.4), Seller (namely, Parent and each Subsidiary) shall hold harmless and indemnify each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages which are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement, in any Ancillary Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Seller under or pursuant to this Agreement or in connection with the transactions contemplated hereby;

(b) any breach or non-fulfillment of any covenant or other obligation of or to be performed by Seller in this Agreement, in any Ancillary Agreement, or any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Seller under or pursuant to this Agreement or in connection with the transactions contemplated hereby;

(c) any Excluded Liability;

(d) any Excluded Asset and Seller’s ownership, use and operation of the Excluded Assests after Closing;

Assets after Closing;

(e) the conduct of the Business by Seller and/or any of its Affiliates, including the ownership or use of the Transferred Assets, in each case prior to the Closing; and

(f) any matter referred to in Section 8.2(f) of the Disclosure Schedule.

Section 8.3. Indemnification by Buyer. From and after the Closing (but subject to Section 8.1 and Section 8.4), Buyer shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages which are directly or indirectly suffered or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement, in any Ancillary Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Buyer under or pursuant to this Agreement or in connection with the transactions contemplated hereby;

(b) any breach or non-fulfillment of any covenant or other obligation of or to be performed by Buyer in this Agreement, in any Ancillary Agreement, or any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Buyer under or pursuant to this Agreement or in connection with the transactions contemplated hereby; and

(c) the conduct of the Business by Buyer and/or any of its Affiliates, including the ownership or use of the Transferred Assets, in each case after the Closing.

Section 8.4. Limitations.

(a) Basket.

(i) Seller shall not be required to make any indemnification payment pursuant to Section 8.2(a): (A) if the Damages associated with any individual claim, or series of related claims, are less than $15,000 (the “De Minimis Claim Amount”), it being understood that any such individual claims for amounts less than the De Minimis Claim Amount shall be taken into account in determining whether the Basket Amount has been exceeded and thereafter; and (B) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise directly or indirectly become subject, exceeds $150,000 plus 1% of the payments made under the terms of Exhibit A (the sum, the “Basket Amount”) in the aggregate. Once the total amount of such Damages exceeds the Basket Amount, then the Buyer Indemnitees shall be entitled to be indemnified and held harmless against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Basket Amount.

(ii) Buyer shall not be required to make any indemnification payment pursuant to Section 8.3(a): (A) if the Damages associated with any individual claim, or series of related claims, are less than the De Minimis Claim Amount it being understood that any such individual claims for amounts less than the De Minimis Claim Amount shall be taken into account in determining whether the Basket Amount has been exceeded and thereafter; and (B) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnitees, or to which any one or more of the Seller Indemnitees has or have otherwise directly or indirectly become subject, exceeds the Basket Amount in the aggregate. Once the total amount of such Damages exceeds the Basket Amount, then the Seller Indemnitees shall be entitled to be indemnified and held harmless against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Basket Amount.

(iii) The limitations set forth in Section 8.4(a)(i) and Section 8.4(a)(ii) shall not apply (and shall not limit the indemnification or other obligations of Seller or Buyer, as the case may be): (A) in the event of intentional misrepresentation or fraud; or (B) to material inaccuracies in or breaches of any of the Specified Representations.

(b) Liability Cap for Breaches of Representations and Warranties. Recourse by (i) the Buyer Indemnitees under Section 8.2(a) and (ii) the Seller Indemnitees under Section 8.3(a) shall, in each case, be limited to an aggregate amount equal to the Escrow Amount; provided, however, that the limitations set forth in this Section 8.4(b) shall not apply (and shall not limit the indemnification or other obligations of Seller or Buyer, as the case may be): (A) in the event of intentional misrepresentation or fraud; or (B) to material inaccuracies in or breaches of any of the Specified Representations.

(c) Overall Liability Cap. Except in the event of intentional misrepresentation or which Buyer may be liable to Seller Indemnitees, under this Article 8 exceed the greater of (A) the Base Consideration and (B) the amount paid under the terms of Exhibit A.

(d) Qualifications. For purposes of Section 8.2, with respect to each representation, warranty, covenant or agreement contained in this Agreement that is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge, Seller’s Knowledge or Knowledge of Seller), any such qualification shall be disregarded for purposes of determining whether a breach of or inaccuracy in such representation, warranty, covenant or agreement has occurred and for purposes of calculating the amount of any Damages that is subject to indemnification hereunder.

(e) Representations Not Limited. Seller agrees that the Buyer Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Article 8 relating to the representations, warranties, covenants and obligations of Seller are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Buyer Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Buyer Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Buyer Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Buyer Indemnitee or any Representative of any Buyer Indemnitee or through disclosure by Seller or any other Person (other than by specific inclusion in the Disclosure Schedule), and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

(f) Insurance. The amount of any Damages subject to indemnification under Section 8.2 and Section 8.3 shall be calculated net of any insurance proceeds actually recovered by the applicable Indemnitee for such Damages, net of all reasonable and documented costs of recovery (including any increased insurance premiums directly attributable to any such insurance recovery). Each Indemnitee shall use, and shall cause its Affiliates to use, commercially reasonable efforts (which the parties agree does not require any party to commence any litigation or other Proceedings) to seek recovery under all insurance policies covering such Damages to the same extent as it would if such Damages were not subject to indemnification hereunder. In the event that an insurance recovery is made by an Indemnitee with respect to any Damages for which such Indemnitee has been indemnified hereunder and such insurance recovery would result in duplicative recovery by such Indemnitee, then a refund equal to the aggregate amount of the insurance recovery shall be made promptly by such Indemnitee to the applicable Indemnitor, net of all reasonable and documented costs of recovery.

Section 8.5. No Contribution. Seller waives, and Seller acknowledges and agrees that Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against Buyer in connection with any indemnification obligation or any other Liability to which Seller may become subject under or in connection with this Agreement, any Ancillary Agreement or any other agreement, document, certificate or instrument entered into or delivered by or on behalf of Seller under or pursuant to this Agreement or in connection with the transactions contemplated hereby. Effective as of the Closing, Seller expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Buyer.

Section 8.6. Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person, other than a party hereto, of any claim or Proceeding (whether against Buyer, Seller or any other Person) with respect to which Seller or Buyer, as he case may be (each, an “Indemnitor”), may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 8.2 or Section 8.3, as the case may be (a “Third Party Claim”), the Indemnitor shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Indemnitee unless: (A) the Response Notice fails to specify that the Indemnitor desires to assume control of the defense of such Third Party Claim and does not acknowledge the Indemnitor’s obligation to indemnify the Indemnitee in respect of such Third Party Claim; (B) the Third Party Claim is in respect of any matter involving criminal liability or asserts fraud of an Indemnitee; (C) the Third Party Claims seeks Damages in excess of one hundred fifty percent (150%) of the amount for which the Indemnitor may be liable under this Agreement; (D) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim; (E) the Indemnitee is also a party to such Third Party Claim and the Indemnitee has been advised in writing by outside counsel that there are one or more legal defenses available to the Indemnitee that are different from or in addition to those available to the Indemnitor; (F) the Indemnitor has failed or is failing to reasonably prosecute or defend such Third Party Claim; (G) such Third Party Claim involves any Governmental Entity as a party thereto; or (H) the Third Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnitee or any of its Affiliates (other than equitable relief that is ancillary to claim for monetary damages). If the Indemnitor so proceeds with the defense of any such Third Party Claim:

(i) subject to the other provisions of this Article 8, all reasonable expenses relating to the defense of such Third Party Claim shall be borne and paid exclusively by the Indemnitor;

(ii) the Indemnitee shall make available to the Indemnitor any documents and materials in his, her or its and in his, her or its Affiliates’ possession or control that may be necessary to the defense of such Third Party Claim; provided, however, that any confidential or privileged materials shall not be disclosed by the Indemnitee other than as needed for such defense, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnitee with respect to such information;

(iii) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim; provided, however, that the Indemnitee will be entitled to participate in any such defense with separate co-counsel at the expense of the Indemnitor if: (x) so requested by the Indemnitor to participate or (y) based on the advice of counsel to the Indemnitee, a conflict or potential conflict between the Indemnitee and the Indemnitor exists that would make such separate representation advisable; provided further, however, that the Indemnitor shall not be required to pay for more than one (1) such counsel (plus any appropriate local counsel) for all Indemnitees in connection with such Third Party Claim; and

(iv) the Indemnitor may not settle, adjust or compromise such Third Party Claim without the consent of the Indemnitee (it being understood that if the Indemnitor requests that the Indemnitee consent to a settlement, adjustment or compromise, the Indemnitee shall not unreasonably withhold or delay such consent); provided, however, that no such consent shall be required if: (x) there is no finding or admission of any violation of Law or suggestion of any wrongdoing on behalf of the Indemnitee; (y) each Indemnitee that is a party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim, without prejudice; and (z) as a result of such settlement, adjustment or compromise, no injunctive or other equitable relief will be imposed against the Indemnitee.

(b) If the Indemnitor does not elect or is not entitled to proceed with the defense of any such Third Party Claim, the Indemnitee shall proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnitor; provided, however, that the Indemnitee may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Indemnitor (which consent may not be unreasonably withheld or delayed). An Indemnitee shall give the applicable Indemnitor prompt notice of the commencement of any such Third Party Claim against the Indemnitee; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitor under this Article 8 (except to the extent such failure materially prejudices the defense of such Third Party Claim).

Section 8.7. Indemnification Claim Procedure.

(a) If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article 8 or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on fraud or intentional misrepresentation), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the applicable Indemnitor (and, in the case the Notice of Claim is delivered by a Buyer Indemnitee, to the Escrow Agent, to the extent funds remain in the Escrow Account). Each Notice of Claim shall: (i) state that such Indemnitee believes in good faith that such Indemnitee is or may be entitled to indemnification, compensation or reimbursement under this Article 8 or is or may otherwise be entitled to a monetary remedy; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate amount of the actual and potential Damages that the Indemnitee believes have arisen and may arise as a result of such facts and circumstances (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) During the twenty (20)-day period commencing upon delivery by an Indemnitee to the applicable Indemnitor of a Notice of Claim (the “Claim Dispute Period”), the applicable Indemnitor may deliver to the Indemnitee who delivered the Notice of Claim (and, in the case the Notice of Claim was delivered by a Buyer Indemnitee, to the Escrow Agent, to the extent funds remain in the Escrow Account) a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount (such agreed portion, the “Agreed Amount”) is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Notice of Claim relates to a Third Party Claim, the Response Notice shall also specify whether or not the Indemnitor desires to assume control of the defense of such Third Party Claim. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnitor’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnitor asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) is referred to in this Agreement as the ” Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If no Response Notice is delivered prior to the expiration of the Claim Dispute Period, then the Indemnitor shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c) If: (i) the Indemnitor delivers a Response Notice agreeing that the full Claimed Amount is owed to the Indemnitee; or (ii) the Indemnitor does not deliver a Response Notice during the Claim Dispute Period, then, within three (3) Business Days following the receipt of such Response Notice by the Indemnitee (or, in the case the Notice of Claim was delivered by a Buyer Indemnitee, by the Escrow Agent) or within three (3) Business Days after the expiration of the Claim Dispute Period, as the case may be, the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the full Claimed Amount (or, in the case the Notice of Claim was delivered by a Buyer Indemnitee and funds remain in the Escrow Account, the Escrow Agent shall release to the applicable Buyer Indemnitee from the Escrow Account an amount in cash equal to the full Claimed Amount (or such lesser amount as may remain in the Escrow Account)); provided, however, that, in the case the Notice of Claim was delivered by a Buyer Indemnitee and to the extent the funds in the Escrow Account are insufficient to cover the Claimed Amount, Seller shall promptly pay to the applicable Buyer Indemnitee the amount by which the Claimed Amount exceeds the remaining funds in the Escrow Account.

(d) If the Indemnitor delivers a Response Notice during the Claim Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then within three (3) Business Days following the receipt of such Response Notice, the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the Agreed Amount (or, in the case the Notice of Claim was delivered by a Buyer Indemnitee and funds remain in the Escrow Account, the Escrow Agent shall release to the applicable Buyer Indemnitee from the Escrow Account an amount in cash equal to the Agreed Amount (or such lesser amount as may remain in the Escrow Account)); provided, however, that, in the case the Notice of Claim was delivered by a Buyer Indemnitee and to the extent the funds in the Escrow Account are insufficient to cover the Agreed Amount, Seller shall promptly pay to the applicable Buyer Indemnitee the amount by which the Agreed Amount exceeds the remaining funds in the Escrow Account.

(a) If the Indemnitor delivers a Response Notice during the Claim Dispute Period indicating that there is a Contested Amount, the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Indemnitor resolve such dispute, a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Indemnitor. Within three (3) Business Days following the execution of such settlement agreement (or such shorter period of time as may be set forth in the settlement agreement), the Indemnitor shall pay to the applicable Indemnitee an amount in cash equal to the Stipulated Amount (or, in the case the Notice of Claim was delivered by a Buyer Indemnitee and funds remain in the Escrow Account, Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the applicable Buyer Indemnitee from the Escrow Account an amount in cash equal to the Stipulated Amount (or such lesser amount as may remain in the Escrow Account)); provided, however, that, in the case the Notice of Claim was delivered by a Buyer Indemnitee and to the extent the funds in the Escrow Account are insufficient to cover the Stipulated Amount, Seller shall promptly pay to the applicable Buyer Indemnitee the amount by which the Stipulated Amount exceeds the remaining funds in the Escrow Account.

(b) In the event that there is a dispute relating to any Notice of Claim or any Contested Amount (whether it is a matter between any Indemnitee, on the one hand, and the applicable Indemnitor, on the other hand, or it is a matter that is subject to a Third Party Claim brought against any Indemnitee), that remains unresolved after application of the terms of this Section 8.6, such dispute shall be settled in accordance with Section 11.8.

Section 8.8. Setoff. In addition to Section 8.6 and any rights of setoff or other similar rights that Buyer or any of the other Buyer Indemnitees may have at common law or otherwise, Buyer shall have the right to withhold and deduct from any sum that is or may be owed to Seller hereunder: (a) any amount that is payable by Seller to Buyer under Section 2.9(d) but has not yet been paid; (b) any amount that is otherwise payable by Seller to any Buyer Indemnitee under this Article 8 but has not yet been paid; and (c) any amount with respect to which there is a dispute as to whether such amount is payable by Seller to Buyer or any Buyer Indemnitee under this Agreement upon final determination of such dispute that payment is to be made by Seller by a court from which no appeal can be made.

Section 8.9. Exercise of Remedies Other Than by Buyer or Seller.

(a) No Buyer Indemnitee (other than Buyer or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

(b) No Seller Indemnitee (other than Seller or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Seller or any successor thereto or assign thereof, as the case may be, shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 8.10. Escrow Release.

(a) If the funds remaining in the Escrow Account, including any interest accrued or income otherwise earned thereon (the “Escrow Balance”), as of the (1) date that is ninety (90) days after the Closing Date (the “Initial Escrow Release Date”) exceed the aggregate dollar amount, as of the Initial Escrow Release Date, of Claimed Amounts and Contested Amounts associated with all indemnification claims contained in any Notice of Claim delivered by a Buyer Indemnitee that have not been finally resolved and paid prior to the Initial Escrow Release Date in accordance with Section 8.6 (each, an “Unresolved Escrow Claim” and the aggregate dollar amount of such Claimed Amounts and Contested Amounts as of the Initial Escrow Release Date being referred to as the “Initial Pending Claim Amount”), then Buyer and Seller shall, within three (3) Business Days following the Initial Escrow Release Date , deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to Seller the lesser of (i) Five Hundred Thousand Dollars ($500,000) and an amount equal to the Escrow Balance minus the Initial Pending Claim Amount and (2) General Survival Date exceed the aggregate dollar amount, as of the General Survival Date, of Claimed Amounts and Contested Amounts associated with all indemnification claims contained in any Notice of Claim delivered by a Buyer Indemnitee that have not been finally resolved and paid prior to the General Survival Date in accordance with Section 8.6 (each, an “Unresolved Escrow Claim” and the aggregate dollar amount of such Claimed Amounts and Contested Amounts as of the General Survival Date being referred to as the “Pending Claim Amount”), then Buyer and Seller shall, within three (3) Business Days following the General Survival Date, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account an amount equal to the Escrow Balance minus the Pending Claim Amount to Seller.

(b) Following the General Survival Date, if an Unresolved Escrow Claim is finally resolved by a court from which no appeal can be taken, Buyer and Seller shall, within three (3) Business Days after the final resolution of such Unresolved Escrow Claim, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account: (i) to the applicable Buyer Indemnitee an amount determined in accordance with Section 8.6, and (ii) to Seller an amount equal to the amount (if any) by which the amount of funds remaining in the Escrow Account, including any interest accrued or income otherwise earned thereon, as of the date of resolution of such Unresolved Escrow Claim exceeds the aggregate amount of the remaining Pending Claim Amount.

Section 8.11. Exclusive Remedy. Except: (a) for equitable relief, to which any party hereto may be entitled pursuant to this Agreement; (b) for Damages resulting from or arising out of fraud or intentional misrepresentation; and (c) as otherwise expressly provided in this Agreement, after the Closing the indemnification provided in this Article 8 shall be the sole and exclusive remedy of the parties for monetary damages for any breach of any representation, warranty or covenant contained in this Agreement.

ARTICLE 9

TAX MATTERS

Section 9.1. Transfer Taxes. Seller shall pay all transfer, documentary, value added sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) resulting from the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”). Seller shall file, at Seller’s expense, any required Transfer Tax filings, provided that Buyer shall join in any such filing if required by applicable Law. Each of Buyer and Seller shall also provide the other with any exemption certificate or its equivalent to support any reasonable exemption from sales taxes claimed in respect of the Transferred Assets.

Section 9.2. Cooperation. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, and their Affiliates’ respective officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Each of Buyer and Seller recognize that the other may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by it, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer and Seller each agree: (a) to properly retain and maintain such records until such time as Buyer and Seller agree in writing that such retention and maintenance is no longer necessary; and (b) to allow the other party and its respective agents, auditors and representatives, at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as such party or its agents, auditors or representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party.

ARTICLE 10

TERMINATION

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Seller, by written notice from Seller to Buyer, if the Closing shall not have occurred on or before April 10, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to Seller if the failure of Seller to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such failure to act constitutes a breach of the Agreement provided, however that in the event that the SEC has not permitted the filing of a Definitive Proxy Statement by March 11, 2020 then at the option of Buyer given by notice to Seller on the business day following such date, this Agreement shall terminate or the Outside Date shall be extended to May 11, 2020;

(c) by Buyer, by written notice from Buyer to Seller, (i) if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Buyer if the failure of Buyer to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and such failure to act constitutes a breach of the Agreement or (ii) in the event that the SEC has not permitted the filing of a Definitive Proxy Statement by March 11, 2020;

(d) by Seller, by written notice from Seller to Buyer, if: (i) there exists a breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement such that the condition set forth in Section 7.2(a) is not capable of being satisfied; or (ii) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 7.2(b) is not capable of being satisfied and, in the case of clauses (i) and (ii), such breach is incapable of being cured or, if capable of being cured, is not cured by Buyer prior to the earlier of: (x) twenty (20) days after receipt of written notice thereof from Seller or (y) the Outside Date;

(e) by Buyer, by written notice from Buyer to Seller, if: (i) there exists a breach of or inaccuracy in any representation or warranty made by Seller in this Agreement such that the condition set forth in Section 7.1(a) is not capable of being satisfied; or (ii) Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by it such that the condition set forth in Section 7.1(b) is not capable of being satisfied and, in the case of clauses (i) and (ii), such breach is incapable of being cured or, if capable of being cured, is not cured by Seller prior to the earlier of: (x) twenty (20) days after receipt of written notice thereof from Buyer or (y) the Outside Date;

(f) by Buyer, by written notice from Buyer to Seller, if, after the date of this Agreement, there shall have occurred a Material Adverse Effect;

(g) by Buyer, by written notice from Buyer to Seller, or Seller, by written notice from Seller to Buyer, if: (i) any Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; or (ii) any Governmental Entity shall have enacted, issued or promulgated any Law which has the effect of making consummation of the transactions contemplated by this Agreement illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement; or

(h) by either Buyer or Seller, if at the Seller’s Stockholder Meeting (including any adjournment or postponement), the requisite stockholder approval shall not have been obtained (provided, that the right to terminate this Agreement under this Section 10.1(h) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill any of its obligations under this Agreement); or

(i) by Seller, if Seller Board determines to accept a Superior Proposal.

Section 10.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.1, other than under Section 10.1(h) or Section 10.1(i), this Agreement shall forthwith become null and void and have no further effect, and there shall be no Liability or obligation on the part of Buyer, Seller, any of their respective Affiliates, or any of their respective officers, directors, equityholders, managers or partners, and all rights and obligations of the parties hereunder shall cease; provided, however, that notwithstanding the foregoing: (a) the provisions of (i) the Confidentiality Agreement and (ii) this Section 10.2 and Article 11 (except for Section 11.5) shall survive the termination of this Agreement and shall continue in full force and effect in accordance with their terms; and (b) nothing herein shall relieve any party hereto from liability for Damages incurred or suffered by the other party hereto as a result of any knowing and willful breach by such party of any of its covenants or other agreements set forth in this Agreement prior to the time of such termination.

(b) If this Agreement is terminated pursuant to Section 10.1(h), and there is not then an Acquisition Proposal that has been publicly disclosed, in order to compensate Buyer for the effort and expense incurred in pursuing a Transaction and to induce Buyer to enter into this Agreement, Seller agrees to pay Buyer $500,000 and, effective upon receipt of such payment, Seller shall be released from any claim for breach of this Agreement related to the failure to obtain stockholder approval.

(c) If this Agreement is terminated pursuant to Section 10.1(i), or, if an Acquisition Proposal has been publicly disclosed, this Agreement is terminated pursuant to Section 10.1(h), in order to compensate Buyer for the effort and expense incurred in pursuing a Transaction and to induce Buyer to enter into this Agreement, Seller agrees to pay Buyer $1,000,000 and, effective upon receipt of such payment, Seller shall be released from any claim for breach of this Agreement related to Seller’s acceptance of the Superior Proposal to the extent it was unsolicited under the terms of Section 5.5 hereof. The Parties agree that payment of the $1,000,000 shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, provided it has been validly terminated under Section 10.1(h) or (i), constitute the sole and exclusive remedy of the Buyer following the termination of this Agreement, it being understood that in no event shall Seller be required to pay the amounts payable pursuant to this Section 10.2 on more than one occasion and following payment of the fee (x) Seller shall have no further liability to Buyer in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Seller giving rise to such termination, or the failure of the contemplated transactions to be consummated, (y) neither Buyer nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Seller or seek to obtain any recovery, judgment or damages of any kind against Seller (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the contemplated transactions to be consummated and (z) the Buyer shall be precluded from any other remedy against Seller and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the contemplated transactions to be consummated

ARTICLE 11

MISCELLANEOUS

Section 11.1. Publicity.

(a) None of the parties will make, issue or release (and none of the parties will cause or permit any of its Representatives, to make, issue or release) any public or industry announcement, statement or acknowledgment with respect to this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, the Purchase Price or any other material terms of this Agreement or any of the transactions contemplated hereby, except by mutual consent of Buyer and Seller and except as required by any Law (it being understood that prior to making any such announcement, statement or acknowledgment as required by any Law, Buyer and Seller will consult with each other with respect to the content thereof).

(b) Seller shall, and shall cause its Affiliates to, and shall instruct its and their respective Representatives to, hold in confidence the existence of this Agreement, the Ancillary Agreements, and the terms hereof and thereof, and each such Person shall not disclose any such information to any other Person; provided, however, that such Person may disclose any such information: (i) that after the date of this Agreement becomes generally available to the public other than through a breach by Seller, any of its Affiliates or any of its or their respective Representatives of their respective obligations under this Section 11.1(b); (ii) to its tax, accounting or legal Representatives who have a need to know such information and are informed of the confidential nature of such information; (iii) as required by applicable Law, by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Person; or (iv) with Buyer’s prior written consent.

Section 11.2. Amendment and Waiver. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made only by a written instrument signed by the parties hereto, and compliance with any covenant or provision set forth herein may be omitted or waived only by a written instrument signed by the party against whom enforcement of such omission or waiver is sought. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

Section 11.3. Entire Agreement; Third Party Beneficiaries. This Agreement (including the Disclosure Schedule and the other documents and instruments referred to herein) and the Ancillary Agreements: (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement is not superseded and is expressly understood and agreed to apply to all parties hereto as well as all parties thereto and is further expressly understood and agreed to apply for all purposes of this Agreement as well as for evaluation and consideration of this Agreement; and (b) except as expressly provided herein, are not intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies whatsoever. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule and the other documents and instruments referred to herein (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a representation or warranty), the statements in the body of this Agreement will control.

Section 11.4. Assignment; Binding Effect; No Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party hereto; provided, however, that without such prior written consent: (a) Buyer may assign its rights and/or delegate its obligations under this Agreement or any Ancillary Agreement (in whole but not in part) to any Affiliate of Buyer; and (b) any or all of the rights and interests and/or obligations of Buyer under this Agreement or any Ancillary Agreement: (i) may be assigned and/or delegated to any purchaser of all or substantially all of the assets of Buyer related to the Transferred Assets (whereupon, subject to compliance with Section 2.4 of Exhibit A hereto, Buyer shall cease to have any further liabilities or obligations hereunder and thereunder); and (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Buyer or any of its Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

Section 11.5. Specific Performance and Other Remedies. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other party, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, the parties hereto acknowledge that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other party or to specific performance of the terms hereof, without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at law or equity. Neither party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable with respect to any breach of this Agreement.

Section 11.6. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 11.7. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 11.7, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first Business Day after the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 11.7 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(A) if to Seller, to:

Icagen-T Inc.
2090 E. Innovation Park Drive
Oro Valley, AZ 85755
Attention: Richie Cunningham

Email: rcunningham@icagen.com

With a copy to:

Leslie Marlow
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174

Email: lmarlow@gracinmarlow.com

(B) if to Buyer, to:

Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Blvd., Suite 110
San Diego, CA 92121
Attn: Chief Financial Officer

[By intention, no facsimile number is provided]
Email: mkorenberg@ligand.com

With a copy to:
Ligand Pharmaceuticals Incorporated
3911 Sorrento Valley Blvd., Suite 110
San Diego, CA 92121
Attn: General Counsel
[By intention, no facsimile number is provided]

Email: cberkman@ligand.com

Section 11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflicts of law doctrines).

Section 11.9. Submission to Jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (and each such party shall not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each party hereto, for itself and its successors and assigns and in respect to its property, hereby irrevocably submits with regard to any such Proceeding, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party, for itself and its successors and assigns, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Proceeding: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) such Proceeding in any such court is brought in an inconvenient forum; (ii) the venue of such Proceeding is improper; and (iii) this Agreement, any of the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 11.10. Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word “including” and its derivatives means “without limitation” and its derivatives, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. References to Sections or Articles are to the Sections and Articles of this Agreement, unless otherwise specified. As used in this Agreement, the term “commercially reasonable efforts” shall not include any obligation of Buyer to expend money (other than nominal amounts), commence or participate in any judicial or administrative action, proceeding or investigation or grant any material accommodation (financial or otherwise) to any Person. No investigation or knowledge of Buyer in any way affects the representations, warranties, covenants and obligations of the Seller in this Agreement or the rights and remedies that may be exercised by the Buyer Indemnitees with respect thereto. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference in this Agreement to any legal term for any Law, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than the United States be deemed to include that legal concept or thing in that other jurisdiction which most nearly approximates that United States legal term (in addition to any other analogous legal concept or term specified). Any capitalized terms used in any schedule (including the Disclosure Schedule) or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in Seller’s industry or in general commercial usage). Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Time is of the essence in the performance of the parties’ respective obligations under this Agreement. Any item disclosed in any particular section or subsection of the Disclosure Schedule shall be deemed to be disclosed in any other section or subsection of the Disclosure Schedule if the relevance of such item to the other section or subsection is readily apparent on the face of such disclosure.

Section 11.11. “Seller” Joint and Several. The representations, warranties, covenants and agreements of Parent and each Subsidiary, the entities defined as the singular “Seller”, are given, made or entered into, as applicable, jointly and severally.

Section 11.12. Expenses. Each of the parties hereto will bear all legal, accounting, and other fees and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 11.13. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

Section 11.14. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH PROCEEDING; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15. Buyer’s Parent Guaranty. Ligand Pharmaceuticals Incorporated (“Guarantor”) agrees with Seller as follows:

(a) The Guarantor hereby unconditionally and irrevocably guarantees to each Selling Stockholder the payment and performance when due of all covenants, obligations and liabilities of Buyer arising under this Agreement at or after the Closing (collectively, the “Obligations”). Seller will have recourse against the Guarantor for payment of the Obligations at any time after the Obligations, or any part thereof, have not been paid in full when due or performed when required by this Agreement, as if the Obligations were directly those of the Guarantor.

(b) The Obligations shall survive any termination of this Agreement and cannot be transferred or assigned by the Guarantor. The Guarantor acknowledges and agrees that the Obligations are continuing, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged, diminished, limited or otherwise affected by (and the Guarantor hereby consents to or waives, as applicable, to the fullest extent permitted by applicable Law):

(i) any change in the existence, structure, constitution, name, objects, powers, organization, share capital, constituent documents, business, shareholders, directors or management of the Buyer or the Guarantor;

(ii) any amalgamation, merger or consolidation of either the Buyer or the Guarantor into or with any other Person, or any sale, lease or transfer of all or any of the assets of either the Buyer or the Guarantor to any other Person;

(iii) any lack or limitation of power, incapacity or disability on the part of either Buyer or Guarantor or any of their respective directors, officers, shareholders, employees or agents, or any other irregularity, defect or informality, or any fraud, on the part of any of either Buyer or Guarantor or any of their respective directors, officers, shareholders, employees or agents with respect to any or all of the Obligations;

(iv) the insolvency, bankruptcy, reorganization, winding-up or financial condition of either Buyer or Guarantor at any time;

(v) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, liquidation, dissolution or other proceeding commenced by either Buyer or Guarantor or any other Person;

(vi) any loss or impairment of any right of either Buyer or Guarantor to subrogation, reimbursement or contribution; or

(vii) any other act or omission of any kind by either Buyer or Guarantor, whether similar or dissimilar to the foregoing, which would, but for the provisions of this Section 11.15 constitute a legal or equitable discharge, limitation or reduction of the Guarantor’s obligations under this guarantee (other than performance in full of the Obligations).

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed on the date first set forth above.

ICAGEN, INC.: By: /s/ Richard Cunningham Name: Richard Cunningham Title: Chief Executive Officer
ICAGEN CORP: By: /s/ Richard Cunningham Name: Richard Cunningham Title: Chief Executive Officer
XR PRO SCIENCES, INC.: By: /s/ Richard Cunningham Name: Richard Cunningham Title: Chief Executive Officer
CALDERA DISCOVERY, INC.: By: /s/ Richard Cunningham Name: Richard Cunningham Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ADJACENT ACQUISITION CO., LLC:

By:	/s/ Charles Berkman
	Name:	Charles Berkman
	Title:	Manager

Solely for purposes of Section 11.15:

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Charles Berkman
	Name:	Charles Berkman
	Title:	SVP, GC & Secretary

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

EARNOUT COMPUTATION SPECIFICS

The contingent earnout payments to which Seller shall be entitled shall be equal to the sum of 15% of any and all Third-Party Revenue actually received on or before December 31, 2027 by Buyer or its Affiliates and 1% of any and all Direct Revenue actually received on or before December 31, 2027 by Buyer or its Affiliates, up to a maximum combined cumulative aggregate earnout payment of $25,000,000, all as determined and defined as follows:

1. Financial Terms.

1.1 Percentage of Revenue. Buyer shall pay Seller the sum of 15% of any and all Third-Party Revenue actually received on or before December 31, 2027 by Buyer or its Affiliates and 1% of any and all Direct Revenue actually received on or before December 31, 2027 by Buyer or its Affiliates, up to a maximum combined cumulative aggregate earnout payment of $25,000,000. Seller shall have no entitlement to receive any earnout payments (a) other than as a percentage of Revenue, or (b) in respect of any Revenue to the extent any earnout payment in excess of a cumulative aggregate earnout payment of $25,000,000 would be indicated, or (c) in respect of any Revenue to the extent any Revenue actually received by Buyer or its Affiliates on or after January 1, 2028 would be indicated. Neither Buyer nor any of its Affiliates shall structure the consideration or compensation that it receives or is entitled to receive, in such a way as to avoid, reduce, or delay in an unreasonably contrived way any payment that would otherwise be due to Seller under the Asset Purchase Agreement.

1.2 Quarterly Revenue Payments Reports. Buyer agrees to, within 45 calendar days after the conclusion of the calendar quarter in which any Revenue is first received and after the conclusion of each successive calendar quarter until the fourth quarter of 2027 deliver to Seller a Revenue Payments report. Each Revenue Payments report shall be accompanied by the Revenue Payments due. (It is understood that even if Buyer fails to provide a written Revenue Payments report as to a calendar quarter, the Revenue Payment is nonetheless due 45 calendar days following the conclusion of the calendar quarter.)

1.3 Taxes. Amounts paid hereunder shall be treated for tax purposes as consideration for the assets acquired under the Asset Purchase Agreement. Section 9.1 of the Asset Purchase Agreement shall apply to any transfer taxes imposed on the payments.

1.4 Setoff. If at the time a Revenue Payment is due, either (i) a liquidated amount arising under the Asset Purchase Agreement or another ancillary agreement is due from Seller to Buyer, or (ii) Buyer has incurred and paid expenses or judgments arising from the failure of Section 3.12(h) of the Asset Purchase Agreement to be true and correct (disregarding the words “to the Knowledge of Seller” in such Section 3.12(h) and without regard to the date of a third party claim), then Buyer may apply the Revenue Payment to the amounts due from Seller, or the amount of expenses or judgments paid, up to the maximum of the amount due.

2. Other Provisions.

2.1 Records.

(a) Maintenance. Buyer agrees to keep (and Buyer agrees to cause its Affiliates to keep) complete and accurate books and records pertaining to such Person’s Revenue (in sufficient detail to confirm the accuracy of Revenue Payment calculations made hereunder for a period of at least three years after the relevant payment is owed to Seller pursuant to this Agreement.

CONFIDENTIAL

(b) Records Examination (“Audit”). Buyer agrees to (and agrees to cause each Affiliate of Buyer to) upon written request of Seller permit its relevant books and records to be examined no more than once per calendar year by an independent certified public accountant from a nationally or regionally recognized accounting firm selected by Seller (and reasonably acceptable to Buyer) to verify the accuracy of the Revenue Payments, upon written notice given at least 10 days in advance. Any such auditor shall enter into a reasonable and customary confidentiality agreement before commencing any such audit, including restrictions on dissemination of material non-public information, and shall not disclose Buyer’s confidential information to Seller. Such examination is to be made during normal business hours and may cover the relevant books and records for Revenue in any calendar year ending not more than three years before the date of such request, but only for those periods that have not been subject to a prior examination. Such examination shall be at the expense of Seller, except in the event that the results of the examination reveal an underpayment of Revenue Payments by Buyer of 5% or more over the period being examined, in which case the reasonable costs and expenses of such examination shall be paid (or reimbursed to Seller, if such amounts have already been paid) by Buyer. If the examination establishes that Buyer underpaid any amounts due hereunder, then Buyer agrees to pay to Seller such deficiency within 20 days after Buyer’s receipt of a written report thereof, including interest thereon at a rate of 6.00% per annum simple interest from the date payment was due, and, if applicable pursuant to the previous sentence, the costs and expenses of the examination. The results of any such examination shall be Buyer’s confidential information.

2.2 Buyer’s Objection. If Buyer objects to the report of Seller’s auditor, it shall notify Seller promptly, and then the dispute shall be resolved under Section 2.9(c)(ii) of the Asset Purchase Agreement.

2.3 No Duty; No Guaranteed Payments. Buyer shall use Commercially Reasonable Efforts to develop and commercialize Products and/or to enter into out-licenses for the counterparty’s development/commercialization of Products or of technology that could be developed toward Products. “Commercially Reasonable Efforts” means efforts normally used by Buyer with respect to a product or technology owned by Buyer which is of similar market potential at a similar stage in the development or life of such product or technology, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product or technology, the regulatory structure involved, actual or potential profitability of the product or technology and other relevant commercial factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Product or technology, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the Product or technology and the indications and/or market(s) involved.

2.4 Acquisitions.

(a) Buyer shall not assign this Agreement or effect a consolidation with or merger into any other Person that includes the assets that are subject to this Agreement or transfer all or substantially all of its assets (if such transfer includes the assets that are subject to this Agreement) to any Person, unless the Person formed by such consolidation or into which Buyer is merged, or the Person that acquires all or substantially all of Buyer’s assets (the “Surviving Person”) shall expressly assume all Revenue Payment and other obligations under this Exhibit A.

(b) The proceeds received by Buyer or its Affiliates from a Section 2.4(a) consolidation, merger or transfer of substantially all assets shall not be considered Revenue.

CONFIDENTIAL

(c) Buyer and its Affiliates shall be relieved of all obligations for Revenue Payments upon any such Section 2.4(a) consolidation, merger or transfer of substantially all assets, and Seller shall thereafter look only to the Surviving Person, and the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Buyer under this Exhibit A with the same effect as if the Surviving Person had been named as Buyer herein.

2.5 US Dollars. Revenue amounts shall be determined from the books and records of Buyer and its Affiliates, maintained in accordance with GAAP. With respect to Revenue amounts (including constituents thereof, such as the deductions used in the computation of Net Sales) not denominated in United States Dollars, Buyer shall convert the Revenue amounts (including constituents thereof) from the applicable foreign currency into United States Dollars at the exchange rate reported in The Wall Street Journal, Eastern United States Edition, for the last trading day of the applicable calendar quarter. Based on the resulting Revenue in United States Dollars, the then applicable Revenue Payments shall be calculated.

2.6 Affiliates. Buyer is responsible and liable to Seller for all actions and omissions of Buyer’s Affiliates that would be a breach of any of Buyer’s obligations under this Exhibit A if such action were done or omitted by Buyer hereunder.

2.7 Public Announcements.

(a) Any public or nonconfidential private disclosure of Revenue Payments shall be made only with the prior consent of Buyer, which may be withheld in its sole discretion, unless a public announcement is required by Law.

(b) Notwithstanding the above, once a public disclosure has been made without violation of this Section, Seller shall be free to disclose to Third Parties any information contained in said public disclosure, without further consent, so long as such disclosure does not indicate that such information remains true and correct if in fact it is no longer true and correct.

3. Definitions. Defined terms not otherwise defined in this Exhibit A (e.g., Affiliate, Buyer, GAAP, Law, Person, Seller, Third Party) shall have the meanings ascribed to them in the Asset Purchase Agreement. In addition:

3.1 “Combination Product” means an indivisible Product containing or consisting of one or more Mono Products, together with one or more Other Active Ingredients.

3.2 “Direct Revenue” means all gross cash amounts and the cash fair market value (determined by independent appraisal) at the time of receipt of all non-cash considerations which are actually received on or before December 31, 2027 by Buyer or any Affiliate of Buyer for Net Sales.

For avoidance of doubt: consideration received by Buyer or any Affiliate of Buyer in good faith for services (whether or not formally designated as being for services) shall not be within the definition of “Direct Revenue.”

“Non-cash considerations” does not mean future contingent or liquidated obligations to pay cash (e.g., the estimated present value of future royalties, or a promissory note); it means consideration in a form such as capital stock or a cross-license received.

CONFIDENTIAL

3.3 “Mono Product” means a Product consisting solely of an active pharmaceutical ingredient, moiety or technology that could not practically have been developed or produced but for use of Seller IP, and no Other Active Ingredient.

3.4 “Net Sales” means the gross amount invoiced by Buyer or an Affiliate, or received by Buyer or its Affiliate despite the absence of an invoice, for the sale or license or other disposition of a particular Product to a Person who is not an Affiliate of Buyer, less the following deductions:

(a) Trade, cash and quantity discounts;

(b) Discounts, refunds, rebates actually taken, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price (other than such which have already diminished the gross amount invoiced), including, without limitation, Medicaid, institutional and governmental rebates (other than such which have already diminished the gross amount invoiced);

(c) Credits or allowances granted on returns or rejections of Product actually sold;

(d) Amounts invoiced for Product sales but actually written off in good faith as uncollectible (net of any recoveries on written-off debt);

(e) Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced;

(f) Any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, import, export, sales, use, excise or value added taxes and customs and duties, but all only to the extent included as a separate line item (e.g., “taxes”) in the gross amount invoiced; and

(g) Any credits or allowances given or made with respect to wastage replacement.

The Net Sales for Mono Products shall be calculated as aforesaid.

The Net Sales for Combination Products shall be calculated as follows:

(i) if Buyer or its Affiliate separately sells in such country or other jurisdiction, (a) a Mono Product containing as its sole active ingredient(s) the active pharmaceutical ingredient, moiety or technology (that could not practically have been developed or produced but for use of Seller IP) which is contained in such Combination Product; and (b) products containing as their sole active ingredient(s) the Other Active Ingredient(s) in such Combination Product, then the Net Sales attributable to such Combination Product shall be calculated on a Product-by-Product basis and country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is Buyer’s (or its Affiliate’s) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction and “B” is Buyer’s (or its Affiliate’s) average Net Sales price during the period to which the Net Sales calculation applies in such country or other jurisdiction, for products that contain as their sole active ingredient(s) the Other Active Ingredient(s) with the equivalent dosage as in such Combination Product;

CONFIDENTIAL

(ii) if Buyer or its Affiliate separately sells in such country or other jurisdiction such Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredient(s) the Other Active Ingredient(s) in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is Buyer’s (or its Affiliate’s) average Net Sales price during the period to which the Net Sales calculation applies for such Mono Product in such country or other jurisdiction, and “C” is Buyer’s (or its Affiliate’s) average Net Sales price in such country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product;

(iii) if Buyer or its Affiliates do not separately sell in such country or other jurisdiction such a Mono Product but do separately sell products containing as their sole active ingredient(s) the Other Active Ingredient(s) contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country or other jurisdiction and “E” is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredient(s) the Other Active Ingredient(s) with the equivalent dosage as in such Combination Product; and

(iv) if Buyer or its Affiliates do not separately sell in such country or other jurisdiction either such a Mono Product or products containing as their sole active ingredient(s) the Other Active Ingredient(s) in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by the parties in good faith based on the relative fair market value (whether or not hypothetical) of such a Mono Product and of a product containing as its sole active ingredient(s) such Other Active Ingredient(s). If the parties cannot agree on such relative value, such disagreement shall be referred to an independent accountant in accordance with the provisions of the Asset Purchase Agreement.

In the event a Product is sold as the Product component of a bundled combination of products and/or devices, the Net Sales for such Product shall be calculated in good faith by analogy to the most closely applicable of items (i)-(iv) above.

Dispositions of Products between Buyer and its Affiliates shall not be included in the calculation for Net Sales where the Products in question will be resold to an independent Third Party distributor or agent or end user by the Affiliate where such revenue received by the Affiliate from such resale is included in Net Sales. Revenue received by Buyer (or any of its Affiliates) from transactions with an Affiliate, where the Product in question is used by the Affiliate solely for such Affiliate’s internal purposes shall be included in Net Sales at a price equal to the fair market value of such transfer(s). .

3.5 “Other Active Ingredient” means, with respect to a (Combination) Product, an active pharmaceutical ingredient, moiety or technology that an independent Third Party with sufficient experience and expertise in similar medical products would reasonably determine has pharmacological activity in the cure, treatment or prevention of disease that is separate from the effect of the active pharmaceutical ingredient, moiety or technology that could not practically have been developed or produced but for use of Seller IP. Drug delivery vehicles, stabilizers, solvents, adjuvants and excipients shall not be deemed to be active pharmaceutical ingredients and their presence shall not be deemed to create a Combination Product.

3.6 “Product” means a pharmaceutical product that could not in whole or in part have been identified, selected or determined to have biologic activity or utility and/or have been developed or produced but for use of Seller IP.

CONFIDENTIAL

3.7“Revenue” means all Third-Party Revenue and all Direct Revenue.

3.8 “Revenue Payment” and “Revenue Payments,” as used herein, mean the prescribed-herein periodic payments to Seller, calculated as a percentage of Third-Party Revenue and/or as a percentage of Direct Revenue, as the case may be.

3.9 “Seller Employees” mean any employee of Seller or any of its subsidiaries that are hired by Buyer or its Affiliates

3.10 “Seller IP” is the Intellectual Property Rights of the Seller acquired under the Asset Purchase Agreement, as described on Section 3.12(a) of the Seller Disclosure Schedule to the Asset Purchase Agreement.

3.11 “Seller Portfolio” means the Seller’s unpartnered programs for the targets BCAT2, 3HIB, GYS1,cGAS, TRPML1, Nav1.9, ApoL1, any chemical library of Seller or its subsidiaries which is transferred to Buyer pursuant to the Asset Purchase Agreement (other than compounds currently commercially available or currently possessed by Buyer, as evidenced by written documentation) and any improvements, optimizations, derivatives and modifications thereto.

3.12 “Third-Party Revenue” means all gross cash amounts and the cash fair market value (determined by independent appraisal) at the time of receipt of all non-cash considerations which are actually received on or before December 31, 2027 by Buyer or any Affiliate of Buyer for:

(a) upfront payments in respect of out-licenses of, collaborations, partnerships, co-development or other similar transactions (herein “Transactions”) (i) in respect to the Seller Portfolio, (ii) in respect to Products, (iii) in respect to Seller IP or (iv) for which the Seller Employees are utilized in performing more than a de minimis amount of services;

(b) milestone payments in respect of any Transactions (i) in respect to the Seller Portfolio, (ii) in respect to Products, (iii) in respect to Seller IP or (iv) for which the Seller Employees are utilized in performing more than a de minimis amount of services;

(c) running royalties in respect of any Transactions (i) in respect to the Seller Portfolio, (ii) in respect to Products, (iii) in respect to Seller IP or (iv) for which the Seller Employees are utilized in performing more than a de minimis amount of services;

(d) payments in the nature of royalties in respect of any Transactions (i) in respect to the Seller Portfolio, (ii) in respect to Products, (iii) in respect to Seller IP or (iv)for which the Seller Employees are utilized in performing more than a de minimis amount of services;

(e) With the exception of Section 2.4 transactions, the assignment of Seller Portfolio, Product programs or of Seller IP or a significant portion of the assets acquired by Buyer from Seller and its subsidiaries; or

(f) the grant of any option for any of the foregoing.

CONFIDENTIAL

By way of non-limiting example, if any Seller Employee is named in any contract or agreement related to a Transaction, is named as an inventor or is a signatory for any intellectual property utilized or developed with respect to a Transaction, any Seller Employee signs any report required to be delivered as part of the terms of a Transaction, or is appointed to any committees established for the purposes of a Transaction then the “more than a de minimis amount of services” standard of this Section 3.12 is satisfied with respect to such Transaction. In addition, by way of non-limiting example, if the Buyer is the signatory to any agreement related to a Transaction then the “more than a de minimis amount of services” standard of this Section 3.12 is satisfied with respect to such Transaction.

For avoidance of doubt: consideration received by Buyer or any Affiliate of Buyer in good faith for services shall not be within the definition of “Third-Party Revenue”; provided that upfront payments in connection with a Transaction (i) in respect to the Seller Portfolio, (ii) in respect to Products, (iii) in respect to Seller IP or (iv) for which the Seller Employees are utilized in performing more than a de minimis amount of services shall be within the definition of “Third-Party Revenue.”

“Non-cash considerations” does not mean future contingent or liquidated obligations to pay cash (e.g., the estimated present value of future royalties, or a promissory note); it means consideration in a form such as capital stock or a cross-license received. Future contingent or liquidated obligations to pay cash shall be treated as cash consideration if and when (if prior to December 31, 2027) actually paid.

EXHIBIT B

BILL OF SALE

[________] [__], 2020

This Bill of Sale (this “Bill of Sale”) is entered into by and between Icagen, Inc., a Delaware corporation (“Parent”), Icagen Corp., a Nevada corporation, XRPro Sciences, Inc., a Delaware corporation, and Caldera Discovery, Inc., a Delaware corporation (each, a “Subsidiary”, and the Subsidiaries, together with Parent, collectively referred to as “Seller”), on the one hand, and Adjacent Acquisition Co., LLC, a Delaware limited liability company (“Buyer”), on the other hand.

WITNESSETH:

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), pursuant to which, among other things, Seller agreed to sell, assign, transfer, convey and deliver to Buyer, and Buyer agreed to purchase from Seller, all of Seller’s right, title and interest in and to the Transferred Assets.

NOW, THEREFORE, pursuant to the terms and conditions of the Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.  Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

2.  Sale of Assets. Effective as of the Closing, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, free and clear of any Liens, all of Seller’s right, title and interest in, to and under the Transferred Assets (except for the Assumed Contracts which are being conveyed to Buyer pursuant that certain Assignment and Assumption Agreement of even date herewith and for any Transferred Assets which are being conveyed to Buyer pursuant to that certain IP Assignment Agreement of even date herewith).

3.  Third-Party Consents. The terms of Section 2.5 of the Purchase Agreement are hereby incorporated by reference.

4.  Further Assurances. At any time or from time to time hereafter, Seller shall, at the reasonable request of Buyer, take all action as may be necessary to put Buyer in actual possession and operating control of the Transferred Assets, and shall execute, acknowledge and deliver such further instruments of conveyance, power of attorney, sale, transfer or assignment, and take such other actions as Buyer may reasonably request in order to more effectively consummate the transactions contemplated by this Bill of Sale.

5.  Effect of Agreement. This Bill of Sale is intended to evidence the consummation of the transactions contemplated by the Purchase Agreement and is subject to the terms and conditions set forth in the Purchase Agreement. This Bill of Sale is made without representation or warranty, except as provided in the Purchase Agreement. Nothing contained in this Bill of Sale shall be construed to supersede, limit or qualify any provision of the Purchase Agreement. To the extent there is a conflict between the terms and provisions of this Bill of Sale and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern.

6.  Counterparts. This Bill of Sale may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. A signature delivered on any counterpart by facsimile or other electronic means shall for all purposes be deemed to be an original signature to this Bill of Sale.

7.  Amendment. This Bill of Sale may not be amended or modified except by an instrument in writing signed by each of Seller and Buyer.

8.  Governing Law. This Bill of Sale shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

9.  Successors and Assigns. This Bill of Sale and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer and Seller, and their respective successors and permitted assigns.

10.  Assignment. Neither this Bill of Sale nor any of the rights, interests or obligations hereunder may be assigned by any party hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party hereto; provided, however, that without such prior written consent: (a) Buyer may assign its rights and/or delegate its obligations under this Bill of Sale (in whole but not in part) to any of its Affiliates; (b) any or all of the rights and interests and/or obligations of Buyer under this Bill of Sale: (i) may be assigned and/or delegated to any purchaser of a substantial portion of the assets of Buyer or any of its Affiliates (whereupon Buyer shall cease to have any further liabilities or obligations hereunder); and (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Buyer or any of its Affiliates; and (c) Buyer and its Affiliates shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights hereunder to any lender or lenders providing financing to Buyer or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent.

[Signature Page Follows]

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be duly executed as of the date first set forth above.

SELLER:

ICAGEN, INC.:

By:
Name:
Title:

ICAGEN CORP:

By:
Name:
Title:

XR PRO SCIENCES, INC.:

By:
Name:
Title:

CALDERA DISCOVERY, INC.:

By:
Name:
Title:

BUYER:

ADJACENT ACQUISITION CO., LLC:

By:
Name:
Title:

B-3

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

[________] [__], 2020

This Assignment and Assumption Agreement (this “Assignment and Assumption”) is entered into by and between Icagen, Inc., a Delaware corporation (“Parent”), Icagen Corp., a Nevada corporation, XRPro Sciences, Inc., a Delaware corporation, and Caldera Discovery, Inc., a Delaware corporation (each, a “Subsidiary”, and the Subsidiaries, together with Parent, collectively referred to as “Seller”), on the one hand, and Adjacent Acquisition Co., LLC, a Delaware limited liability company (“Buyer”), on the other hand.

WITNESSETH:

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), pursuant to which, among other things, Seller agreed to sell, assign, transfer, convey and deliver to Buyer, and Buyer agreed to purchase from Seller, all of Seller’s right, title and interest in and to the Assumed Contracts, and Buyer agreed to assume, perform and discharge all of the Assumed Liabilities.

NOW, THEREFORE, pursuant to the terms and conditions of the Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.  Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement.

2.  Assignment of Assumed Contracts. Effective as of the Closing, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer all of Seller’s right, title and interest in, to and under the Assumed Contracts. Effective as of the Closing, Buyer hereby accepts the foregoing assignment.

3.  Assumption of Liabilities. Effective as of the Closing, Buyer hereby assumes and agrees to pay, perform and discharge when due only the Assumed Liabilities. This Assignment and Assumption does not release Seller from any, and Seller shall remain liable for all, Excluded Liabilities.

4.  Third-Party Consents. The terms of Section 2.5 of the Purchase Agreement are hereby incorporated by reference.

5.  Further Assurances. At any time or from time to time hereafter, Seller shall, at the reasonable request of Buyer, execute, acknowledge and deliver such further instruments of conveyance, power of attorney, sale, transfer or assignment, and take such other actions as Buyer may reasonably request in order to more effectively consummate the transactions contemplated by this Assignment and Assumption.

6.  Effect of Agreement. This Assignment and Assumption is intended to evidence the consummation of the transactions contemplated by the Purchase Agreement and is subject to the terms and conditions set forth in the Purchase Agreement. This Assignment and Assumption is made without representation or warranty, except as provided in the Purchase Agreement. Nothing contained in this Assignment and Assumption shall be construed to supersede, limit or qualify any provision of the Purchase Agreement. To the extent there is a conflict between the terms and provisions of this Assignment and Assumption and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern.

7. Counterparts. This Assignment and Assumption may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. A signature delivered on any counterpart by facsimile or other electronic means shall for all purposes be deemed to be an original signature to this Assignment and Assumption.

8. Amendment. This Assignment and Assumption may not be amended or modified except by an instrument in writing signed by each of Seller and Buyer.

9. Governing Law. This Assignment and Assumption shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

10. Successors and Assigns. This Assignment and Assumption and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer and Seller, and their respective successors and permitted assigns.

11. Assignment. Neither this Assignment and Assumption nor any of the rights, interests or obligations hereunder may be assigned by any party hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party hereto; provided, however, that without such prior written consent: (a) Buyer may assign its rights and/or delegate its obligations under this Assignment and Assumption (in whole but not in part), at any time and in their sole discretion, to any of its Affiliates; (b) any or all of the rights and interests and/or obligations of Buyer under this Assignment and Assumption: (i) may be assigned and/or delegated to any purchaser of a substantial portion of the assets of Buyer or any of its Affiliates (whereupon Buyer shall cease to have any further liabilities or obligations hereunder); and (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Buyer or any of its Affiliates; and (c) Buyer and its Affiliates shall be permitted to collaterally assign their respective rights hereunder to any lender or lenders providing financing to Buyer or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent.

[Signature Page Follows]

C-2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be duly executed as of the date first set forth above.

SELLER:

ICAGEN, INC.:

By:
Name:
Title:

ICAGEN CORP:

By:
Name:
Title:

XR PRO SCIENCES, INC.:

By:
Name:
Title:

CALDERA DISCOVERY, INC.:

By:
Name:
Title:

BUYER:

ADJACENT ACQUISITION CO., LLC:

By:
Name:
Title:

EXHIBIT D

IP ASSIGNMENT AGREEMENT

[________] [__], 2020

This IP Assignment Agreement (this “IP Assignment”) is entered into by and between Icagen, Inc., a Delaware corporation (“Parent”), Icagen Corp., a Nevada corporation, XRPro Sciences, Inc., a Delaware corporation, and Caldera Discovery, Inc., a Delaware corporation (each, a “Subsidiary”, and the Subsidiaries, together with Parent, collectively referred to as “Assignor”), on the one hand, and Adjacent Acquisition Co., LLC, a Delaware limited liability company (“Buyer”), on the other hand.

WITNESSETH:

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”), by and between Assignor and Buyer, the Assignor agreed to assign to Buyer all of its rights to the Transferred Assets that are Patents, Trademarks and registered Copyrights or Domain Names (the “Assigned IP”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties acknowledge and agree as follows:

1.  Assignment. Assignor hereby irrevocably and unconditionally conveys, transfers, assigns, and delivers to Buyer all of its right, title, and interest in and to the Assigned IP, free and clear of all Liens (other than Permitted Liens).

2.  Unassignable IP. If any of the Assigned IP cannot be assigned as a matter of law (the “Unassignable IP Rights”), Assignor hereby grants to Buyer an exclusive (without reservation), irrevocable, perpetual, worldwide, transferable, fully-paid and royalty-free license, with the right to sublicense through multiple tiers, under the Unassignable IP Rights, to fully utilize the Assigned IP in any manner without any restriction.

3.  Assistance. Assignor agrees to perform all acts that are reasonably necessary to permit and assist Buyer or its successor or assignee in perfecting and enforcing its rights in the Assigned IP.

4.  License. Assignor hereby confirms that, to the extent the Assigned IP uses or incorporates any ideas, concepts, techniques, inventions, processes, works of authorship or other intellectual property of Assignor not assigned to Buyer, (the “Background Technology”), Assignor has granted Buyer a license to such Background Technology. The scope of such license is perpetual, irrevocable, worldwide, fully-paid, royalty-free, transferable, and sublicenseable, and includes the right to use, reproduce, create derivative works of, distribute, display, and perform the Background Technology. Notwithstanding the foregoing, to the extent such prior license grant is deemed ineffective for any reason, Assignor hereby irrevocably and unconditionally grants to Buyer such license to the Background Technology.

5.  Representations and Warranties. Assignor represents and warrants that it has the full right and authority to enter into this IP Assignment and to grant the rights granted and perform its obligations hereunder, and that Assignor has not granted to any third party any security interest, option, Lien, license, or encumbrance of any nature, on the Assigned IP.

6. No Royalty Obligations. Assignor acknowledges and agrees that Buyer or its successors or assignees shall not owe Assignor any royalties or other monetary obligations with respect to any of the Assigned IP, Unassignable IP Rights, Background Technology, or any other proprietary rights related to the Business.

7. General.

(a) Governing Law. This IP Assignment shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction.

(b) Waiver; Amendment. Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This IP Assignment may not be amended, modified or supplemented except by written agreement of the parties.

(c) Severability. If any provision of this IP Assignment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this IP Assignment will remain in full force and effect. Any provision of this IP Assignment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(d) Construction. This IP Assignment was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this IP Assignment to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(e) Entire Agreement. This IP Assignment constitutes the entire agreement among the parties to this IP Assignment and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(f) Defined Terms. Capitalized terms used but not defined herein will have the respective meanings assigned to such terms in the Purchase Agreement.

(g) Counterparts. This IP Assignment may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart signature page to this IP Assignment by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

[Signature Page Follows]

D-2

IN WITNESS WHEREOF, the parties hereto have caused this IP Assignment to be duly executed as of the date first set forth above.

ASSIGNOR:

ICAGEN, INC.:

By:
Name:
Title:

ICAGEN CORP:

By:
Name:
Title:

XR PRO SCIENCES, INC.:

By:
Name:
Title:

CALDERA DISCOVERY, INC.:

By:
Name:
Title:

BUYER:

ADJACENT ACQUISITION CO., LLC:

By:
Name:
Title:

EXHIBIT E

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of ________ _, 2020, by and between Icagen, Inc., a Delaware corporation (“Seller”), to be renamed _______ and Adjacent Acquisition Co., LLC, a Delaware limited liability company (the “Company”). Capitalized terms used herein shall have the meanings given thereto in the Asset Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, Seller and the Company are parties to an Asset Purchase Agreement dated as of February 10, 2020 (the “Asset Purchase Agreement”) which requires the parties to enter into this Agreement;

NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement, each of Seller and the Company mutually covenant and agree as follows:

ARTICLE I

SERVICES PROVIDED

1.1 Transition Services. Upon the terms and subject to the conditions set forth in this Agreement, Seller will provide each of those services (hereinafter referred to individually as a “Seller Transition Service”, and collectively as the “Seller Transition Services “) set forth in Schedule A hereto to the Company during the time period specified for each such Seller Transition Service in such Schedule (hereinafter referred to collectively as the “Time Periods” for all of the Transition Services, and individually a “Time Period” for a Transition Service).

1.2 Personnel. In providing the Transition Services, the party providing such services (the “Provider”) may, as it deems necessary or appropriate, (i) use the personnel of the Provider or its affiliates, and (ii) employ the services of third parties to the extent that, and subject to the condition that, such third party services are routinely utilized to provide similar services to other businesses of the Provider or are reasonably necessary for the efficient performance of such Transition Services.

1.3 Representatives. Each of the Provider and the party receiving such services (the “Recipient”) shall nominate a representative to act as its primary contact person to coordinate the provision of all of such party’s Transition Services (collectively, the “Primary Coordinators”). Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the “Service Coordinators”). Each party may treat an act of a Primary Coordinator or Service Coordinator of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Primary Coordinator or Service Coordinator had authority to so act, provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement. Seller and the Company shall advise each other promptly (in any case no more than five (5) business days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Transition Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator or Service Coordinator is authorized to act for such party in all matters relating to this Agreement, in the case of a Primary Coordinator or, in the case of a Service Coordinator, with respect to the Transition Service for which such Service Coordinator has been designated. Seller and the Company each agree that all communications relating to the provision of the Transition Services shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators. Seller’s initial Primary Coordinator shall be ___________. The Company’s initial Primary Coordinator shall be Matthew Korenberg. For each Transition Service the Provider’s and Recipient’s initial Service Coordinator is set forth on the Schedules.

1.4 Level of Transition Services.

(a) The Transition Services shall be of substantially the same type, quality and utilization levels, and shall be provided with substantially the same degree of care and diligence, as such services had been provided prior to the closing under the Asset Purchase Agreement.

(b) A Provider shall not be required to provide a Recipient with extraordinary levels of Transition Services, special studies, training, or the like or the advantage of systems, equipment, facilities, training, or improvements procured, obtained or made after the Closing Date by such Provider.

(c) In addition to being subject to the terms and conditions of this Agreement for the provision of the Transition Services, Seller and the Company each agree that the Transition Services provided by third parties shall be subject to the terms and conditions of any agreements between the Provider and such third parties, which agreements shall be on substantially the same conditions as the Provider would enter into with such third parties for its own account, and no such agreements shall be binding on the Recipient after the term hereof without the Recipient’s express written consent. The Provider shall consult with the Recipient concerning the terms and conditions of any such agreements to be entered into, or proposed to be entered into, or amended, with third parties after the date hereof.

1.5 Limitation of Liability.

The parties hereto acknowledge and agree that the Transition Services are provided by the Provider: (i) at the request of the Recipient in order to accommodate it following the Closing, (ii) at the costs set forth on the applicable Schedule hereto and with no expectation of profit being made by the Provider thereon and (iii) with the expectation that the Provider is not assuming any financial or operational risks, including those usually assumed by a service provider, except for those risks explicitly set forth herein. Accordingly, each party agrees that, absent gross negligence or willful misconduct, the other party, its subsidiaries and affiliates and their directors, officers, employees, representatives, consultants and agents shall not be liable for any direct, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims relating to the Transition Services or each party’s performance under this Agreement. Notwithstanding anything to the contrary contained herein, in the event any Provider commits an error with respect to or incorrectly performs or fails to perform any Transition Service, at the Recipient’s request, the Provider shall use reasonable efforts and in good faith attempt to correct such error, re-perform or perform such Transition Service at no additional cost to such Recipient; provided that, absent gross negligence or willful misconduct, and assuming that the Provider uses commercially reasonable data backup processes, the Provider shall have no obligation to recreate any lost or destroyed data to the extent the same cannot be cured by the re-performance of the Transition Service in question.

1.6 Indemnity.

(a) The respective Recipient agrees to indemnify and hold the respective Provider and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (each, a “Damage” and, collectively, the “Damages”) (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based on any (i) gross negligence or willful misconduct on the part of the Recipient or (ii) the use, manufacture, sale and/or other commercialization of any work product derived from the Transition Services, provided that the indemnity in clause (ii) shall not prevent the Company from exercising any rights it may have under the Asset Purchase Agreement.

(b) The respective Provider agrees to indemnify and hold the respective Recipient and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof harmless from and against any Damages (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any gross negligence or willful misconduct on the part of the Provider.

1.7 Force Majeure. Any failure or omission by a party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such party, including but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection riot, invasion, strike or lockout; provided however that such party shall resume the performance whenever such causes are removed.

1.8 Modification of Procedures.

(a) Subject to the procedure set forth in this Section 1.8 to the extent applicable, the Provider may make changes from time to time in its standards and procedures for performing the Transition Services, provided that any such change shall be made with respect to all or a significant portion of such Provider’s business and that such change shall not interfere in any material respect with the continued provision of Transition Services. Notwithstanding the foregoing sentence, unless required by law, the Provider shall not implement any substantial changes affecting the Recipient unless the Provider gives the Recipient 10 business days (x) to accept, and adapt its operations to accommodate, such changes or (y) to reject the proposed changes. In the event the Recipient rejects a proposed change then the service shall be provided consistent with prior practice through the duration of the Term.

(b) During the term of this Agreement, the Recipient shall, within 10 business days after such plans are available, provide the Provider with a plan identifying any changes in the Recipient’s business that may affect the provision of the Transition Services in order for the Provider to provide the Transition Services to the Recipient; provided, however, that the Provider shall not be required to alter the method in which it provides the Transition Services or increase the level of such Services in any material manner except as expressly provided herein; provided, further, however, that the failure of the Recipient to provide such notice shall not alter or diminish the Provider’s obligations to provide the Transition Services on the terms set forth herein except where the failure to provide notice has materially increased the Provider’s cost or burden to provide such Transition Service.

1.9 No Obligation to Continue to Use Services; Provider to Assist in Transitioning.

(a) The Recipient shall not have any obligation to continue to use any of the Transition Services and may terminate any Transition Service by giving the Provider of such Transition Service ten (10) days prior notice thereof in accordance with the notice provisions herein.

(b) Provider shall assist the Recipient in the Recipient’s efforts in undertaking to provide for itself any Transition Services by giving the Recipient actual possession of the various documents, data and other records used or useful in the delivery of such Transition Services.

(c) The Company in its sole and absolute discretion may make offers of employment to persons providing Transition Services.

1.10 Provider Access. To the extent reasonably required for personnel of the Provider to perform the Transition Services, the Recipient shall provide personnel of the Provider with reasonable access during normal business hours (to the extent practicable) to its equipment, office space, laboratories, telecommunications and computer equipment and systems, and any other areas and equipment.

1.11 Recipient Obligations. During the term of this Agreement, the Recipient shall (i) comply with any reasonable instructions provided by the Provider that are necessary for the Provider to adequately provide the Transition Services; (ii) comply with all applicable standards and procedures applicable to such Transition Service which are in the manner generally applied by the Provider in its business; and (iii) promptly report any operational or system problem affecting, the provision of any Transition Services to the Provider. Notwithstanding the foregoing, any failure by the Recipient to perform any of the foregoing shall not alter or diminish the Provider’s obligations to provide the Transition Services on the terms set forth herein except where the failure to so perform has materially increased the Provider’s cost or burden to provide such Transition Service, or where such failure prevents the provision of the Transition Service in substantially the same manner as previously provided.

1.12 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE TRANSITION SERVICES, EXPRESS OR IMPLIED.

ARTICLE II

COMPENSATION

2.1 Consideration. As consideration for the Transition Services, the Recipient shall pay to the Provider the amount specified for each such Transition Service as set forth in the Schedules.

2.2 Invoices. After the end of each month, the Provider, together with its affiliates or subsidiaries providing Transition Services, will submit a single itemized invoice to the Recipient for all Transition Services provided to the Recipient during such month that are to be paid monthly. All invoices shall be sent to the attention of the Primary Coordinator at the address set forth in Section 5.3 hereof or to such other address as the Recipient shall have specified by notice in writing to the Provider.

2.3 Payment of Invoices.

(a) Payment of all invoices in respect of a Transition Service shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever (except that offset or deduction may be made in regard to other invoiced amounts due under this Agreement or to the extent of a dispute in good faith concerning amounts due under this Agreement), within thirty (30) days of the invoice date unless otherwise specified in the Schedule relating to such Transition Service. All payments shall be made to the account designated by the Provider to the Recipient.

(b) If any payment is not paid when due (except to the extent disputed in good faith) and the Recipient does not make such payment within thirty (30) days of receiving notice from the Provider, the Provider of the Transition Service or Transition Services that have not been timely paid for shall have the right, without any liability to the Recipient, or anyone claiming by or through the Recipient, to, following an additional ten (10) days prior written notice, immediately cease providing any or all of the Transition Services provided by the Provider to the Recipient and/or to terminate this Agreement, which right may be exercised by the Provider in its sole and absolute discretion. Notwithstanding the above, the Provider shall not cease providing any Transition Service or terminate this Agreement if such lack of payment is due to a good faith dispute, the details of which the Recipient has indicated to the Provider in writing.

ARTICLE III

CONFIDENTIALITY

3.1 Obligation. Except if compelled by a court of proper jurisdiction or as required by applicable law or stock exchange regulation, each party and its subsidiaries shall not use or permit the use of (without the prior written consent of the other party) and shall keep, and shall cause its consultants and advisors to keep, confidential all information (other than information that is in the public domain, is independently developed as evidenced by written documentation or is rightly received from a third party who is not known after reasonable inquiry by the disclosing party to be subject to a confidentiality obligation with respect to the disclosed information) concerning the other party and its subsidiaries and affiliates received pursuant to or in connection with this Agreement.

3.2 Care and Inadvertent Disclosure. With respect to any confidential information each party agrees as follows:

(a) it shall use the same degree of care in safeguarding said information as it uses to safeguard its own information which must be held in confidence; and

(b) upon the discovery of any inadvertent disclosure or unauthorized use of said information, or upon obtaining notice of such a disclosure or use from any other party, it shall take reasonable actions to prevent any other inadvertent disclosure or unauthorized use.

ARTICLE IV

TERM

4.1 Term. This Agreement shall become effective on the Closing Date and shall remain in force until the expiration of the longest Time Period specified in any Schedule hereto (the “Expiration Date”), unless all of the Transition Services are terminated by the Recipient in accordance with Section 1.9 above, or this Agreement is terminated under Section 2.3(b) prior to the Expiration Date. Notwithstanding the above, the Provider and the Recipient agree to use commercially reasonable efforts in expediting the transition of each of the Transition Services from the Provider to the Recipient.

4.2 Termination of Obligations. The Recipient specifically agrees and acknowledges that all obligations of the Provider to provide each Transition Service shall immediately cease upon the expiration of the Time Period for such Transition Service, and the Provider’s obligations to provide all of the Transition Services hereunder shall immediately cease upon the termination of this Agreement. The Recipient shall bear sole responsibility for instituting permanent services, or obtaining replacement services, in respect of any Transition Service terminated in accordance with the provisions hereof, and the Provider shall bear no liability for the Recipient’s failure to implement or obtain such service or for any difficulties in transitioning from the Transition Service to such permanent or replacement service. Notwithstanding the foregoing, in connection with the transition to one or more permanent service providers (a “Transition”), the Provider shall cooperate with all reasonable requests of the Recipient in order to effect such Transition in a timely and cost-effective manner.

4.3 Survival of Certain Obligations. Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (a) the obligations of each party under Sections 1.5, 1.6 and 1.12 and Article III and (b) the Provider’s right to receive the compensation for the Transition Services provided by it hereunder provided in Section 2.1 above incurred prior to the effective date of termination.

ARTICLE V

MISCELLANEOUS

5.1 Complete Agreement: Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

5.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

5.3 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by read receipt, voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To the Company:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

Attn: Chief Financial Officer

Email: mkorenberg@ligand.com

With a copy to:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

Attn: General Counsel

Email: cberkman@ligand.com

To Seller:

With a copy to:

5.4 Waivers. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision hereof.

5.5 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

5.6 Assignment .. This Agreement shall not be assignable, in whole or in part, directly or indirectly; provided, however, that (i) either party may assign this Agreement without the other’s consent to any of its direct or indirect subsidiaries and (ii) any party may assign this Agreement to any successor to its business, whether by merger, reorganization or otherwise; provided, further, that any such assignment shall not relieve the assignor of its obligations under this Agreement. Any attempt to assign any rights or obligations arising under this Agreement in contravention with this paragraph shall be null and void ab initio.

5.7 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.8 Third Party Beneficiaries . This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

5.9 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5.10 Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

5.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflicts of law doctrines). Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of the United States District Court for the Southern District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of San Diego, California and irrevocably waives any right to a trial by jury or any objection based upon lack of personal jurisdiction or venue.

5.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

5.13 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of buyer and seller of services nor be deemed to vest any rights, interests or claims in any third parties.

5.14 Audit. Recipient may request a certified audit of the Provider’s records pertaining to the Transition Services from the date of commencement of the Transition Services to be performed by an independent certified public accountant which (a) shall be reasonably acceptable to the Provider and (b) may not be compensated on a contingency basis or otherwise have any financial interest in the outcome of such audit. Any such audit shall be at the expense of the Recipient. Recipient may not request such an audit more than one (1) time within any twelve (12) month period with respect to any particular Transition Service. The accountant shall be required to execute a confidentiality and non-disclosure agreement if requested by Provider and shall hold all information confidential. The accountant may reveal to Recipient only the amounts of any underpayment or under reimbursement, or overbilling, as applicable. The accountant shall provide to Provider a final report of its work, including both overbilling and underpayment information. The audit shall take place during normal business hours and upon reasonable notice. In the event that the audit reveals that Provider overbilled Recipient, as the case may be, Provider shall promptly pay to Recipient the amount of such overbilling (to the extent actually paid) plus 10% interest and, in the event the audit reveals an error of 10% or more compared to the aggregate amount of Transition Services billed by Provider for the applicable 12-month period, the reasonable cost of the audit (not to exceed $15,000).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Transition Services Agreement as of the date first above written.

ADJACENT ACQUISITION CO., LLC

By:
Name:
Title:

ICAGEN, INC.

By:
Name:
Title:

Schedule A

Seller Transition Services

Part I – North Carolina transition

[Items to be discussed:

IT/Email transition; telecom; cell phones

Finance

HR/Benefits

Legal support and relationships with external IP counsel; FDA matters in process if applicable]

Immaterial contract consents not obtained for close Others TBD]

Part II – Support for Contract Fulfillment

Service	Time Period	Fee
Fulfill remaining obligations to Roche and CF that are not fulfilled from NC. Detail of the resources allocated and deliverables are described on Schedule A, Part II(a) attached.	Through December 31, 2020	$87,500 per month, prorated for any partial month

Purchase of materials and supplies necessary for contract fulfillment described in the above row	Through the same period as contract fulfillment	Reimbursement of costs and taxes incurred, as shown by invoice

Schedule A

Part II(a)

Resources and Deliverables for services to Roche and CF

EXHIBIT F

Private Bank	Confidential

Citi Preferred Custody Services

Escrow Agreement

among

Citibank, N. A.

as “Escrow Agent”

and

Adjacent Acquisition Co, LLC

(“Buyer”)

and

Icagen, Inc.

(the “Seller”)

[●]

(Account Number –Escrow Account)

Citi Escrow Agent Custody Account

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement” herein) is made this [●] day of [●], 2020 among Adjacent Acquisition Co, LLC, a Delaware limited liability company (“Buyer” herein), Icagen, Inc., a Delaware corporation (“Seller” herein), Icagen Corp., a Nevada corporation, XRPro Sciences, Inc., a Delaware corporation, and Caldera Discovery, Inc., a Delaware corporation, (each, a “Subsidiary”, and the Subsidiaries, together with Seller, collectively referred to as “Seller” herein), and CITIBANK, N.A. (the “Escrow Agent” herein). Buyer and the Seller are sometimes referred to, individually, as a “Party” and, collectively, as the “Parties” herein.

The Parties hereby appoint the Escrow Agent, and the Escrow Agent hereby accepts such appointment, with the duties and responsibilities and upon the terms and conditions provided in this Escrow Agreement and in Schedule A annexed hereto (the terms of which are incorporated herein by reference and made a part hereof as if fully set forth herein).

ARTICLE FIRST: The Parties hereby agree that the following provisions shall control with respect to the rights, duties, responsibilities, liabilities, privileges and immunities of the Escrow Agent:

a)	The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between the Parties, except as may be specifically provided in Schedule A annexed hereto. This Escrow Agreement, including Schedule A annexed hereto, sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Escrow Agreement, including Schedule A annexed hereto, or any other agreement, instrument or document. Nothing in this Escrow Agreement, including Schedule A annexed hereto, shall create a fiduciary or partnership relationship between the Escrow Agent and any of the Parties.

b)	The Escrow Agent, in acting pursuant to the terms and conditions of this Escrow Agreement, may rely upon any written instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any of the Parties, executed and confirmed by both Parties, and reasonably believed by it to be genuine without being required to determine the authenticity or validity thereof, or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order. The Escrow Agent, in acting pursuant to the terms and conditions of this Escrow Agreement, may rely upon any signature of an authorized representative of any of the Parties designated in (i) the Authorized Representative Certificate delivered by Buyer to the Escrow Agent annexed hereto as Schedule C-1 and (ii) the Authorized Representative Certificate delivered by the Seller to the Escrow Agent annexed hereto as Schedule C-2 (each, a “Designee”) to the extent such signature is reasonably believed by it to be genuine, and may assume that such Designee has been properly authorized to do so.

c)	The Parties jointly and severally, agree to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or expense (including reasonable and documented attorneys’ fees, disbursements and expenses) that the Escrow Agent may suffer or incur in connection with this Escrow Agreement and its performance hereunder, except to the extent such loss, liability, damage or expense arises from the Escrow Agent’s own fraud, willful misconduct or gross negligence as adjudicated by a court of competent jurisdiction through a final order. Notwithstanding anything to the contrary set forth herein, Buyer, on the one hand, and the Seller on the other hand, agree, solely as between themselves, that any obligation for indemnification under this subsection (c) of Article FIRST (or for reasonable and documented fees, disbursements and expenses of the Escrow Agent described in subsection (d) of Article FIRST) shall be borne by the Party or Parties determined by a court of competent jurisdiction through a final order to be responsible for causing the loss, liability, damage or expense for which the Escrow Agent is entitled to indemnification; provided, however, that if no such determination is made, then Buyer, on the one hand, and the Seller, on the other hand, shall each be responsible for fifty percent (50%) of any such losses, liabilities, damages or expenses (it being agreed and understood that, in the event that either the Seller, on the one hand, or Buyer, on the other hand, are obligated to make any payment in excess of fifty percent (50%) of any such losses, liabilities, damages or expenses, the paying Party shall be entitled to reimbursement from the non-paying Party for the amount of such excess). In no event shall the Escrow Agent be responsible for special, indirect, or consequential losses or damages of any kind whatsoever related to its performance of the services hereunder even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.

Citi Preferred Custody Services – Escrow Agent Agreement	F-2

d)	The Escrow Agent may consult with legal counsel of its selection in the event of any Escrow Agreement Dispute (as hereinafter defined) or any question as to the meaning or construction of any of the provisions hereof or its duties hereunder. If such counsel is outside legal counsel and has been selected in good faith by the Escrow Agent, then the Escrow Agent shall incur no liability to the Parties and shall be fully protected therefrom in acting in good faith in accordance with the written opinion and written instructions of such outside legal counsel that any action, or omission to take any action, by the Escrow Agent is either required by law or does not constitute a breach of this Escrow Agreement. The Parties, jointly and severally, agree to reimburse the Escrow Agent on demand for the reasonable and documented fees, disbursements and expenses of such counsel incurred by the Escrow Agent, except to the extent any such fees, disbursements and expenses shall have been finally adjudicated by a court of competent jurisdiction to have arisen from the Escrow Agent’s own fraud, gross negligence or willful misconduct.

e)	The Escrow Agent shall be under no duty to give the Escrowed Funds (as defined in Schedule A annexed hereto) any greater degree of care than it gives its own similar property, but in any event the Escrow Agent shall give the Escrowed Funds not less than reasonable care and not less than the care it gives its own similar property.

f)	The Escrow Agent shall invest and reinvest the Escrowed Funds in such a manner as directed in Schedule A annexed hereto, which may include deposits in Citibank and mutual funds advised, serviced or made available by Citibank or any of its affiliates even though Citibank or its affiliates may receive a benefit or profit therefrom. The Escrow Agent and any of its affiliates are authorized to act as counterparty, principal, agent, broker or dealer while purchasing or selling investments as specified herein. The Escrow Agent and its affiliates are authorized to receive, directly or indirectly, fees or other profits or benefits for each service, task or function performed, in addition to any fees as specified in Schedule B annexed hereto, without any requirement for special accounting related thereto.

The Parties acknowledge that non-deposit investment products are not obligations of, or guaranteed by, Citibank/Citigroup or any of its affiliates; are not FDIC insured; and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.

g)	The Escrow Agent shall have no obligation to invest or reinvest the Escrowed Funds on the day of deposit with the Escrow Agent, if all or a portion of such Escrowed Funds is deposited with the Escrow Agent after 11:00 AM Eastern Time. Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following business day in New York. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the Escrowed Funds pursuant to the terms of this Escrow Agreement. Requests or instructions received after 11:00 AM Eastern Time by the Escrow Agent to liquidate all or any portion of the Escrowed Funds will be treated as if received on the following business day in New York. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrowed Funds, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the Escrowed Funds in accordance with the terms, and subject to the conditions of this Escrow Agreement and Schedule A annexed hereto.

Citi Preferred Custody Services – Escrow Agent Agreement	F-3

h)	In the event of any disagreement between the Parties, or between them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of this Escrow Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refrain from complying with any claims or demands on it, or refrain from taking any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all Parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement between/among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by a Designee of each of the Parties. The Escrow Agent shall have the option, after thirty (30) calendar days’ notice to the Parties of its intention to do so, to file an action in interpleader requiring the Parties to answer and litigate any claims and rights between themselves. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

i)	Any court order presented under this Article FIRST shall be accompanied by a legal opinion by counsel for the presenting Party reasonably satisfactory to the Escrow Agent to the effect that said court order is final and non-appealable. The Escrow Agent shall act on such court order without further question or delay.

j)	Notice to the Escrow Agent and the Parties shall be given as provided in Schedule A annexed hereto.

k)	The Escrowed Funds shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of the Escrow Agent or any of the Parties.

l)	The Escrow Agent shall not have the right to set off or deduct from the Escrowed Funds any unpaid fees, non-reimbursed expenses or unsatisfied indemnification rights, and such Escrowed Funds shall not be used by the Escrow Agent to set off any other obligations of any of the Parties owing to the Escrow Agent.

m)	The provisions of this Article FIRST shall survive the termination or expiration of this Escrow Agreement and the removal or resignation of the Escrow Agent.

ARTICLE SECOND: The Escrow Agent shall make payments of income earned on the Escrowed Funds as provided in Schedule A annexed hereto. Each such payee shall provide to the Escrow Agent an appropriate W-9 form for tax identification number certification or a W-8 form for non-resident alien certification. Any investment income earned (or proceeds received) prior to the disbursement of the Escrowed Funds, during a calendar year period from the investment of any Escrowed Funds, shall be treated as the income of Buyer and shall be reported on an annual basis by the Escrow Agent on the appropriate Form 1099 (or Form 1042-S), as required pursuant to the Internal Revenue Code and the regulations thereunder.

a)	The Parties acknowledge that they are solely responsible for, and that neither the Escrow Agent nor any of its affiliates has any responsibility for, any Party’s compliance with any laws, regulations or rules applicable to the use of the services provided by the Escrow Agent under this Escrow Agreement, including any laws, regulations or rules in such Party’s jurisdiction or any other jurisdiction, relating to tax, foreign exchange and capital control, and for reporting or filing requirements that may apply as a result of such Party’s country of citizenship, domicile, residence or taxpaying status.

b)	The Escrow Agent, its affiliates and its employees are not in the business of providing tax or legal advice to any taxpayer outside of the Escrow Agent and its affiliates. Neither this Escrow Agreement (including Schedule A annexed hereto) nor any amendments or attachments to this Escrow Agreement are intended or written to be used, and neither can be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Citi Preferred Custody Services – Escrow Agent Agreement	F-4

ARTICLE THIRD:

a)	The Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an authorized person of each of the Parties designated in Schedule A annexed hereto. The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time by giving to each of the Parties thirty (30) calendar days’ prior written notice of resignation given as provided in Schedule A annexed hereto.

b)	Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such thirty (30)-calendar day period (in the case of each of the Escrow Agent’s removal or the Escrow Agent’s resignation), the Escrow Agent may either (i) safe keep the Escrowed Funds for the benefit of the Parties until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Escrow Agreement, or (ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent, or for other appropriate relief, and any appointment of a successor escrow agent resulting from such petition shall be binding upon the Escrow Agent and each of the Parties.

c)	Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall deliver this Escrow Agreement, including Schedule A annexed hereto, together with any and all related instruments and documents, and the Escrowed Funds then held hereunder, less the Escrow Agent’s fees, costs and expenses due to the Escrow Agent pursuant to the terms and subject to the conditions of this Escrow Agreement, to the successor escrow agent.

d)	Upon delivery of this Escrow Agreement, including Schedule A annexed hereto, together with any and all related instruments and documents, and the Escrowed Funds to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder, but shall not be discharged from any liability for actions taken as Escrow Agent under this Escrow Agreement prior to such removal or resignation.

ARTICLE FOURTH: The Escrow Agent shall receive the fees provided in Schedule B annexed hereto. . The provisions of this Article FOURTH shall survive the termination or expiration of this Escrow Agreement and the removal or resignation of the Escrow Agent.

ARTICLE FIFTH: Any modification of this Escrow Agreement or any additional obligations assumed by any party hereto shall be binding only if evidenced by a writing signed by the Escrow Agent and each of the Parties.

ARTICLE SIXTH: In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile, e-mail, telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call back to the person or persons designated in Schedule A annexed hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not reasonably satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing that is (a) signed by the Party changing its notice designation and (b) actually received and acknowledged by the Escrow Agent. The Parties agree to notify the Escrow Agent of any errors, delays or other problems within thirty (30) calendar days after receiving notification that a transaction has been executed. If it is determined that the transaction was delayed or erroneously executed as a result of the Escrow Agent’s error, the Escrow Agent’s sole obligation is to pay or refund such amounts as may be required by applicable law. Any claim for interest payable will be at the Escrow Agent’s published savings account rate in effect in New York, New York.

Citi Preferred Custody Services – Escrow Agent Agreement	F-5

ARTICLE SEVENTH:

a)	This Escrow Agreement shall be governed by the law of the State of New York in all respects, without regard to the conflicts of law principles of such state. The Escrow Agent and each of the Parties irrevocably and unconditionally submit to the jurisdiction of a federal or state court located in the Borough of Manhattan, City, County and State of New York, in connection with any proceedings commenced regarding this Escrow Agreement (including Schedule A annexed hereto) (an “Escrow Agreement Dispute”), including any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Escrow Agreement, and the Escrow Agent and each of the Parties irrevocably submit to the jurisdiction of such courts for the determination of all Escrow Agreement Disputes in such proceedings, without regard to any principles of conflict of laws, and irrevocably waive any objection to venue of inconvenient forum; provided, however, that no controversy, dispute or proceeding that is solely between the Parties shall constitute an Escrow Agreement Dispute, regardless of whether it is under, in connection with, or in relation to this Escrow Agreement.

b)	THE ESCROW AGENT AND THE PARTIES FURTHER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ESCROW AGREEMENT DISPUTE.

c)	In the event of any conflict between this Article SEVENTH and the Purchase Agreement, other than in respect of any Escrow Agreement Dispute, as between the Parties, the terms of the Purchase Agreement shall govern and control.

ARTICLE EIGHTH: This Escrow Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Escrow Agreement. Facsimile signatures or signatures delivered by other electronic means (including as a pdf attachment to electronic mail) of counterparts of this Escrow Agreement shall be deemed original signatures with all rights accruing thereto.

ARTICLE NINTH: Neither the Escrow Agent nor any of the Parties shall incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility); provided, however, that the Escrow Agent shall use commercially reasonable efforts to resume such performance or fulfillment as soon as reasonably practicable.

ARTICLE TENTH: To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds with the Escrow Agent pursuant to the terms and conditions of this Escrow Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

ARTICLE ELEVENTH: Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “E-Mail Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the E-Mail Recipient. Additional information and assistance on using the encryption technology can be found at the Escrow Agent’s Secure Email website at:

https://securemailserver.citigroup.com/index_en_us.html

or by calling (866) 535-2504 (in the United States) or (904) 954-6181 (collect calls accepted).

Citi Preferred Custody Services – Escrow Agent Agreement	F-6

ARTICLE TWELFTH: No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any of the Parties, or on behalf of any of the Parties, without the prior written consent of the Escrow Agent.

ARTICLE THIRTEENTH: Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent is a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

ARTICLE FOURTEENTH: If any provision of this Escrow Agreement, including Schedule A annexed hereto, is determined to be prohibited or unenforceable by reason of any applicable law in any jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

ARTICLE FIFTEENTH: No waiver by any party to this Escrow Agreement of any condition or of any breach of any provision of this Escrow Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Escrow Agreement.

ARTICLE SIXTEENTH: This Escrow Agreement, including Schedule A annexed hereto (and solely with respect to the Parties, the documents referenced in this Escrow Agreement and the exhibits to such documents), constitute the entire understanding and agreement of the Parties and the Escrow Agent with respect to the subject matter of this Escrow Agreement and of such documents and exhibits and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, among the Parties and the Escrow Agent with respect to such subject matter. The express terms of this Escrow Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Escrow Agreement.

ARTICLE SEVENTEENTH:

a)	For purposes of this Escrow Agreement, a “business day” shall mean any day (other than a Saturday, a Sunday or other statutory holiday) on which commercial banks are open for general business in New York City, New York.

b)	For purposes of this Escrow Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

c)	As used in this Escrow Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive.

d)	Except as otherwise indicated, all references in this Escrow Agreement to “Articles” and “Schedules” are intended to refer to the Articles of this Escrow Agreement and Schedules annexed to this Escrow Agreement.

[Signature Page Follows]

Citi Preferred Custody Services – Escrow Agent Agreement	F-7

In witness whereof, the Escrow Agent and the Parties have executed this Escrow Agreement as of the date first above written. If a date is not referenced in the opening paragraph, the date of this Escrow Agreement shall be the date this Escrow Agreement is accepted by the Escrow Agent as set forth below.

CITIBANK, N.A.
as the Escrow Agent

By:
(Signature)
Title:
Date:

Adjacent Acquisition Co, LLC as Buyer

By:
(Signature)
Title:
Date:

Icagen, Inc. as Seller

By:
(Signature)
Title:
Date:

[Signature Page to Escrow Agreement]